SCHEDULE 14A INFORMATION
Proxy Statement Pursuant To Section 14(A) of
The Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to ‘240.14a-11(c) or ‘240.14a
MERCHANTS GROUP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined) :
4)	Proposed maximum aggregate value of transaction:

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☑	Fee paid previously with preliminary materials.

☐	Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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(4)	Date Filed :

MERCHANTS GROUP, INC.
250 Main Street
Buffalo, New York 14202

MERGER PROPOSED — YOUR VOTE IS IMPORTANT

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Merchants Group, Inc., which will be held at the offices of Hodgson Russ LLP, One M&T Plaza, Suite 2000, Buffalo, New York 14203, on February 1, 2007 at 10:00 a.m., local time.

At the special meeting, we will ask you to consider and adopt a merger agreement that we entered into with American European Group, Inc. and American European Financial, Inc. on October 31, 2006 and a proposal to transact other business that may properly be brought before the meeting including procedural matters, such as a motion to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies for the approval of the merger agreement.

If our stockholders adopt the merger agreement, if the other conditions to the proposed merger are satisfied, and if the proposed merger is completed, then Merchants Group will become a direct wholly-owned subsidiary of American European Group, Inc., and you will be entitled to receive $33.00 in cash, without interest, plus (subject to the conditions described in the “Summary” section of the enclosed proxy statement) a per diem amount equal to a pro rated portion of Merchant Group’s current dividend rate of $1.00 per share per annum for each day since the last day of the last quarter prior to the closing of the merger for which Merchants Group has declared and paid a quarterly dividend, for each share of our common stock that you own.

After careful consideration, our board of directors has unanimously approved the merger agreement and determined that the proposed merger is advisable and fair to and in the best interests of our corporation and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

The proxy statement attached to this letter provides a detailed description of the proposed merger, the merger agreement and related matters. We urge you to read the proxy statement and its annexes carefully.

Your vote is very important regardless of the number of shares you own. We cannot complete the proposed merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. As a result, a failure to submit a proxy or vote in person will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, date and sign the enclosed proxy card and return it in the envelope provided as soon as possible. No postage need be affixed if you mail the proxy card in the enclosed envelope anywhere in the United States. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you submit a proxy, that will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you have any questions about the proposed merger, please call Georgeson Inc. at (866) 647-8869.

Thank you for your cooperation and your continued support.

Thomas E. Kahn
Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the proposed merger, passed upon the merits or fairness of the proposed merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THE PROXY STATEMENT IS DATED JANUARY 4, 2007 AND IS FIRST BEING
MAILED TO STOCKHOLDERS ON OR ABOUT JANUARY 8, 2007.

MERCHANTS GROUP, INC.
250 Main Street
Buffalo, New York 14202

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On February 1, 2007

To the Stockholders of Merchants Group, Inc.:

We will hold a special meeting of the stockholders of Merchants Group, Inc., a Delaware corporation, which will be held at the offices of Hodgson Russ LLP, One M&T Plaza, Suite 2000, Buffalo, New York 14203 on February 1, 2007 at 10:00 a.m., local time:

1. To act on a proposal to approve and adopt the Agreement and Plan of Merger dated as of October 31, 2006, by and among American European Group, Inc. (“AEG”), its subsidiary American European Financial, Inc., and Merchants Group under which Merchants Group will become a direct wholly-owned subsidiary of AEG and each outstanding share of Merchants Group common stock (other than shares held by Merchants Group or by any of its subsidiaries, which will be canceled, and shares held by holders who properly elect to exercise appraisal rights under Delaware law) will be converted into the right to receive $33.00 in cash plus (subject the conditions described in the “Summary” section of the enclosed proxy statement) a per diem amount equal to a pro rated portion of Merchant Group’s current dividend rate of $1.00 per share per annum for each day since the last day of the last quarter prior to the closing of the merger for which Merchants Group has declared and paid a quarterly dividend, and to approve the merger and related transactions contemplated by the merger agreement; and

2. To consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, in order to solicit additional proxies in favor if there are not sufficient favorable votes at the time of the meeting to adopt the merger agreement and approve the merger and related transactions; and

3. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting, including to consider any procedural matters incident to the conduct of the special meeting.

Only holders of record of Merchants Group common stock as of the close of business on December 20, 2006 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Merchants Group common stock entitled to vote is required in order to adopt the merger agreement. The affirmative vote of holders of a majority of the shares of Merchants Group common stock present and entitled to vote is required to adjourn or postpone the special meeting.

Your vote is very important regardless of the number of shares you own. A failure to submit a proxy or vote in person will have the same effect as a vote against adoption of the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, date and sign the enclosed proxy card and return it in the envelope provided as soon as possible. No postage need be affixed if the proxy card is mailed in the United States. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If you return a properly signed proxy card but do not indicate how you want to vote, your shares will be voted “FOR” adoption of the merger agreement and, within the discretion of the proxies, “FOR” approval of any adjournment or postponement proposal made in order to obtain the necessary votes for approval of the merger agreement. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

The Merchants Group board of directors unanimously recommends that stockholders vote “FOR” adoption of the merger agreement.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

Under the General Corporation Law of the State of Delaware, holders of Merchants Group common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the proposed merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement, they do not vote or otherwise submit a proxy in favor of the merger agreement, and they comply with the procedures under the General Corporation Law of the State of Delaware explained in the accompanying proxy statement. See the section captioned “Appraisal Rights.”

The enclosed proxy statement provides a detailed description of the proposed merger, the merger agreement and related matters. We urge you to read the proxy statement and its annexes carefully. If you have any questions about the proposed merger, please call Georgeson Inc. at (866) 647-8869.

By Order of the Board of Directors,

Thomas E. Khan
Chairman of the Board of Directors

Date: January 4, 2007

MERCHANTS GROUP, INC.
250 Main Street
Buffalo, New York 14202

PROXY STATEMENT

SUMMARY

This summary highlights important information discussed in greater detail elsewhere in this proxy statement. This summary may not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics in this summary. In this proxy statement, the terms “we”, “us”, “our”, “our corporation”, and “Merchants Group” refer to Merchants Group, Inc., the term “AEG” refers to American European Group, Inc., and the term “Merger Sub” refers to American European Financial, Inc.

Questions and Answers About the Special Meeting and the Proposed Merger

Q.	Why am I receiving this proxy statement and proxy card?

A.	You are being asked to consider and vote upon approval and adoption of a merger agreement that we entered into with AEG and its subsidiary Merger Sub on October 31, 2006, pursuant to which, if the merger contemplated by the agreement is completed, Merchants Group will become a direct wholly-owned subsidiary of AEG and each outstanding share of Merchants Group common stock (other than shares held by Merchants Group or any of its subsidiaries that will be canceled and shares held by holders who properly elect to exercise appraisal rights under Delaware law) will be converted into the right to receive $33.00 in cash, without interest, plus an additional amount per share equal to a pro rated portion of our current regular dividends that have not been paid through the time of the closing of the merger. The additional amount will be computed by multiplying a fraction, which will be equal to the number of days before the closing of the merger since the end of the last quarter in which we have declared and paid a regular quarterly dividend divided by 365, times our current annual dividend rate of $1.00 per share. The additional amount will only be payable if our subsidiary, Merchants Insurance Company of New Hampshire, Inc., which we refer to as Merchants New Hampshire, either has paid a dividend to Merchants Group prior to the closing that is equal to the aggregate additional amounts to be paid on our shares, or if Merchants New Hampshire has not paid a dividend to Merchants group equal to the aggregate of the additional amounts, then if no regulatory authority has notified us prior to the closing that Merchants New Hampshire will be prohibited from paying a dividend to the surviving company that is equal to the aggregate of the additional amounts to be paid on our shares. In this proxy statement we will refer to this additional amount as the Dividend Adjustment. The merger agreement is attached as Annex A to this proxy statement. We urge you to read it carefully. See the section captioned “The Merger Agreement” on page 30.

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by the Merchants Group board of directors.

Q.	If the proposed merger is completed, what will I be entitled to receive for my shares of Merchants Group common stock?

A.	Unless you submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement, do not vote or otherwise submit a proxy in favor of the merger agreement and otherwise comply with the procedures under the General Corporation Law of the State of Delaware described in this proxy statement, you will be entitled to receive $33.00 in cash, without interest, plus any required Dividend Adjustment, for each share of our common stock that you own. After the merger closes, the exchange agent for AEG will arrange for a letter of transmittal containing detailed instructions to be sent to each stockholder. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration. The merger consideration will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal accompanied by that stockholder’s stock certificates and any other required documentation. See the section captioned “The Merger Agreement — Merger Consideration” on page 30.

Q.	What effects will the proposed merger have on Merchants Group?

A.	As a result of the proposed merger, Merchants Group will cease to be a publicly traded corporation and will instead become a direct wholly-owned subsidiary of AEG. Following completion of the proposed merger, the registration of our common stock and our reporting obligations under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, will be terminated upon application to the Securities and Exchange Commission, which we refer to as the SEC. In addition, upon completion of the proposed merger, our common stock will no longer be listed on any exchange or quotation system where our common stock may at such time be listed or quoted, including the American Stock Exchange. See the section captioned “Effects of the Proposed Merger on Merchants Group” on page 27.

Q.	When do you expect the proposed merger to be completed?

A.	We expect that the proposed merger will be completed by the end of the first quarter of 2007, after all conditions to the proposed merger have been satisfied or waived. In addition to adoption of the merger agreement by the Merchants Group stockholders and the other conditions described under the caption “The Merger Agreement — Conditions to the Proposed Merger” on page 31, the proposed merger is conditioned upon receipt of applicable regulatory approvals including approval of the State of New Hampshire Insurance Department, which we sometimes refer to as the New Hampshire Insurance Department, and expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. We cannot specify when, or assure you that, all conditions to the proposed merger will be satisfied or waived. We intend to complete the proposed merger as promptly as practicable.

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash for shares of our common stock pursuant to the proposed merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign, and other tax laws. In general, you will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. For a more detailed explanation of the U.S. federal income tax consequences of the proposed merger, see the section captioned “Material U.S. Federal Income Tax Consequences” on page 29 of this proxy statement. You should consult your tax advisor regarding the specific tax consequences of the proposed merger to you.

Q.	What if I oppose the proposed merger?

A.	If you are a stockholder who objects to the proposed merger, you may vote against adoption of the merger agreement. In addition, if you submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement, do not vote or otherwise submit a proxy in favor of adopting the merger agreement, and otherwise comply with the procedures under the General Corporation Law of the State of Delaware described in this proxy statement, you may elect to pursue your statutory appraisal rights to receive the judicially determined “fair value” of your shares, which could be more than, the same, or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement.

See the section captioned “Appraisal Rights” on page 40.

Q.	What happens if the proposed merger is abandoned?

A.	If the proposed merger is abandoned, Merchants Group will remain a publicly traded company listed on the American Stock Exchange. See the section captioned “The Proposed Merger — Effects on Merchants Group if the Proposed Merger is not Completed” on page 28. Under specified circumstances, Merchants Group may be required to pay AEG a termination fee, as described under the caption “The Merger Agreement — Termination Fees” on page 38.

Q.	What should I do now?

A.	We urge you to read carefully this entire proxy statement, its annexes and the other documents referred to or incorporated by reference in this proxy statement, consider how the proposed merger would affect you as a stockholder and then vote. After you read this proxy statement, whether or not you plan to attend the special meeting in person, please complete, date and sign the enclosed proxy card and return it in the envelope provided as soon as possible. See the section captioned “The Special Meeting of Stockholders — Procedures for Voting” on page 12.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares. See the section captioned “The Special Meeting of Stockholders — Procedures for Voting” on page 12.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. See the section captioned “The Special Meeting of Stockholders — Revocability of Proxies” on page 12.

Q.	What does it mean if I get more than one proxy card?

A.	If you have shares of our common stock that are registered differently, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted. See the section captioned “The Special Meeting of Stockholders — Procedures for Voting” on page 12.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting of stockholders and vote your shares of common stock in person. If you hold shares in “street name,” you must provide a proxy executed by your bank or broker in order to vote your shares in person. Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. See the section captioned “The Special Meeting of Stockholders — Procedures for Voting” and “— Revocability of Proxies” on page 12.

Q.	What happens if I do not send in my proxy, if I do not instruct my broker to vote my shares, or if I abstain from voting?

A.	If you fail to send in your proxy, or do not instruct your broker or other nominee to vote your shares or abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement. Failure to vote will have no effect on the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement. See the section captioned “The Special Meeting of Stockholders — Voting of Proxies and Failure to Vote” on page 12.

Q.	What happens if I return a properly signed proxy card but do not indicate how I want to vote?

A.	If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement and “FOR” approval of any adjournment or postponement proposal. See the section captioned “The Special Meeting of Stockholders — Voting of Proxies and Failure to Vote” on page 12.

Q.	Should I send in my stock certificates now?

A.	No. You should not return any stock certificates you hold with the enclosed proxy card. Following completion of the proposed merger, the exchange agent designated by AEG will arrange for a letter of transmittal containing detailed instructions to be sent to each stockholder. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration, and you should not forward your stock certificates to Merchants Group or AEG without a letter of transmittal.

Q.	What should I do if I have questions or would like additional copies of documents or have company specific questions?

A.	If you have more questions about the special meeting, the proposed merger or this proxy statement, would like additional copies of this proxy statement or the proxy card or have questions about or require assistance in completing and submitting proxy cards, please contact our proxy soliciting agent, Georgeson Inc. at (866) 647-8869.

If you have questions about Merchants Group, please refer to the periodic reports and other information that Merchants Group files with and furnishes to the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at http://www.sec.gov. See the section captioned “Where You Can Find More Information” on page 45.

Parties to the Proposed Merger

Merchants Group, Inc.
250 Main Street
Buffalo, NY 14202

Merchants Group, Inc. is a Delaware holding company that offers property and casualty insurance generally to preferred risk individuals and small to medium sized businesses in the northeastern United States through its wholly owned subsidiary, Merchants Insurance Company of New Hampshire, Inc., whom we refer to as Merchants New Hampshire. Merchants Group and Merchants New Hampshire operate and manage their business in conjunction with Merchants Mutual Insurance Company, whom we refer to as Mutual, under a services agreement. Merchants Group and Merchants New Hampshire do not have any operating assets or employees. Under the services agreement, Mutual provides Merchants Group and Merchants New Hampshire with the facilities, management and personnel required to operate their day-to-day businesses. Merchants Group common stock is traded on the American Stock Exchange under the symbol “MGP”.

American European Group, Inc.
444 Madison Avenue
New York, New York 10022-2585

American European Group, Inc., a Delaware corporation, is a private holding company for property and casualty insurance operating subsidiaries.

American European Financial, Inc.
c/o American European Group, Inc.
444 Madison Avenue
New York, 10022-2585

American European Financial, Inc., a Delaware corporation, is a direct, wholly-owned subsidiary of AEG, newly formed for the purpose of consummating the proposed merger and the related financing transactions. In this proxy statement, the term “Merger Sub” refers to American European Financial, Inc.

The Special Meeting of Stockholders (page 10)

Date, Time, and Place.  The special meeting will be held on February 1, 2007, at 10:00 a.m., local time, at the offices of Hodgson Russ LLP, One M&T Plaza, Suite 2000, Buffalo, New York 14203.

Proposals to be Considered.  At the special meeting, you will be asked to consider a proposal to adopt the merger agreement and approve the merger and related transactions. You will also be asked to consider a proposal to adjourn or postpone the special meeting, if necessary, in order to solicit additional proxies in favor if there are not sufficient favorable votes at the time of the meeting to adopt the merger agreement and approve the merger and related transactions.

Record Date; Shares Entitled to Vote; Quorum.  Only holders of record of our common stock as of the close of business on December 20, 2006, the record date for the special meeting, are entitled to vote at the special meeting. Each outstanding share of our common stock on the record date entitles the holder to notice of and to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were 2,145,652 shares of our common stock outstanding and entitled to be voted on the proposals to be considered at the special meeting. The presence, in person or by proxy, of holders of a majority of the outstanding Merchants Group common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting.

Vote Required.  Under Delaware law, and pursuant to the merger agreement, we cannot complete the proposed merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Under Delaware law, the affirmative vote of a majority of the shares present and entitled to vote is required to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Our directors and executive officers as a group beneficially own 258,310 shares, or 12.0% of our common stock. See the section captioned “The Proposed Merger — Interests of Our Directors and Executive Officers in the Proposed Merger” on page 28. Neither Merchants Group nor AEG has entered into any agreements with these directors or officers with respect to the voting of their shares in connection with the merger; however, we expect these directors and officers to vote their shares in favor of the proposed merger.

Procedures for Voting.  Holders of record of our common stock may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, dating and signing it and mailing it in the enclosed postage-prepaid envelope.

Stockholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson Inc. , our proxy solicitor, at (866) 647-8869. See the section captioned “The Special Meeting of Stockholders — Procedures for Voting” on page 12.

Voting of Proxies.  All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a stockholder returns a properly signed proxy card but does not indicate how the stockholder wants to vote, the stockholder’s proxy will be counted as a vote “FOR” adoption of the merger agreement and “FOR” approval of the adjournment or postponement proposal. Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of the shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from the customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement. See the section captioned “The Special Meeting of Stockholders — Voting of Proxies and Failure to Vote” on page 12.

Revocability of Proxies.  Holders of our common stock may change their vote at any time before their proxy card is voted at the special meeting. A stockholder can do this in one of three ways. First, the stockholder can send a written, dated notice to the Secretary of Merchants Group at 250 Main Street, Buffalo, NY 14202, who must receive it before the proxy has been voted at the special meeting, stating that the stockholder would like to revoke the proxy. Second, before the proxy has been voted at the special meeting, a stockholder can complete, date and submit a new proxy card. Third, a stockholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the stockholder actually votes at the special meeting. If a stockholder has instructed a broker to vote the stockholder shares, the stockholder must follow directions received from the broker to change those instructions. See the section captioned “The Special Meeting of Stockholders — Revocability of Proxies” on page 12.

Failure to Vote.  If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement.

Recommendation of the Merchants Group Board of Directors

On October 31, 2006, after careful consideration at a meeting of the board described below under the caption “The Proposed Merger — Background of the Proposed Merger”, our board of directors by a unanimous vote:

•	determined that the merger agreement was advisable and that the proposed merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of Merchants Group and its stockholders;

•	approved and adopted the merger agreement; and

•	recommended that Merchants Group’s stockholders vote “FOR” the adoption of the merger agreement.

For a discussion of the principal factors considered by our board of directors in reaching its conclusions, See the section captioned “The Proposed Merger — Reasons for the Proposed Merger and Recommendation of the Board of Directors”.

Opinions of Financial Advisors to Our Board of Directors (page 20)

In connection with the proposed merger, SFRi, LLC our financial advisor, which we refer to as SFRi, delivered its opinion to our board of directors, as of the date of the merger agreement and subject to the various assumptions, qualifications and limitations contained in its opinion, that the consideration to be received in the proposed merger by the holders of our common stock was fair, from a financial point of view, to them. The full text of the written opinion of SFRi dated October 31, 2006, which sets forth, among other things, the assumptions made, the procedures followed, matters considered and limitations on the scope of review undertaken, is attached to this proxy statement as Annex B. We urge you to read the opinion carefully in its entirety.

Interests of Our Directors and Executive Officers in the Proposed Merger (page 28)

In considering the recommendation of the Merchants Group board of directors that you vote “FOR” adoption of the merger agreement, you should be aware that the members of the Merchants Group board of directors have personal interests in the proposed merger that are or may be different from, or in addition to, the interests of other Merchants Group stockholders. These interests include:

•	Robert M. Zak, who acts as our chief executive officer, and who is the President and Chief Executive Officer of Merchants New Hampshire, is the President and Chief Executive Officer of Mutual. From 1994 until June 7, 2006, Mr. Zak served as a director of Merchants Group. Merchants Group and Merchants New Hampshire do not have any operating assets or employees. Under the terms of a services agreement, Mutual provides Merchants Group and Merchants New Hampshire with the facilities, management and personnel required to operate their day-to-day businesses. Mutual is the beneficial owner of 255,000 shares, or 11.9% of our common stock.

•	The merger agreement provides continued indemnification to current or former directors or officers of Merchants Group and its subsidiaries in respect of liabilities for acts or omissions occurring at or prior to the completion of the proposed merger. In addition, the merger agreement requires that the surviving company maintain continued directors and officers insurance coverage, for six years following completion of the proposed merger, that is at least as protective to the persons covered as our existing policies in this respect.

Appraisal Rights (page 40)

Under the General Corporation Law of the State of Delaware, holders of Merchants Group common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the proposed merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement, do not vote or otherwise submit a proxy in respect of the merger agreement and comply with the procedures under the General

Corporation Law of the State of Delaware described in this proxy statement. After the proposed merger, these shares will not represent any interest in the surviving corporation other than the right to receive this cash payment.

Merely voting against the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a signed proxy that is submitted and that is not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement and approve the merger, the submission of a signed proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, and if you wish to assert your appraisal rights, you must instruct your broker, bank or other nominee to take the steps necessary to enable you to demand appraisal for your shares.

If you validly demand appraisal of your shares in accordance with Delaware law and do not withdraw your demand or otherwise forfeit your appraisal rights, you will not receive the merger consideration. Instead, after completion of the proposed merger, a court will determine the fair value of your shares exclusive of any value arising from the completion or the expectation of the proposed merger. This appraisal amount could be more than, the same as or less than the amount you would be entitled to receive under the terms of the merger agreement.

Appraisal rights will not apply if the proposed merger is not completed for any reason.

Financing

AEG and its subsidiaries will fund the proposed merger through available cash. AEG has represented that it has commitments for sufficient resources to make the cash payments required under the merger agreement, and will continue to have such resources available until the closing of the merger.

The Merger Agreement

Conditions to the Proposed Merger (page 31)  The obligations of AEG and Merger Sub to complete the proposed merger are conditioned upon the satisfaction or waiver of the following conditions, among others:

•	As required by Delaware law, the merger agreement must be adopted by the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

•	Consents expressly required for a change in control from Merchants Group’s and Merchants New Hampshire’s regulators, including the consent of the New Hampshire Insurance Department must be received and in effect.

•	There shall not have occurred any material adverse effect, as defined in the merger agreement and described below under the caption “The Merger Agreement — Conditions to the Proposed Merger”.

•	The waiting period (and any extension thereof) applicable to the proposed merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have been terminated or expired.

•	No law, injunction or order preventing the completion of the proposed merger may be in effect.

•	There does not exist any misrepresentation or breach of any of the representations and warranties of Merchants Group in the merger agreement, which, individually or in the aggregate, constitutes, or could reasonably be expected to constitute a material adverse effect, disregarding exceptions to the definition of “material adverse effect” concerning negative changes to the rating of Merchants Group or the surviving company or the imposition of restrictions on the ability of Merchants Group or Merchants New Hampshire to pay dividends.

•	Merchants Group must have complied in all material respects with its obligations under the merger agreement.

Alternative Takeover Proposals; Recommendation of the Merchants Group Board of Directors (page 20)  The merger agreement restricts our ability to, among other things, solicit or enter into discussions or negotiations with a third party regarding alternative merger, business combination or acquisition transactions involving Merchants Group and the ability of our board of directors to change or withdraw its recommendation of the merger agreement. Notwithstanding these restrictions our board of directors may respond to a proposal for an alternative acquisition that our board of directors determines in good faith, after consulting with outside counsel, (i) does not result from a violation of our non-solicitation obligations under the merger agreement and (ii) could reasonably be expected to result in a superior proposal (as described under the caption “The Merger Agreement — Right to Accept a Superior Proposal” on page 33) by furnishing information with respect to Merchants Group or by participating in discussions or negotiations with the party or parties making the competing proposal, so long as we comply with certain requirements of the merger agreement to provide notice to AEG. In addition, prior to the time Merchants Group stockholders adopt the merger agreement, our board of directors may cause us to terminate the merger agreement in order for us to enter into an acquisition agreement with respect to a superior proposal, so long as we comply with the terms of the merger agreement. Our board of directors may also withdraw its recommendation of the merger agreement if it concludes that the failure to do so would result in a breach of its fiduciary obligations to Merchants Group’s stockholders. In the event that Merchants Group terminates the merger agreement to enter into an acquisition agreement with respect to a superior proposal, Merchants Group is required to pay to AEG a termination fee of $2,478,228 plus the actual costs and expenses of AEG prior to the termination.

Termination of the Merger Agreement (page 37)  The merger agreement may be terminated at any time prior to the completion of the proposed merger:

•	by mutual written consent of AEG and Merchants Group;

•	by either AEG or Merchants Group:

•	if our stockholders have voted on the merger agreement and the merger and the votes shall not have been sufficient to approve the merger agreement and the merger under our articles of incorporation, bylaws and applicable law;

•	if an unappealable law, order or injunction issued by a governmental entity prohibits the proposed merger (unless a party has not fulfilled its obligations under the merger agreement to oppose any such order or injunction);

•	if the proposed merger is not completed on or before March 31, 2007 (which will be extended to June 30, 2007 if the sole unfulfilled condition is the receipt of a required regulatory approval that the parties have received reasonable indications will be received by that date), unless a breach by the party seeking to terminate the merger agreement is the principal cause of the failure to complete the proposed merger;

•	by Merchants Group:

•	in connection with entering into a definitive agreement to effect a superior proposal as described above under “Alternative Takeover Proposals; Recommendation of the Board;” subject to our compliance with provisions of the merger agreement concerning responding to superior proposals;

•	if AEG or Merger Sub breaches any of their respective representations, warranties, covenants or other agreements in the merger agreement, in a manner which constitutes the failure of a condition to our obligation to complete the proposed merger and the breach has not been cured within 30 days after the giving of written notice to AEG; except where (A) such breach cannot reasonably be cured within the 30 day period but can be reasonably cured prior to March 31, 2007, and AEG or Merger Sub is diligently proceeding to cure such breach or (B) Merchants Group’s breach of the merger agreement was the principal cause of the failure;

•	If the parties receive reasonable indications from any governmental authority that the governmental authority has denied or will not grant any necessary regulatory approval on or prior to June 30, 2007;

•	by AEG:

•	if Merchants Group breaches any of its representations, warranties or covenants in a manner that constitutes the breach of a condition to AEG’s and Merger Sub’s obligations to complete the proposed merger and such breach has not been cured within 30 days after the giving of written notice to Merchants Group; except where (A) such breach is incapable of being cured within the 30 day period but can be reasonably cured prior to March 31, 2007 and Merchants Group is diligently proceeding to cure the breach or (B) unless AEG’s breach of the merger agreement was the principal cause of the failure; or

•	if we enter into an agreement pursuant to a superior proposal or our board of directors withdraws or adversely modifies its recommendation of the merger agreement, or proposes publicly to do so; or

•	if we violate covenants in the merger agreement restricting our ability to solicit or enter into discussions or negotiations with a third party regarding alternative merger, business combination or acquisition transactions.

Termination Fees (page 38); Termination Fee Payable by Merchants Group.  Under the merger agreement, Merchants Group must pay to AEG a termination fee of $2,478,228 plus costs and expenses incurred by AEG if:

•	the merger agreement is terminated by Merchants Group or AEG following the failure of the merger agreement to be approved by our stockholders in a vote on such matter and (A) at the time of such termination, there was outstanding a plan or proposal, which we refer to as an acquisition proposal, for an alternative merger or other business combination or other sale of over 20% of the stock, assets or business of Merchants Group (other than with AEG or any of its affiliates), which we refer to as an alternative transaction, (B) within 18 months after such termination, Merchants Group or any of its subsidiaries enters into an agreement providing for, or completes, an alternative transaction and (C) the aggregate purchase price for Merchants Group (or its assets) pursuant to such alternative transaction equals or exceeds the merger consideration payable under the merger agreement;

•	the merger agreement is terminated by AEG due to a breach of the merger agreement by Merchants Group which constitutes a failure of a condition to close the merger, which failure is not cured within 30 days and (A) at the time of the termination, there was outstanding an acquisition proposal, (B) Merchants Group or any of its subsidiaries enters into an agreement providing for, or completes, an alternative transaction within 18 months after the termination of the merger agreement, and (C) the aggregate purchase price for Merchants Group (or its assets) pursuant to the alternative transaction equals or exceeds the merger consideration payable under the merger agreement;

•	Merchants Group or AEG terminates the merger agreement following the failure of the merger agreement to receive the necessary number of votes for approval from our stockholders, if prior to the vote our board of directors withdraws or adversely modifies its recommendation of the merger agreement, or proposes publicly to do so;

•	Merchants Group terminates the merger agreement because our board of directors exercises its rights to cause Merchants Group to enter into an acquisition agreement with respect to a superior proposal as described above under “Alternative Takeover Proposals; Recommendation of the Board”;

•	AEG terminates the merger agreement because our board of directors exercises its rights to cause Merchants Group to enter into an acquisition agreement with respect to a superior proposal or our board of directors withdraws or adversely modifies its recommendation of the merger agreement, or proposes publicly to do so; or

•	AEG terminates the merger agreement because Merchants Group violates restrictions in the merger agreement concerning solicitation of or entry into discussions or negotiations with a third party regarding alternative merger, business combination or acquisition transactions involving Merchants Group and the ability of our board of directors to change or withdraw its recommendation of the merger agreement;

One purpose of this termination fee is to compensate AEG, in the event that the proposed merger is abandoned by Merchants Group to pursue a competing proposal, for the financial and other resources which AEG has expended in connection with entering into the merger agreement and seeking to complete the proposed merger. One effect of the termination fee provision is to make it more expensive for any other potential acquiror of Merchants Group to acquire control of Merchants Group.

For additional information regarding the termination fee provisions and the circumstances under which these fees are payable, see the section captioned “The Merger Agreement — Termination Fees” on page 39.

Regulatory Matters (page 28)  As described above under “Conditions to the Proposed Merger,” the obligations of AEG and Merger Sub to effect the proposed merger are subject to the satisfaction or waiver of, among other conditions, the termination or expiration of any waiting period (and any extension thereof) applicable to the proposed merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules provide that transactions such as the proposed merger may not be completed until specified information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. Merchants Group and AEG filed Notification and Report Forms with the Antitrust Division of the Federal Trade Commission on December 29, 2006.

The merger requires the approval of the New Hampshire Insurance Department because Merchants of New Hampshire is a New Hampshire domiciled insurance company. An application for approval, known as a Form A, was filed with the New Hampshire Insurance Department on January 4, 2007. A copy of the Form A filing is available on a web site maintained by Merchants Group at http://geocities.com/aeg_merchantsforma/MainPage.html or can be obtained by contacting Merchants Group (see “Where You Can Find Additional Information” on page 46). Also, Merchants New Hampshire is the sole owner of a New York domiciled premium finance company, M.F.C. of New York, Inc. Under applicable New York laws, the merger requires approval of the New York Superintendent of Banking. However, because M.F.C. of New York has not conducted business in over ten years, we intend to surrender M.F.C.’s license to conduct business as a premium finance company and negate the need for the approval.

Subsequent Event

Following the execution of the Merger Agreement, discussions commenced among Mutual, AEG and Merchants Group concerning a possible sale by Merchants New Hampshire to Mutual of rights to renew insurance policies directly written by MNH. As a result of those discussions, on December 22, 2006, Mutual, AEG and Merchants Group entered into an agreement, which we refer to as the renewal rights agreement, which provides that upon the closing of the transactions contemplated by the merger agreement, Merchants New Hampshire will transfer its rights to renew its existing directly written insurance policies to a subsidiary of Mutual in consideration of the payment of license fees for use of data in connection with such policies, of between $3,375,000 and $3,456,000. The renewal rights agreement also provides that upon completion of the closing of the transactions contemplated by the merger agreement, (i) the existing Reinsurance Pooling Agreement will continue through December 31, 2009, (ii) Merchants Group and each of its affiliates will transfer all of their rights to the name “Merchants” to Mutual in exchange for $100,000, and (iii) AEG and Mutual, on behalf of themselves and their respective affiliates, have reciprocally agreed to not solicit certain insurance business for a term of two years. In addition, the renewal rights agreement provides that the Administrative Services Annex to the Services Agreement will terminate shortly after the consummation of the merger transaction with AEG or on the close of business on June 30, 2007, which ever occurs earlier.

A complete copy of the renewal rights agreement was filed as an exhibit to the Form 8-K filed by Merchants Group on December 27, 2006.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as “expect”, “anticipate”, “intend”, “plan”, “believe”, “seek”, “estimate”, “may”, “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	The satisfaction of the conditions to complete the proposed merger, including the receipt of the required stockholder and regulatory approvals;

•	The occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement;

•	The failure of the proposed merger to close for any other reason;

•	General economic and market conditions;

•	The effect of war, terrorism or catastrophic events;

•	The effect of the announcement of the proposed merger on our customer relationships, operating results and business generally; and

•	Other risks detailed in our current filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

You should not place undue reliance on forward-looking statements. We cannot guarantee when, or whether, the conditions to the proposed merger will be satisfied or waived and therefore when, or whether, the proposed merger will be completed. In addition, we cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF STOCKHOLDERS

We are furnishing this proxy statement to you, as a holder of our common stock, as part of the solicitation of proxies by Merchants Group’s board of directors for use at the special meeting of stockholders described below.

Date, Time and Place of the Special Meeting

The special meeting will be held at the offices of Hodgson Russ LLP, One M&T Plaza, Buffalo, New York 14203 on February 1, 2007 at 10:00 a.m., local time.

Proposals to be Considered at the Special Meeting

At the special meeting you will be asked:

1. To act on a proposal to adopt the Agreement and Plan of Merger dated as of October 31, 2006, by and among AEG, its subsidiary Merger Sub, and Merchants Group, and to approve the merger and related transactions contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement.

2. To consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor if there are not sufficient favorable votes at the time of the meeting to adopt the merger agreement and approve the merger and related transactions.

If the proposed merger is completed, each share of stock will be converted into the right to receive $33.00 in cash, without interest, plus any required Dividend Adjustment. After the merger, these shares will not represent any interest in the surviving corporation other than the right to receive this cash payment. Merchants Group stockholders who perfect their appraisal rights in accordance with Delaware law will not receive the merger consideration. See the section captioned “Appraisal Rights” on page 40.

Our Board’s Recommendation

After careful consideration, our board of directors, by a unanimous vote at the meeting held on October 31, 2006:

•	determined that the merger agreement was advisable and that the proposed merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of Merchants Group and its stockholders;

•	approved and adopted the merger agreement; and

•	recommends that Merchants Group’s stockholders vote “FOR” the adoption of the merger agreement.

Record Date; Stock Entitled to Vote

Only holders of record of Merchants Group common stock as of the close of business on December 20, 2006 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Each outstanding share of our common stock on the record date entitles the holder to notice of and to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were 2,145,652 shares of our common stock outstanding and entitled to be voted on the proposals to be considered at the special meeting.

Quorum

A quorum of our stockholders is necessary to have a valid stockholders’ meeting. The required quorum for the transaction of business at the special meeting is the presence, in person or represented by proxy, of holders of a majority of the outstanding Merchants Group common stock entitled to vote at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies in favor of adoption of the merger agreement.

Vote Required

Under Delaware law, and pursuant to the merger agreement, we cannot complete the proposed merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Under Delaware law, the affirmative vote of a majority of the shares present and entitled to vote is required to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Our directors and executive officers as a group beneficially own 258,310 shares, or approximately 12.0%, of our common stock. See the section captioned “The Proposed Merger — Interests of our Directors and Executive Officers in the Proposed Merger” on page 28. Neither we nor AEG or its subsidiaries have entered into any agreements with these directors or officers with respect to the voting of their shares in connection with the merger; however, we expect these directors and officers to vote their shares in favor of the proposed merger.

Procedures for Voting

Holders of record of our common stock may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, dating and signing it and mailing it in the enclosed postage-prepaid envelope.

Stockholders who hold their shares of our common stock in “street name”, meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson Inc. , our proxy solicitor, at (866) 647-8869.

Voting of Proxies and Failure to Vote

All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a stockholder returns a properly signed proxy card but does not indicate how the stockholder wants to vote, the stockholder’s proxy will be counted as a vote “FOR” adoption of the merger agreement and “FOR” approval of the adjournment or postponement proposal.

If a stockholder fails to vote by proxy or in person, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Failure to vote your proxy or to vote in person will have no effect on the approval of the adjournment or postponement proposal.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock (i) will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement and (ii) will have no effect on the approval of the adjournment or postponement proposal.

Revocability of Proxies

Holders of our common stock may change their vote at any time before their proxy card is voted at the special meeting. A stockholder can do this in one of three ways. First, the stockholder can send a written, dated notice to the Secretary of Merchants Group at 250 Main Street, Buffalo, NY 14202, who must receive it before the proxy has been voted at the special meeting, stating that the stockholder would like to revoke the proxy. Second, before the proxy has been voted at the special meeting, a stockholder can complete, date and submit a new proxy card. Third, a stockholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the stockholder actually votes at the special meeting. If a stockholder has instructed a broker to vote the stockholder shares, the stockholder must follow directions received from the broker to change those instructions.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

We have retained Georgeson Inc. to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $7,500 (subject to increase if additional services are requested), plus reasonable expenses relating to the solicitation.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incidental to the conduct of the special meeting.

THE PROPOSED MERGER

Background of the Proposed Merger

On February 2, 2005, we retained Philo Smith Capital Corporation (“Philo Smith”), to help us explore strategic alternatives for our long term development. In particular, Philo Smith was to assist us in exploring possible strategic alternatives which would put to use the excess capital of our insurance subsidiary, Merchants New Hampshire. Among the alternatives to be considered were possible acquisitions of books of business, the acquisition of underwriting or general insurance agencies, a merger with another insurance company, or the sale of Merchants Group or Merchants New Hampshire.

During the remainder of the 2005 calendar year, Philo Smith explored a number of strategic alternatives, none of which were found by our board to be a strategic transaction that would be beneficial to our shareholders. During

2005, Philo Smith contacted approximately 85 firms with respect to a possible strategic transaction with Merchants Group, 33 of which signed confidentiality agreements and received information concerning Merchants Group.

On January 5, 2006, at the suggestion of Joseph Lehrer, an attorney with Greensfelder, Hemker & Gale, P.C. and acting as special counsel to our board of directors, representatives of Merchants Group including Thomas Kahn, Chairman of our board of directors, Mr. Lehrer, David Stark of our general counsel Hodgson Russ LLP, and Donald Pfundstein of Gallagher, Callahan & Gartrell, P.A., our special New Hampshire regulatory counsel, met with representatives of Mutual including Bryant Prentice, Chairman of the Board of Directors of Mutual, Robert Zak, President of Mutual (and Chief Operating Officer of Merchants Group), James Tanous of Jaeckle Fleischmann & Mugel general counsel to Mutual, and Steve Lauwers (participating by telephone), special New Hampshire regulatory counsel to Mutual. The purpose of the meeting was to begin exploring the possibility of the acquisition of Merchants Group or Merchants New Hampshire by Mutual. As a result of that meeting, Mutual and Merchants Group determined to further explore the possibility of a transaction between Mutual and Merchants Group.

On February 1, 2006, at the suggestion of Mutual, representatives of Mutual including Robert Zak, James Tanous, and representatives of Mutual’s financial advisors, held a second meeting with representatives of Merchants Group including Thomas Kahn, Joseph Lehrer, David Stark, Donald Pfundstein, and James Inglis (participating by telephone) of Philo Smith. The financial advisor to Mutual gave a presentation at the meeting, and they advised the meeting of their conclusion that the fair value of the stock of Merchants Group was approximately $27 per share, which was below the then recent trading price for Merchants Group’s stock.

Bryant Prentice sent a letter dated March 20, 2006 to Thomas Kahn, Chairman of the Board of Merchants Group, which conveyed a non-binding proposal by Mutual to purchase all of our issued and outstanding stock for a cash price of $29.00 per share. In the letter, Mr. Prentice stated that the $29.00 per share price was, in his opinion, fair, in light of our inability of Merchants Group to identify a strategic alternative for our long term development, and in light of the possibility that the Reinsurance Pooling Agreement and the Services Agreement, under which Mutual manages and operates the business of Merchants Group and Merchants of New Hampshire, could be cancelled as of December 31, 2007. Mr. Prentice further justified the price as being fair to our shareholders on the basis of the absence of a significant public market for Merchants Group shares and of the risks, timing issues, and costs that would be involved in liquidating or maintaining shares in Merchants Group. Mutual made the letter public through an amendment to its report of beneficial ownership on Schedule 13D that it filed with the SEC on March 20, 2006. The letter and the amended Schedule 13D stated Mutual’s offer to negotiate an all cash acquisition of Merchants Group at $29.00 per share would remain open through April 4, 2006.

Mr. Tanous and Mr. Lehrer held continuing discussions of a possible acquisition transaction between Mutual and Merchants Group. Concurrently with those discussions, independent members of our board of directors held discussions with SFRi regarding the engagement of SFRi to act as their financial advisor with respect to negotiations with Mutual and other possible strategic alternatives. On April 4, 2006, Mutual filed a further amendment to its Schedule 13D, which stated that its proposal to negotiate an all cash acquisition of Merchants Group would remain open until the close of business on April 21, 2006, rather than April 4, 2006, as originally contemplated.

On April 3, 2006, the Executive Committee of our board of directors formed a special committee (the “Special Committee”) for the purpose of discussing a possible strategic transaction with Mutual and other interested parties. The Special Committee included all of the members of our board of directors other than Mr. Zak. At a meeting of the Special Committee immediately following the meeting of the Executive Committee of our board, the Special Committee resolved to retain SFRi as its financial advisor and the Greensfelder firm as its legal counsel, which was subsequently documented by an engagement letter with SFRi dated May 1, 2006. The Special Committee also discussed the agenda of a contemplated meeting to be held between representatives of Merchants Group and representatives of Mutual.

On April 4, 2006, Merchants Group issued a press release and filed a related Current Report on Form 8-K with the SEC announcing that our board of directors had formed the Special Committee, consisting of all of the directors other than Mr. Zak, to conduct discussions with Mutual and to consider other potential strategic transactions.

Separately, Merchants Group also retained David R. Bradley as a consultant to assist the Special Committee regarding operational and transitional matters in its discussions with parties interested in a potential transaction with Mutual.

At the invitation of Mutual, on April 6, 2006 representatives of Merchants Group met with representatives of Mutual in Chicago, Illinois for the purpose of discussing a possible strategic transaction between Mutual and Merchants Group. In attendance at the meeting on behalf of Mutual were Mr. Prentice, Mr. Tanous, Mr. Zak, Steven Lauwers, New Hampshire counsel to Mutual, and representatives of Mutual’s financial advisors; in attendance on behalf of Merchants Group were Mr. Kahn, Mr. Lehrer, Mr. Pfundstein (by telephone), and representatives of SFRi. During the meeting, the parties discussed the feasibility of the acquisition of Merchants Group by Mutual. At the meeting, the representatives of Merchants Group told the representatives of Mutual that they would advise our board to consider an offer from Mutual for the acquisition of Merchants Group at a price of $33.00 to $34.00 per share. As a result of the meeting, representatives of Mutual and SFRi stated that discussions between the parties should continue. At the meeting, Mr. Kahn informed Mutual that, with the assistance of SFRi, the Special Committee would conduct a sale process and attempt to solicit other competing bids for the purchase of Merchants Group.

On April 12, 2006, at a meeting of the Special Committee, Mr. Kahn, Mr. Lehrer, and representatives of SFRi reported to the Special Committee concerning the April 6 meeting with Mutual and described the process by which negotiations would continue with Mutual and by which indications of interest would be solicited form other potential acquirors of Merchants Group.

On April 21, 2006, Mutual filed another amendment to its Schedule 13D stating that although the date through which Mutual agreed to extend its offer to negotiate with Merchants Group (i.e. April 21, 2006) had passed, discussions between representatives of Mutual and Merchants Group would continue.

Beginning on or about April 25, 2006, SFRi sent sale process letters and a summary of business and financial information concerning Merchants Group to 30 targeted potential strategic buyers identified by SFRi and Philo Smith. As a result of those letters and other contacts, a total of eight firms signed confidentiality agreements and requested more information concerning Merchants Group in connection with a potential strategic transaction. AEG and the Second Bidder (described below) were among the firms executing a confidentiality agreement. At a meeting on May 4, 2006, representatives of SFRi informed members of the Special Committee of progress with respect to the sale process and preliminary expressions of interest from various firms.

In response to the sale process letters and additional discussions, primarily between interested third parties and representatives of SFRi, Merchants Group received responses from nine potential strategic buyers who expressed varying degrees of interest in engaging in a strategic transaction with Merchants Group. Some indications of interest were from “start-up” newly formed firms that would need to raise the necessary capital from outside financing sources; some were from privately-held companies who wanted to engage in a merger with Merchants Group; and, two (not including Mutual) were from companies engaged in the property and casualty insurance business, that were interested in a purchase of the stock of Merchants Group for cash.

On June 5, 2006, Mutual submitted a letter expressing an interest to acquire all of the stock of Merchants Group at a price of $29.50 per share, and Mutual disclosed its letter in an amendment to its report of beneficial ownership on Schedule 13D that it filed on the same date. The proposal letter from Mutual stated that unless Merchants Group indicated to Mutual that it was interested in negotiating a definitive agreement consistent with the terms of Mutual’s letter on or before June 16, 2006, the expression of interest by Mutual would be void.

Mr. Zak did not stand for re-election at our annual meeting of shareholders held on June 7, 2006; on and after that date the membership of the Special Committee was identical with membership of our entire board of directors.

Among the proposals received by the Special Committee was a proposal, dated May 24, 2006, from AEG to acquire all of the stock of Merchants Group at a price of $35 per share, subject to the completion of AEG’s due diligence investigation of the Company and other conditions. At a meeting of the Special Committee held on June 7, 2006 at which all members were present, after considering the advice of SFRi concerning the financial terms of the proposals received prior to that date, our board of directors found that the proposal from AEG was the superior proposal for the acquisition of Merchants Group, and the board authorized Mr. Kahn to execute a letter of intent to engage in a sale transaction with AEG, subject to the negotiation of a mutually satisfactory definitive agreement, satisfactory completion of AEG’s due diligence investigation, and other conditions.

On June 8, 2006, representatives of Merchants Group including Thomas Kahn, Andrew Alberti (one of our directors), David Bradley, and a representative of SFRi, met with representatives of AEG including Nachum Stein, President and CEO of AEG, and Robert Kohl and Evan Greebel of Katten Muchin Rosenman LLP, counsel to AEG. At the meeting, AEG provided background information concerning its business, organization, and history, and described its plans for acquiring Merchants Group.

On June 12, 2006, we disclosed in a press release and in a Current Report on Form 8-K filed with the SEC that the Special Committee of our board of directors had received proposals for a possible sale or merger of Merchants Group, that the Special Committee has reviewed these proposals, and that it had entered into discussions with selected interested parties.

Merchants Group and AEG executed a letter of intent concerning a sale transaction on June 18, 2006. The letter specifically allowed Merchants Group to engage in discussions with other parties interested in engaging in a strategic transaction with Merchants Group, subject to the reimbursement of legal and due diligence expenses of AEG not to exceed $300,000 in the event that the AEG proposal was rejected in favor of a proposal determined by Merchants Group to be a superior proposal.

Between June 18, 2006 and August 4, 2006, AEG continued its due diligence investigation with respect to the acquisition of Merchants Group, including meetings with the New Hampshire Department of Insurance and insurance company rating agencies. During this period, attorneys for Merchants Group and attorneys for AEG exchanged drafts of a definitive agreement for the acquisition of Merchants Group at $35 per share. On or about August 4, 2006, Nachum Stein, President of AEG, informed Mr. Kahn and SFRi that, based upon the results of AEG’s due diligence investigation and, in particular, on the response of insurance company rating agencies to the proposed transaction, AEG was reconsidering its proposal for the acquisition of Merchants Group. Negotiations concerning a definitive agreement for the acquisition of Merchants Group by AEG were then temporarily suspended until AEG had completed its reassessment of the transaction.

After considering advice from SFRi, on August 8, 2006 our board of directors determined to reopen negotiations with other parties who had earlier expressed interest in engaging in a strategic transaction with Merchants Group. One of the other parties (the “Second Bidder”) had earlier indicated its expression of interest in purchasing all of the stock of Merchants Group at approximately $30 — $32 per share. On September 14, 2006, our board executed a letter of intent with the Second Bidder, which provided for a proposed purchase of Merchants Group for a cash price of $33 per share, subject to a number of conditions including the successful completion of a due diligence investigation of the transaction and Merchants Group by the Second Bidder. In order to accommodate the Second Bidder’s completion of its due diligence investigation, the letter of intent also provided that we would not engage in another transaction for the acquisition of Merchants Group before October 12, 2006.

On September 22, 2006, Mr. Stein, President of AEG, indicated to SFRi that AEG was prepared to move forward with a revised proposal for the acquisition of Merchants Group at a price of $32.50 per share. To that end, AEG sent a revised definitive merger agreement for consideration and negotiation between the attorneys representing AEG and Merchants Group.

On September 29, 2006, Mr. Kahn and a representative of SFRi met briefly with Nachum Stein at his office where they discussed AEG’s revised offer.

On October 12, 2006, the Second Bidder indicated that it had not completed its due diligence investigation of Merchants Group. At the request of Merchants Group, SFRi told the Second Bidder that it could continue its due diligence investigation of Merchants Group and that our board of directors intended to make a decision regarding the purchaser of Merchants Group at a special meeting of the board scheduled for October 31, 2006. The letter of intent with such Second Bidder was not extended and, therefore, Merchants Group was permitted to enter into an alternative transaction with AEG or any other purchaser after October 12, 2006.

Prior to the date of the meeting of our board on October 31, 2006, we negotiated the terms of separate, definitive merger agreements with each of AEG and the Second Bidder. Prior to the meeting, Mr. Lehrer presented an analysis of the legal terms of the representations and warranties, covenants, and conditions for closing the transaction of the two definitive agreements and advised our board that he believed that the terms were substantially similar from the point of view of Merchants Group.

On October 26, 2006, on the instructions of Mr. Kahn for the Special Committee, SFRi sent to each of AEG and the Second Bidder a letter in which the recipient of the letter was requested to submit a signed copy of the definitive merger agreement, as negotiated between the respective parties, which would contain its best and final per share offer for the purchase of Merchants Group.

On October 30, 2006, SFRi received an indication from Mr. Stein that AEG was increasing its offer for the purchase of Merchants Group to $33.00 in cash per share, plus a per diem amount equal to a pro rated portion of Merchants Group’s current dividend of $1.00 per annum for each day since the last day of the last quarter prior to the closing of the merger for which Merchants Group had declared and paid a quarterly dividend for each outstanding share. Mr. Stein indicated that this price was AEG’s best and final offer for Merchants Group.

On October 30, 2006, Mr. Lehrer received a telephone call from the attorney representing the Second Bidder. In that call, the attorney stated that his client was considering lowering its offer for the purchase of Merchants Group to a price that was below $33.00 per share on the basis of the results of its due diligence investigation of Merchants Group. The attorney further stated in that telephone conversation that under no circumstances would his client be willing to increase its price beyond $33.00 per share. On the morning of October 31, 2006, the attorney for the Second Bidder called Mr. Lehrer, and the financial advisor for the Second Bidder called SFRi, and each indicated that the best and final price being offered by the Second Bidder for the purchase of Merchants Group was $33.00 per share, plus a per diem amount equal to a pro rated portion of Merchants Group’s current dividend of $1.00 per annum for each day since the last day of the last quarter prior to the closing of the merger for which Merchants Group had declared and paid a quarterly dividend for each outstanding share, provided that the Dividend Adjustment could not exceed our actual earnings per share during the applicable period.

On the evening of October 30, 2006, all of the members of our board attended an informal dinner meeting with representatives of SFRi, of the Greensfelder law firm, and of the Hodgson Russ law firm, at which they discussed the two offers for the acquisition of Merchants with their financial and legal advisors. No decision was made by the Board with respect to a choice between the two offers at that meeting.

Our board of directors held a special meeting to consider the two offers, beginning at approximately 8:20 AM on October 31, 2006 at the offices of Hodgson Russ in Buffalo, New York. All of the directors were physically present at the meeting. Also in attendance were John Hendrickson, Steven Webersen and Jung Lee of SFRi, Joseph Lehrer of the Greensfelder law firm, Ward Hinkle of the Hodgson Russ law firm, David Bradley, and Donald Pfundstein, regulatory counsel to Merchants Group (attending by phone). Mr. Lehrer made a presentation regarding the fiduciary duties of the board with respect to a determination to engage in a change of control transaction involving a merger of Merchants Group in exchange for cash consideration, and he presented an analysis of the respective merger agreements submitted by AEG and the Second Bidder. The representatives of SFRi discussed the manner in which the sale process had been carried out, and they presented a detailed explanation of the methodology and conclusions of the financial analysis that SFRi had performed in connection with the preparation of SFRi’s fairness opinion. Mr. Pfundstein reviewed the requisite regulatory process and the approval of the New Hampshire Department of Insurance (DOI) that would be necessary to complete the transaction. Mr. Hinkle summarized securities and corporate law issues in connection with obtaining shareholder approval of a merger.

At the meeting, the members of our board held lengthy and detailed discussions among themselves and their advisors concerning which of the two offers was preferable. Mr. Kahn discussed with the board the reasons why, based upon his experience as the primary negotiating contact with the bidders on behalf of the board, that he believed that the AEG proposal was more favorable than that of the Second Bidder. Among the reasons for favoring the AEG proposal that Mr. Kahn discussed with board (in addition to the items contained in the “Reasons for the Merger”) were:

•	AEG appeared to be more committed than the Second Bidder to completing the transaction at the proposed merger consideration. The board members discussed the Second Bidder’s recent statement that it was considering a reduction in the purchase price and concerns expressed by the Second Bidder with respect to possible competitive actions that might be taken by Mutual.

•	Because the Second Bidder had expressed its intention to compete to obtain the insurance business that had been written by Merchants Group and Mutual while AEG had stated that it was willing to discuss an arrangement with Mutual for a sale of renewal rights with respect to policies which had been written by Merchants New Hampshire, it appeared more likely that Mutual would be able to reach an accommodation with AEG than with the Second Bidder concerning the manner in which the business of Merchants Group would be continued after the merger. Such an accommodation could be helpful in obtaining regulatory approvals and meeting other conditions for the closing of the merger.

•	Both AEG and the Second Bidder were representing in their definitive merger agreements that sufficient financing would be available to complete the merger transaction, and both AEG and the Second Bidder submitted evidence of the availability of equity or debt necessary to complete the transaction. However, the Second Bidder had indicated to the New Hampshire DOI that it wished to make a dividend distribution from Merchants New Hampshire of between $15 million and $30 million, which would be used towards the merger consideration, and AEG had not made a similar request; AEG was planning to use an equity financing for a substantial portion of the purchase price, whereas the Second Bidder was planning to finance the merger consideration through a large debt financing.

After the board’s discussion of their preference for the relative merits of the AEG proposal, SFRi submitted its executed fairness opinion to the Board of Merchants Group to the effect that, as of that date and based on and subject to the assumptions, qualifications, and limitations described in its opinion, the merger consideration to be received in the proposed merger by the holders of Merchants Group common stock was fair, from a financial point of view, to them.

Thereafter, upon motion duly made and seconded, the Board of Directors of Merchants Group unanimously approved the AEG proposal as contained in the submitted merger agreement and authorized Thomas Kahn to execute the merger agreement on behalf of Merchants Group. Mr. Kahn executed the merger agreement with AEG on behalf of Merchants Group immediately after the board meeting.

Reasons for the Proposed Merger

After careful consideration, our board of directors, by a unanimous vote at the October 31, 2006 meeting described above, approved and adopted the merger agreement, determining that the merger agreement was advisable and that the proposed merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of Merchants Group and its stockholders. In the course of reaching its decision to approve and adopt the merger agreement and the proposed merger, our board of directors consulted with its financial and legal advisors and considered a number of factors that it believed supported its decision, including the following:

•	The $33.00 per share price to be paid in cash in respect of each share of Merchants Group common stock, which represents an 8.5% premium over the closing price of $30.40 per share of our common stock on October 30, 2006, the last trading day before Merchants Group publicly announced that we had entered into the merger agreement, a 10% premium over the average closing price of our common stock during the thirty trading days prior to such announcement, and a 10.9% premium over the closing price of $29.75 per share of our common stock on June 2, 2006, the last trading day before the last acquisition proposal from Mutual was announced on June 5, 2006;

•	The services agreement between Merchants Group and Mutual, under which Mutual manages all of the operations of Merchants Group and Merchants New Hampshire (the “Services Agreement”), may be terminated by Mutual effective as of January 1, 2008. Administrative services under the Administrative Services Annex to the Services Agreement may be terminated as of March 31, 2007. Merchants Group and Merchants New Hampshire have no employees, and the termination of the Services Agreement would necessitate either the hiring of a staff of executive officers and other employees to manage and operate the business of Merchants Group and Merchants New Hampshire, or alternatively, Merchants Group could retain third party independent contractors to manage the business and operations of Merchants Group and Merchants New Hampshire. Under either alternative, the board realized that there is substantial management risk and risk of a substantially higher cost structure for Merchants Group if the Services Agreement is terminated by Mutual.

•	Mutual and Merchants New Hampshire “pool,” or share, underwriting results on their traditional insurance business by means of a reinsurance pooling agreement (the “Pooling Agreement”). The Pooling Agreement provides for Merchants New Hampshire to cede, or transfer, to Mutual all premiums and risks on its traditional insurance business during the term of the agreement, and for it to assume from Mutual a percentage of all of Mutual’s and Merchant New Hampshire’s combined traditional business. Accordingly, Mutual retains a share of the risk in Merchant New Hampshire’s traditional business under Mutual’s control pursuant to a profit and loss sharing arrangement in the Pooling Agreement based on the loss and loss adjustment expense experience of the pooled business. Our board believes the Pooling Agreement and profit (or loss) sharing feature included therein aligns the interests of Merchants New Hampshire and Mutual. Nevertheless, the Pooling Agreement may be terminated by Mutual at the beginning of any calendar year, beginning January 1, 2008.

•	As a consequence of the Pooling Agreement and the Services Agreement, virtually all contact with insurance agents who solicit insurance business on behalf of Merchants New Hampshire is with employees of Mutual. Upon termination of the Services Agreement and Pooling Agreement, Merchants New Hampshire will have a competitive disadvantage in soliciting and retaining insurance policies through insurance agents used by Mutual.

•	Our regulatory counsel informed our board that if Merchants Group attempted to liquidate Merchants of New Hampshire by not writing any further insurance policies, the substantial portion of the assets held by Merchants New Hampshire will not be available for distribution to Merchants Group and its stockholders for an extended period of time, and any distributions from Merchants New Hampshire to Merchants Group could only be made with the consent of the New Hampshire Insurance Department. Further, Merchants New Hampshire would be required to offer renewals of certain insurance policies under applicable state law. Further, during the period of liquidation, Merchants New Hampshire would continue to be exposed to risks with respect to claims under previously written insurance policies and will incur ongoing expenses to manage and operate the company, without the benefit of premiums from new insurance business, thereby creating risk of a diminution of the book value of Merchants Group.

•	The financial analysis and presentations of SFRi presented to our board of directors at its meeting on October 31, 2006 and the opinion dated October 31, 2006, of SFRi to our board of directors to the effect that, as of that date and based on and subject to the various assumptions, qualifications and limitations set forth in their respective presentations, the consideration to be received by the holders of our common stock in the proposed merger was fair, from a financial point of view, to those holders. The full text of the SFRi opinion, which sets forth the assumptions made, matters considered, and limitations on the scope of review undertaken by SFRi in rendering its opinion, is attached to this proxy statement as Annex B.

In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement and the proposed merger, including:

•	the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if the required regulatory approvals are not received in a timely manner;

•	the restrictions on the conduct of Merchants Group’s business prior to the completion of the proposed merger, requiring Merchants Group to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, subject to specific limitations, which may delay or prevent Merchants Group from undertaking business opportunities that may arise pending completion of the proposed merger;

•	the risks and costs to Merchants Group if the proposed merger does not close, including the need to retain management and other employees previously provided by Mutual under the Services Agreement, and the incurrence of additional operating costs and the potential disruptive effect on business and customer relationships;

•	the possibility that, although the proposed merger provides our stockholders with the opportunity to realize a premium over the price at which our common stock has traded, the price of our common stock might have increased in the future to a price greater than $33.00 per share, and the merger would prevent our current stockholders from capturing this future upside growth;

•	the restrictions that the merger agreement imposes on soliciting competing proposals;

•	the possibility that the termination fee of $2,478,228 plus actual costs and expenses of AEG potentially payable by Merchants Group may discourage other bidders and impact our ability to engage in another transaction for up to 18 months should we fail to complete the proposed merger; and

•	the fact that an all cash transaction would be a taxable transaction to Merchants Group’s stockholders for U.S. Federal income tax purposes.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by our board of directors. Our independent board of directors collectively reached the conclusion to approve the merger agreement and the proposed merger in light of the various factors described above and other factors that the members of our board of directors believed were appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the proposed merger and the complexity of these matters, our board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Recommendation of the Merchants Group Board of Directors

After careful consideration, our board of directors, by a unanimous vote at the October 31, 2006 meeting described above:

•	determined that the merger agreement was advisable and that the proposed merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of Merchants Group and its stockholders;

•	approved and adopted the merger agreement; and

•	recommended that Merchants Group’s stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Financial Advisor to Our Board of Directors

The Special Committee retained SFRi to act as its financial advisor in connection with its review of acquisition proposals and Merchants Group’s strategic options and, if requested, to render a fairness opinion in connection with a proposed merger. The Special Committee selected SFRi to act as a financial advisor based on SFRi’s qualifications, expertise, reputation and knowledge with respect to the valuation of insurance and insurance-related businesses which are similar to Merchants Group.

Under its engagement letter with us dated May 1, 2006, SFRi rendered its written opinion to our board of directors on October 31, 2006, to the effect that, as of the date of the opinion and based upon and subject to the assumptions, qualifications, and limitations set forth in the opinion, the consideration to be received in the proposed merger by the holders of Merchants Group’s common stock was fair, from a financial point of view, to them.

The full text of the written opinion of SFRi, dated as of October 31, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. You are urged to read the opinion carefully and in its entirety.

SFRi’s written opinion has been delivered to Merchants Group’s board of directors in connection with and for the purposes of its evaluation of the merger, and addresses only the fairness from a financial point of view of the consideration to be received in the proposed merger by the holders of Merchants Group’s common stock as of the date of such opinion and does not address any other aspect of the merger or any other securities of Merchant Group. SFRi’s opinion is not intended to be and does not constitute a recommendation to the our board or any of our stockholders as to how our board or stockholders, respectively, should vote, or take any other action, with respect to the merger and should not be relied upon by stockholders of Merchants Group as such. The summary of SFRi’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion attached as Annex B hereto, which should be read carefully and in its entirety.

In arriving at its opinion, SFRi, among other things:

•	reviewed (a) Merchants Group’s financial statements included in its annual reports to stockholders on Form 10-K for the fiscal years ended 2003, 2004 and 2005 and Merchants Group’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005, and March 31 and June 30, 2006 and (b) internal interim financial statements prepared by Merchants Group for the periods ended July 31, August 31 and September 30, 2006, which Merchants Group’s management has identified as being the most current internal financial statements available;

•	reviewed Merchants Group’s statutory annual financial statements for the years ended December 31, 2004 and 2005 and quarterly statutory financial statements for the quarters ended March 31 and June 30, 2006;

•	reviewed copies of the Services Agreement and Reinsurance Pooling Agreement each between Merchants New Hampshire and Mutual and each dated January 1, 2003;

•	reviewed the actuarial loss reserve analysis for Merchants Group prepared by Milliman Inc. as of December 31, 2005, various Merchants Group board of director materials prepared during 2006 and rating agency presentation materials;

•	met with certain members of the senior management of Merchants Group to discuss the operations, financial condition, future prospects and projected operations and performance of Merchants Group, and met and/or spoken telephonically with representatives of Merchants Group’s independent accounting firm, investment bankers and counsel to discuss certain matters;

•	participated in discussions and negotiations among the representatives of Merchants Group and AEG and their financial and legal advisors;

•	reviewed certain forecasts and projections prepared by Merchants Group’s management with respect to Merchants Group for the years ended December 31, 2006 and 2007;

•	reviewed the historical market prices and trading volume for Merchants Group’s publicly traded securities;

•	reviewed certain other publicly available financial data for certain companies that we deem comparable to Merchants Group, and publicly available prices and premiums paid in other transactions that we considered similar to the merger;

•	reviewed drafts of certain documents to be delivered at the closing of the merger; and

•	conducted such other studies, analyses and inquiries as SFRi deemed appropriate.

In SFRi’s review and analysis, and in arriving at its opinion, SFRi assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to SFRi orally or otherwise discussed with SFRi by the management of Merchants Group) or publicly available and neither attempted to verify independently, nor assumed responsibility or liability for verifying, any of such information. SFRi relied upon the assurances of the management of Merchants Group that they are not aware of any facts that would or could be reasonably expected to make such information inaccurate or misleading. Furthermore, SFRi did not obtain, conduct and was not provided with, or assume any responsibility for obtaining or conducting, any independent valuation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Merchants Group, nor did SFRi evaluate the solvency of Merchants Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. SFRi is not expert in the evaluation of loss reserves, and did not make any independent evaluation of the adequacy of the loss reserves of Merchants Group and, as a result, assumed that the loss reserves of Merchants Group were adequate.

In relying on the financial forecasts, analyses and projections (and the assumptions and bases therefor) for Merchants Group that were provided to SFRi, SFRi assumed, with Merchants Group’s consent, that such forecasts and projections had been reasonably prepared in good faith on the basis of reasonable assumptions and reflected the best currently available estimates and judgments of their respective managements as to the future financial condition and performance of Merchants Group and SFRi further assumed, with Merchants Group’s consent, that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. Merchants Group does not publicly disclose internal management projections of the type provided to SFRi in connection with its analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the management of Merchants Group, including, without limitation, factors relating to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

SFRi also assumed that the merger will be consummated upon the terms set forth in the Merger Agreement without material alteration or waiver thereof. SFRi assumed in the course of obtaining the necessary regulatory or other consents and approvals (contractual or otherwise) for the merger, no restrictions, including any amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. In addition, SFRi assumed that the historical financial statements of Merchants Group reviewed by it had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles and statutory accounting principals, as applicable, consistently applied. SFRi further assumed that as of October 31, 2006 there had been no material adverse change in Merchants Group’s assets, financial condition, results of operations, business or prospects since the date of the last audited financial statements made available to SFRi.

SFRi’s opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to it as of, October 31, 2006. It should be understood that subsequent developments may affect the conclusion expressed in SFRi’s opinion and that SFRi disclaims any undertaking or obligation to update, revise or reaffirm its opinion or otherwise comment upon events occurring after October 31, 2006. SFRi’s opinion is limited to the fairness, from a financial point of view and as of the date of its opinion, of the consideration to be paid in the proposed merger to the holders of Merchants Group common stock. SFRi did not express any opinion as to any tax or other consequences that might result from the merger. SFRi was not retained to advise Merchants Group with respect to, nor does its opinion address, the relative merits of the merger compared with any other business strategy that Merchants Group’s board of directors has considered or may be considering, nor does it address the underlying business decision of Merchants Group to engage in the merger. SFRi’s opinion does not address whether any alternative transaction might produce consideration for Merchants Group’s stockholders in excess of the amounts contemplated in the merger. Furthermore, SFRi’s opinion does not address any legal or accounting matter, as to which it understands that Merchants Group obtained such advice as it deemed necessary from qualified professionals. SFRi’s opinion does not address the accuracy of Merchants Group’s forecasts, projections or estimates or the reasonableness of the underlying assumptions on which such forecasts, projections or estimates have been based.

In accordance with customary investment banking practice, SFRi employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material analyses performed by SFRi in connection with rendering SFRi’s opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by SFRi, nor does the order of the analyses described represent relative importance or weight given to those analyses by SFRi. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of SFRi’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 31, 2006 and is not necessarily indicative of current market conditions. It is a condition to the closing of the merger that the board of directors of Merchants Group receive an opinion dated the closing date that the consideration received in the merger is fair from a financial point of view to the holders of its common stock. The Board anticipates that it will receive a substantially similar opinion from SFRi, dated on the date of the closing of the merger, to the one described above.

Summary of Proposal.  SFRi reviewed the financial terms of the proposed transaction. Under the terms of the merger agreement, each share of Merchants Group common stock will be converted into the right to receive $33 per share, plus any required Dividend Adjustment (collectively, the “Merger Consideration”) in cash. AEG has no financing contingency in the Merger Agreement and has provided SFRi and the board of directors of Merchants Group with letters describing the sources of its financing for the acquisition.

Historical Trading Value Analysis.  As part of its analysis, SFRi reviewed the historical trading statistics of Merchants Group. In its analysis, SFRi noted the following:

•	Merchants Group stock price has traded within a range of $27.60 to $31.95 per share over the latest twelve months ended October 27, 2006, and had an average price over this period of $29.83 per share;

•	Over the past five years, the Company’s stock price has averaged $24.86 per share;

•	The trading volume of Merchants Group has totaled 512,300 shares, and had an average daily volume of 2,025 shares, or 0.10% of the shares outstanding, over the latest twelve months;

•	Over the past five years, Merchants Group’s average daily trading volume was 1,400 shares which represented 0.07% of the outstanding shares;

•	Merchants Group’s historical multiple of price to book value has averaged 0.83 times (with a high of 0.88 times) over the twelve months prior to October 31, 2006 and 0.76 times over the five years prior to October 31, 2006;

•	The Merger Consideration per share represents a price to book value multiple of 0.92 times (using the latest publicly available book value for Merchants Group), which is a 10.8% premium to the average multiple for the twelve months prior to October 31, 2006, a 21.1% premium over average multiple for the five year period prior to October 31, 2006, and a 4.6% premium to the all-time high book value multiple over the five years prior to October 31, 2006.

Comparable Public Company Analysis.  As part of its analysis, SFRi reviewed certain financial information and calculated commonly used valuation measurements for Merchants Group, as applicable, to corresponding information and measurements for groups of selected publicly traded companies.

The companies below were chosen in part due to certain similar characteristics they share with Merchants Group, including operating structure, lines of business, geographical presence, type of distribution and overall size. There are, however, certain characteristics of Merchants Group which are unique to Merchants Group and which SFRi took into account in performing its analysis and issuing its fairness opinion.

These characteristics include the fact that Merchants Group is managed and operated by Mutual under various agreements that are scheduled to expire effective December 31, 2007. Merchants Group has no management or operating infrastructure of its own and is reliant upon Mutual for all aspects of management, facilities and operations. Merchants Group’s current financial strength rating from A.M. Best acknowledges the dependent relationship Merchants Group has with Mutual, and in the absence of such an arrangement A.M. Best might have given Merchants Group a lower rating. As of October 31, 2006, Merchants Group did not have a business plan or strategy in place pursuant to which it could operate independently subsequent to 2007 in the absence of an agreement with Mutual. Accordingly, no estimate of earnings for Merchants Group exists beyond 2007, and since the Services Agreement does not clearly indicate the terms and conditions for any separation from Mutual will take place, the ability to assess Merchants Group’s costs associated with any separation and its earnings potential is limited.

Merchants Group has experienced declining revenues due to its reduced share of the Pooled Business resulting from the terms of the Pooling Agreement with Mutual and the absence of any other source of revenues outside of the arrangement with Mutual. The diminished revenues and business profile has adversely impacted the expense ratio at which Merchants Group operates, since certain of the expenses it shares with Mutual under the Services Agreement do not vary with relative premium income between the two companies. Further, the earnings of Merchants Group in recent periods have benefited from the release of prior period loss reserves, and in the absence of such loss reserve releases, current year earnings and returns would have been materially less that those reported.

The selected public companies used in the comparable public company analysis can be divided into three groups with each group having particular characteristics that are comparable to Merchants Group. The first group is identified as Mutual Affiliates and was chosen based on similarity of ownership and operating structure (partial ownership by, and operating in conjunction with, respective affiliated mutual insurers) and to a lesser extent based on the type of insurance business written. This group included the following companies:

•	ALFA Corporation

•	Donegal Group Inc.

•	EMC Insurance Group Inc.

•	Harleysville Group Inc.

The second group of public companies chosen, which is referred to as Small Cap Companies, and which generally included property-casualty companies with market capitalizations less than $200 million. Smaller market capitalization companies were relevant to SFRi’s analysis because these companies have limited liquidity caused by limited publicly traded shares, and limited or no coverage by research analysts, factors which can adversely effect these companies’ public market valuations as compared to companies with larger market valuations which typically have greater liquidity in the market for their shares and broader research analyst coverage. These companies include:

•	North Pointe Holdings Corporation

•	Mercer Insurance Group, Inc.

•	National Atlantic Holdings Corporation

•	Specialty Underwriters’ Alliance, Inc.

The third group included one company which was chosen due to similarities it had to Merchants Group for a period in its history. This situation is referred to as the Arch Capital Group Case Study. From January 2000 until October 2001, Arch Capital Group, following the sale of its operating assets, operated as an insurance holding company with no ongoing operations.

Collectively, Mutual Affiliates, the Small Cap Companies, and the Arch Capital Group Case Study are referred to in this proxy as the “comparable public companies.” While noting that none of the comparable public companies listed above are identical to Merchants Group, SFRi selected these companies because they are publicly traded companies with similar characteristics that, for purposes of this analysis, are considered comparable to those of Merchants Group.

When comparing Merchants Group to the comparable public companies, SFRi noted certain financial performance and other measures between Merchants Group and the comparable public companies which were relevant to its analysis. These financial performance and other measures included:

•	Merchants Group’s ownership percentage by Mutual of Merchants Group is 12% as compared to a range of 47% to 57% for the group of Mutual Affiliates;

•	Merchants Group’s share of the pooled business which it shares with Mutual is currently 25% (and the percentage share has declined over the last three years), as compared to a range of 30% to 80% for the group of Mutual Affiliates;

•	Merchants Group’s size, as measured by market value, shareholders’ equity, total assets and premiums is the smallest of any of the comparable public companies;

•	Merchants Group’s compound growth in total assets over the last five years has been negative 3.7%, as compared to a median of positive 11.0% for Mutual Affiliates and a median of positive 28.9% for the Small Cap Companies (it should be noted that two of the four Small Cap Companies began operations relatively recently and therefore their respective growth is measured off a low starting point)

•	Merchants Group’s compound growth in net premiums written (an insurer’s gross premiums less ceded premiums) over the last five years has been negative 13.7%, as compared to a median of positive 13.3% for Mutual Affiliates and a median of positive 20.7% for the Small Cap Companies;

•	Merchants Group’s growth in estimated 2007 earnings per share as compared to estimated 2006 earnings per share (exclusive of the benefit of loss reserve releases for Merchants Group in 2006) of negative 5.2%, as compared to the median growth in estimated 2007 earnings per share for Mutual Affiliates of positive 6.3% and the median for the Small Cap Companies of positive 107.8%.

•	Merchants Group’s compound growth in book value per share over the last five years was 4.3%, as compared to a median of 8.6% for Mutual Affiliates;

•	Merchants Group’s 2005 expense ratio (a commonly used measure of an insurer’s operating efficiency calculated by dividing operating expenses by premiums) was 43.9% as compared to a median of 33.1% for Mutual Affiliates and a median of 41.3% for the Small Cap Companies;

•	Merchants Group 2005 return on equity (net income divided by shareholders’ equity) was 9.0% (and was 6.3% adjusted to exclude the benefit from the release of prior year reserves), as compared to a median of 14.0% for Mutual Affiliates and a median of 6.4% for the Small Cap Companies;

•	Over the year prior to October 31, 2006, Merchants Group’s price to book value multiple has been at a 47% discount to the all the comparable companies and a 58% discount to a broader index of property and casualty insurance companies;

•	Over the five years prior to October 31, 2006, Merchants Group’s price to book value multiple has been at a 52% discount to all the comparable public companies and a 37% discount to a broader index of property and casualty insurance companies.

To calculate the applicable multiples for the comparable public companies, SFRi used publicly available information concerning historical and estimated financial performance. Most recent book values for the comparable public companies were as of June 30, 2006. Estimated earnings per share for 2006, 2007 and 2008 (where available) were obtained from SNL Data Source, a recognized aggregator of financial information. To calculate the applicable multiples for Merchants Group, SFRi used projections prepared by Merchants Group’s management, and used earnings and book values as reported by Merchants Group and in certain instances, after the application by SFRi of certain adjustments, primarily loss reserve releases in 2005 and 2006. The price used for each of the comparable companies in this analysis is based on its closing price on October 27, 2006. The transaction price assumed for Merchants Group was $33.00 per share.

The valuation measurements reviewed by SFRI in evaluating Merchants Group in comparison to the comparable public companies included, among other things:

	Merchants
	Group at		Mutual		Small Cap
	Merger		Affiliates		Companies
	Proposal(1)		Median		Median

Price to 2005 Actual Earnings	15.6	x	13.6	x	18.0x
Price to 2006 Estimated Earnings	15.7	x	13.0	x	15.8x
Price to 2007 Estimated Earnings	16.5	x	13.1	x	8.5x
Price to GAAP Book Value Per Share	0.92	x	1.58	x	1.22x
Enterprise Value to Statutory Surplus	0.98	x	2.11	x	1.51x

(1)	Merchants Group’s earnings in 2005 and 2006 exclude the benefit of loss reserve releases in each year.

The average quarterly price to book value multiple for Arch Capital Group for the period from January 2000 to October 2001, which was the period Arch Capital Group operated without a clear business plan or significant ongoing operations, was 0.72 times.

No company utilized in the comparable public company analysis is identical to Merchants Group. In identifying the relevant peer groups, SFRi made judgments and assumptions with regard to the nature of the companies’ business and industry segment, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merchants Group. These other matters include the impact of competition on the business of Merchants Group and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Merchants Group or in the industry or financial markets in general. Accordingly, SFRi believes the analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in SFRi’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

Precedent Transactions Analysis.  SFRi reviewed and compared the proposed financial terms of the merger to corresponding publicly available financial terms of selected precedent transactions in the insurance industry. These transactions were chosen because they involve public and private companies that have operations in the property and casualty sector, involved total transaction size of less than $1 billion and occurred within the last ten years. The transactions selected by SFRi were not a complete list of property and casualty transactions that occurred over this period, but were used due to certain similarities to Merchants Group. The selected transactions consisted of the following transactions:

Acquirer	Acquired Company

New Affirmative, LLC	Affirmative Insurance Holdings
Mercer Insurance Group	Financial Pacific Insurance
ProAssurance Corp.	NCRIC Group, Inc.
Nationwide Mutual Insurance Company	THI Holdings Inc.
American National Insurance	Farm Family Holdings, Inc.
Prudential Insurance Company of Am	THI Holdings Inc.
St. Paul Cos	MMI Companies, Inc.
Sentry A Mutual Insurance Company	John Deere Insurance Group, Inc.
Markel Corporation	Gryphon Holdings Inc.

The relevant information analyzed by SFRi for the precedent transactions included the equity value as a multiple of GAAP book value and earnings and total enterprise value multiple of statutory surplus:

	Merchants
	Group		Comparable
	Merger		Transaction
	Proposal		Median

Deal Price to Book Value	0.92	x	1.08x
Deal Price to Latest Annual GAAP Net Income	10.6	x	6.9x
Deal Price to Latest GAAP Net Income, Adjusted(1)	15.6	x	6.9x
Deal Value to Statutory Surplus	0.98	x	1.37x

(1)	Adjusted to exclude loss reserve releases in 2005.

No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the precedent transactions, SFRi made judgments and assumptions regarding industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merchants Group, such as the impact of competition on Merchants Group and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Merchants Group or the industry or in the financial markets in general. Mathematical analysis such as determining the average or median is not in itself a meaningful method of using comparable transaction data.

Liquidation and Discounted Cash Flow Analysis.  SFRi performed a discounted cash flow analysis for Merchants Group, assuming Merchants Group remains a stand-alone entity and that the Pooling and Services Agreements terminated at year end 2007. The analysis does not take into consideration the separation costs that would be incurred by Merchants Group associated with separation from Mutual. For purposes of the discounted cash flow analysis, SFRi applied two methods calculating the sum of the present value of dividends over a five year period commencing with calendar year 2007 through 2011, plus the present value of a terminal value obtained by applying a multiple to book value at the end of 2011. The present value of the cash flows and terminal value were calculated using discount rates ranging from 9.0% to 15.0%, and the terminal value applied to the 2011 book value ranged from 0.9 times to 1.1 times.

The first method used the current dividend to shareholders, grown at an annual rate of 5% per year and a terminal value of estimated GAAP book value at year end 2011. This analysis resulted in a range of per share present values for Merchants Group of $20.04 to $30.44. The second method SFRi used was a statutory based cash flow analysis using maximum dividends available from MNH and a terminal value of estimated statutory surplus at year end 2011. This analysis resulted in a range of per share present values for Merchants Group of $23.34 to 32.18.

SFRi noted that the discounted cash flow analysis requires reliance on numerous assumptions, including Merchants Group ability to operate in a run-off mode, future expenses, investment portfolio returns, discount rates and terminal value multiples.

The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, SFRi considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, SFRi believes that selecting any portion of SFRi’s analyses, without considering all its analyses, would create an incomplete view of the process underlying SFRi’s analysis and opinion. In addition, SFRi may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be SFRi’s view of the actual value of Merchants Group. SFRi believes that no company or transaction used in the above analyses as a comparison is directly comparable to Merchants Group or the contemplated merger.

The consideration payable to the holders of Merchants Group’s common stock pursuant to the contemplated merger was determined through arms’-length negotiations between Merchants Group and AEG and was approved by Merchants Group’s board of directors. During these negotiations, SFRi provided advice to the Special Committee prior to June 7, 2006, and to Merchants Group’s board of directors after June 7, 2006. SFRI did not recommend any specific amount of consideration to the Special Committee or Merchants Group’s board of directors or that any amount of consideration constituted the only acceptable amount of consideration for the merger.

The Special Committee engaged SFRi to act as financial advisor with respect to the merger. In connection with its engagement, SFRi has been paid a retainer of $50,000 and monthly and quarterly financial fees aggregating $250,000 through the date of this proxy. In addition, SFRi has been paid a fee of $200,000 which became due and payable when it advised the Special Committee that it was prepared to render its opinion. None of the foregoing fees have been contingent upon the consummation of the merger. When SFRi provides a second fairness opinion dated the date of the closing, it will be entitled to receive a fee of $50,000. SFRi will also receive a transaction fee equal to approximately $708,000 upon the closing of the merger which is contingent upon the closing of the merger. In addition, Merchants Group agreed to reimburse the expenses of SFRi and to indemnify SFRi for certain liabilities that may arise out of its engagement by Merchants Group. In the ordinary course of business, SFRi and its affiliates may actively trade in the equity securities of Merchants Group for its own account or the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Prior to its engagement by the Special Committee, SFRi had not been engaged by Merchants Group or any of its affiliates to provide any other professional services.

The full text of SFRi’s written opinion is attached to this proxy statement as Annex B, and the summary of the opinion set forth above is qualified in its entirety by reference to such opinion. Merchants Group’s stockholders are urged to read the opinion carefully in its entirety for a description of the procedures followed, the limitations on the review made, the factors considered and the assumptions made by SFRi. The opinion was furnished for the use and benefit of the Merchants Group board of directors in connection with its consideration of the proposed merger and was not intended to be used, and may not be used, for any other purpose, without express, prior written consent of SFRi. SFRi’s opinion was not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the proposed merger.

Effects of the Proposed Merger on Merchants Group

Merchants Group common stock is currently listed on the American Stock Exchange under the symbol “MGP”. Following completion of the proposed merger, it is expected that Merchants Group will cease to be a publicly traded corporation and will instead become a direct wholly-owned subsidiary of AEG. Following completion of the proposed merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the proposed merger, our common stock will no longer be listed on any exchange or quotation system where our common stock may at such time be listed or quoted, including the American Stock Exchange and price quotations will no longer be available.

Upon completion of the proposed merger, the certificate of incorporation of Merchants Group, as in effect immediately prior to the completion of the proposed merger will be amended in accordance with the terms of the merger agreement. The by-laws of Merchants Group Merger Sub as in effect immediately prior to the completion of the merger will be the by-laws of the surviving corporation. In addition, the director of Merchants Group Merger Sub immediately prior to the completion of the merger will become the director of the surviving corporation and officers of Merger Sub will be the officers of the surviving corporation.

Upon completion of the merger, each share of our common stock that you own immediately prior to the completion of the merger will be converted into the right to receive $33.00 per share, without interest, plus any required Dividend Adjustment. Upon completion of the proposed merger, you will no longer hold an equity interest in Merchants Group. Accordingly, you will not have the opportunity to participate in the earnings and growth of Merchants Group and will not have any right to vote on corporate matters. Similarly, you will not face the risk of losses generated by Merchants Group’s operations or decline in its stock price after the completion of the proposed merger.

Effects on Merchants Group if the Proposed Merger Is Not Completed

If the requisite stockholder approval in connection with the proposed merger is not obtained, or if any other condition to the proposed merger is not satisfied and the merger agreement is otherwise terminated, the proposed merger will not be completed and stockholders will not receive any payment for their shares in connection with the proposed merger. In addition, in the circumstances described below under “The Merger Agreement — Termination Fees”, Merchants Group will be required to pay termination fee equal to $2,478,228.

Interests of our Directors and Executive Officers in the Proposed Merger

In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers and directors have interests in the proposed merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting and approving the merger agreement.

Merchants Mutual Insurance Company.  The executive officers of Merchants Group and its wholly-owned subsidiary, Merchants New Hampshire, also serve as executive officers of Merchants Mutual Insurance Company. Merchants Group and Merchants New Hampshire operate and manage their business in conjunction with Mutual under a services agreement that became effective January 1, 2003. At December 20, 2006, Mutual also owned 11.9% of our issued and outstanding common stock. Merchants New Hampshire and Mutual also “pool,” or share, underwriting results on certain insurance business by means of a reinsurance pooling agreement that became effective January 1, 2003. The acquisition of Merchants Group by AEG as a result of the Merger may cause Mutual, and thus the executive officers of Merchants Group, to have interests that are different from our stockholders. Robert M. Zak, our Chief Operating Officer and also the Chief Executive Officer of Mutual, was a member of our board of directors until June 7, 2006, when his term expired and he did not stand for re-election.

Stock Options, Equity Awards and other Payments.  Merchants Group does not have any outstanding options or equity awards payable to its directors or executive officers.

Indemnification of Officers and Directors.  Following completion of the proposed merger,

•	the surviving corporation shall indemnify our or our subsidiaries’ current or former directors and officers to the maximum extent permitted by law against costs, expenses and liabilities for acts or omissions occurring at or prior to the completion of the proposed merger unless it is determined that the indemnified person acted in bad faith and not in a manner that the person believed to be in or not opposed to the best interests of Merchants Group; and

•	for six years after completion of the proposed merger, the surviving corporation will maintain in effect Merchants Group’s directors’ and officers’ liability insurance or similar insurance covering acts and omissions occurring on or prior to completion of the proposed merger on terms no less favorable than those in effect on the date of the merger agreement, provided that the surviving corporation shall not be required to pay premiums in excess of 225% of the annual premium paid by Merchants Group for such insurance in 2006.

REGULATORY MATTERS

As described above under “Conditions to the Proposed Merger”, the obligations of Merchants Group, AEG and Merger Sub to effect the proposed merger are subject to the satisfaction or waiver of, among other conditions, the termination or expiration of any waiting period (and any extension thereof) applicable to the proposed merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules provide that transactions such as the proposed merger may not be completed until specified information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. Merchants Group and AEG filed Notification and Report Forms with the Antitrust Division of the Federal Trade Commission on December 29, 2006.

The merger also requires the approval of the New Hampshire Insurance Department because Merchants of New Hampshire is a New Hampshire domiciled insurance company. An application for such approval was filed on January 4, 2007. Merchants New Hampshire is the sole owner of a New York domiciled premium finance company, M.F.C. of New York, Inc. Under applicable New York laws, the merger requires approval of the New York Superintendent of Banking. However, because M.F.C. of New York has not conducted business in over ten years, we intend to surrender M.F.C.’s license to conduct business as a premium finance company and negate the need for such approval.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences to our stockholders of the receipt of cash in exchange for shares of our common stock pursuant to the proposed merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis. This discussion generally assumes that the shares of our common stock are held as capital assets by a U.S. person (i.e., a citizen or resident of the U.S. or a domestic corporation). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder of ours in light of the stockholder’s personal investment circumstances, or those stockholders of ours subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, U.S. expatriates, foreign corporations and nonresident alien individuals, stockholders who exercise their appraisal rights under Delaware law, entities or arrangements treated as partnerships, trusts or estates for U.S. federal income tax purposes and partners and beneficiaries in such entities or arrangements, our stockholders who hold shares of our common stock as part of a hedging, “straddle”, conversion or other integrated transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a stockholder of ours. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the proposed merger.

The receipt of cash in the proposed merger will be a taxable transaction for U.S. federal income tax purposes. In general, a holder of shares of our common stock will recognize gain or loss upon a surrender of our common stock in the proposed merger in an amount equal to the difference between the holder’s adjusted tax basis in shares of common stock surrendered and the amount of cash received by the holder. Gain or loss will be calculated separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction). If the shares of our common stock have been held for more than one year, the gain or loss will be long-term capital gain or loss subject (in the case of stockholders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%, and will be short-term capital gain or loss if the shares have been held for one year or less. The deductibility of a capital loss recognized on the exchange is subject to limitation.

Under the U.S. federal income tax backup withholding rules, the payor generally is required to and will withhold 28% of all payments to which a stockholder or other payee is entitled in the proposed merger, unless the stockholder or other payee (1) is a corporation or comes within another exempt category and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders) and otherwise complies with the applicable requirements of the backup withholding rules. Each stockholder of ours and, if applicable, each other payee, should complete, sign and return to the exchange agent for the proposed merger the substitute Form W-9 that each stockholder of ours will receive with the letter of transmittal following completion of the proposed merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the exchange agent. The exceptions provide that certain stockholders of ours (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding requirements. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

The foregoing discussion of the material U.S. federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the proposed merger.

THE MERGER AGREEMENT

This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the proposed merger. This description of the merger agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Proposed Merger

The merger agreement provides that, within two business days following the satisfaction or waiver of the conditions to the proposed merger, Merger Sub, a wholly owned direct subsidiary of AEG, will merge with and into Merchants Group, with Merchants Group continuing as the surviving corporation. As a result of the proposed merger, we will cease to be a publicly traded company and will become a direct wholly-owned subsidiary of AEG. Following the satisfaction or waiver of the conditions to the proposed merger, the proposed merger will be effective at the time a certificate of merger is duly filed with the office of the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties to the merger agreement and specified in the certificate of merger filed with the Secretary of State).

We expect that the proposed merger will be completed in first quarter of 2007, after all conditions to the proposed merger have been satisfied or waived. The proposed merger is subject to the conditions described under the caption “— Conditions to the Proposed Merger” on page 32. We cannot specify when, or assure you that, all conditions to the proposed merger will be satisfied or waived, however, we intend to complete the proposed merger as promptly as practicable.

Certificate of Incorporation; By-laws; Directors and Officers of the Surviving Corporation

Upon completion of the proposed merger, the certificate of incorporation of Merchants Group, as in effect immediately prior to the completion of the proposed merger will be amended in accordance with the terms of the merger agreement. The by-laws of Merger Sub as in effect immediately prior to the completion of the proposed merger will be the by-laws of the surviving corporation. In addition, the directors and officers of Merger Sub immediately prior to the completion of the proposed merger will become the directors and officers of the surviving corporation.

Merger Consideration

If and when the proposed merger is completed, each issued and outstanding share of Merchants Group common stock (other than shares held by Merchants Group, AEG or any of their respective subsidiaries that will be canceled and shares held by holders who properly elect to exercise appraisal rights under Delaware law) will be converted into the right to receive $33.00 in cash, without interest, plus any required Dividend Adjustment. Upon completion of the proposed merger, each holder of a certificate representing shares of Merchants Group common stock will cease to have any voting or other rights with respect to those shares, except the right to receive the above described per share merger consideration.

Prior to the completion of the proposed merger, AEG will select a bank or trust company reasonably acceptable to us to act as exchange agent for the payment of the merger consideration. Upon the completion of the proposed merger, AEG will deliver to the exchange agent all cash necessary to pay the aggregate merger consideration. As soon as reasonably practicable after the completion of the proposed merger, the exchange agent will mail a letter of transmittal to each holder of record immediately prior to the completion of the proposed merger. The letter of transmittal will explain how to surrender your Merchants Group common stock certificates in exchange for the per share merger consideration. Please do not send your Merchants Group common stock certificates with your proxy card. You should send them only in compliance with the instructions that will be provided in the letter of transmittal. Holders who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal and any other documents reasonably required by the exchange agent, will receive the per share merger consideration for each share of common stock represented by the certificates surrendered. In all cases, the per share merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.

Holders of common stock whose certificates are lost, stolen or destroyed will be required to make an affidavit identifying the certificate or certificates as lost, stolen or destroyed and, if required by the surviving corporation, to post a bond in a reasonable amount as directed by the surviving corporation to indemnify against any claim that may be made against the surviving corporation with respect to the certificates. In addition, a person other than the person in whose name a surrendered certificate is registered may receive the merger consideration if the certificate has been properly endorsed and the person requesting payment pays any transfer or other taxes arising by reason of the payment to a person other than the registered holder of the certificate unless the holder can establish to the satisfaction of AEG that the tax has been paid or is not applicable.

None of AEG, Merger Sub, us or the exchange agent or any of such persons’ respective affiliates will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The merger agreement also provides that any amounts due in respect of a certificate that has not been surrendered within twelve months after the completion of the proposed merger will be returned to AEG and the holders of any stock certificates that have not then been surrendered will look only to AEG for delivery of the merger consideration payable in respect of such certificate.

Stockholders Seeking Appraisal

The merger agreement provides that each outstanding share of Merchants Group common stock held by holders who properly elect to exercise appraisal rights under Delaware law will not be converted into the right to receive the merger consideration, unless the holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal. Should a holder of Merchants Group common stock fail to perfect or otherwise waive, withdraw or lose the right to appraisal, then the right of such holder to be paid the fair value of such holder’s shares in accordance with the appraisal proceedings shall cease and such shares shall be deemed to have been converted as of the completion of the proposed merger into, and to have become exchangeable solely for, the right to receive the merger consideration. See the section captioned “Appraisal Rights” on page 40 for a description of the material provision of the Delaware statutory procedures required to be followed in order to perfect appraisal rights.

We are obligated under the merger agreement to give AEG prompt notice of demands for appraisal and we may not make any payment with respect to, or settle or offer to settle, any demand for appraisal without AEG’s prior written consent.

Conditions to the Proposed Merger

Conditions to Each Party’s Obligation To Complete the Proposed Merger.  Each party’s obligation to complete the proposed merger is subject to the satisfaction or waiver on or prior to the closing date of the proposed merger of the following conditions:

•	As required by Delaware law, the merger agreement must be adopted by the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

•	The waiting period (and any extension thereof) applicable to the proposed merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have been terminated or expired.

•	No law, injunction or order preventing the completion of the proposed merger may be in effect.

•	All necessary authorizations, consents, orders, permits or approvals of governmental agencies shall have been received. The only such approvals of which Merchants Group is aware are the approval of the New Hampshire Insurance Department.

Conditions to Obligations of AEG and Merger Sub To Complete the Proposed Merger.  The obligations of AEG and Merger Sub to complete the proposed merger are further subject to the satisfaction or waiver on or prior to the closing date of the proposed merger of the following conditions:

•	No material adverse effect, as defined in the merger agreement and described below, shall have occurred,

•	There does not exist any misrepresentation or breach of any of the representations and warranties of Merchants Group in the merger agreement, the effect of which, individually or in the aggregate, constitutes, or could reasonably be expected to constitute a material adverse effect, disregarding exceptions to the definition of “material adverse effect” concerning negative changes to the rating of Merchants Group or the surviving company or the imposition of restrictions or moratoriums on the ability of Merchants Group or Merchants New Hampshire to pay dividends.

•	Merchants Group must have performed in all material respects its obligations under the merger agreement excluding certain covenants concerning operation of its business in the ordinary course and obligations concerning maintenance of employees, officers and consultants to manage Merchants Group’s relationship with Merchants Mutual Insurance Company.

•	Merchants Group must not have failed to perform certain obligations concerning operation of its business or maintenance of employees, officers and consultants to manage Merchants Group’s relationship with Merchants Mutual Insurance Company which failure, individually or in the aggregate, constitutes, or could be reasonably expected to constitute, a material adverse effect.

•	Merchants Group shall have received opinions of SFRi dated the date of the merger agreement and dated the date of the closing to the effect that, based on and subject to the various assumptions, qualifications and limitations set forth in such opinion, as of the date of such opinion, the consideration to be received by the holders of Merchants Group common stock in the proposed merger is fair, from a financial point of view, to those holders.

As defined in the merger agreement, a material adverse effect means any fact, event, circumstance, change, condition or effect that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of Merchants Group and its subsidiaries, taken as a whole. However, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a material adverse effect:

•	any change in the price or trading volume of Merchants Group’s common stock in and of itself (although the effects underlying such a change may be deemed to constitute, or may be taken into account in determining whether there has been, a material adverse effect); and

•	any change or effect (A) resulting from changes or effects to the U.S. or global economy in general, (B) resulting from changes or effects to the property and casualty insurance business generally, (C) resulting primarily from the identities of AEG and its affiliates or statements or other actions by them, (D) resulting from changes in generally accepted accounting principles or applicable statutory accounting principles after the date hereof, (E) resulting from the announcement of AEG’s proposal to acquire Merchants Group, the execution and announcement of the merger agreement or the merger or regulatory approvals contemplated hereby, (F) resulting from any action by Merchants Mutual Insurance Company to retain for its exclusive benefit the business of any customers whose insurance policies Mutual currently pools with Merchants New Hampshire, compete with Merchants Group, or renegotiate, terminate or alter its level of performance under certain agreements between Mutual and Merchants Group, (G) any change in the rating of Merchants Group or Merchants New Hampshire by any rating agency, or (H) any restriction, prohibition, or moratorium on dividends imposed by any governmental authority with respect to Merchants Group or Merchants New Hampshire.

Conditions to Our Obligation to Complete the Proposed Merger.  Our obligation to complete the proposed merger is further subject to the satisfaction or waiver on or prior to the closing date of the proposed merger of the following conditions:

•	There does not exist any misrepresentation or breach of any of the representations and warranties of AEG or Merger sub in the merger agreement, the effect of which, individually or in the aggregate, constitutes, or could reasonably be expected to constitute a material adverse effect.

•	Each of AEG and Merger Sub must have complied in all material respects with its material obligations under the merger agreement.

Alternative Takeover Proposals; Recommendation of the Board

Merchants Group has agreed that neither it nor its subsidiaries will permit or cause their respective directors, officers, employees or other representatives, to solicit, initiate, knowingly encourage or knowingly act to facilitate any inquiry, engage in discussions concerning, or enter into any contract with respect to any proposal for an alternative merger or other business combination or other acquisition of over 20% of the stock, assets or business of Merchants Group and its subsidiaries, taken as a whole (we refer to such a proposal as an acquisition proposal). In addition, we have agreed not to provide or permit to be provided to any person or entity information with respect to any acquisition proposal. Notwithstanding the foregoing, if our board of directors receives a written proposal in respect of, or that could reasonably be expected to lead to, an alternative merger or other acquisition of 100% of the stock or all or substantially all of the assets of Merchants Group that our board of directors determines in good faith, after consultation with its financial advisors, is more favorable to the stockholders of Merchants Group (taking into account all of the terms of such acquisition proposal and the likelihood of such acquisition proposal being consummated) (we refer to such a proposal as a superior proposal), then our board of directors may provide information with respect to Merchants Group pursuant to a customary confidentiality agreement and participate in discussions regarding such competing proposal. We must promptly advise AEG orally and in writing of any competing proposal or related inquiry, the identity of the person making the competing proposal and the material terms of the competing proposal or inquiry. We are required to keep AEG reasonably informed on a current basis of the status and material details of any such competing proposal or inquiry. We must promptly provide to AEG any information that is provided to the person making such competing proposal.

In addition, under the merger agreement, our board of directors may not, except as described below under “Right to Accept a Superior Proposal”,

•	withdraw or modify in a manner adverse to AEG or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to AEG or Merger Sub, its recommendation of the merger agreement unless, at any time prior to the time that Merchants Group’s stockholders adopt the merger agreement, it determines in good faith, after receipt of advice from outside counsel, that the failure to take such action would result in a breach of its fiduciary duties; or

•	recommend, adopt or approve any competing proposal or propose publicly to recommend, adopt or approve any acquisition proposal.

Right to Accept a Superior Proposal

In response to a superior proposal our board of directors may approve and recommend such superior proposal and cause Merchants Group to terminate the merger agreement and enter into a definitive agreement with respect to such superior proposal; provided that we must first (i) determine in good faith, after consulting with outside counsel, that such superior proposal does not result from a violation of our non-solicitation obligations under the merger agreement and that accepting such superior proposal is reasonably required by the board’s fiduciary obligations under applicable law, (ii) comply with the notification requirements summarized above under “Alternative Takeover Proposals; Recommendation of the Board” and (iii) give AEG three business days to revise the terms of the merger agreement to match the superior proposal, . In the event we terminate the merger agreement to enter into an acquisition agreement with respect to a superior proposal, we are required to pay to AEG a termination fee of $2,478,228 plus actual costs and expenses of AEG.

Representations and Warranties

The merger agreement contains representations and warranties made by Merchants Group, AEG, and Merger Sub to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

The representations and warranties made by Merchants Group to AEG and Merger Sub include representations and warranties relating to, among other things:

•	due organization, power and standing, and other corporate matters;

•	subsidiaries and equity interests;

•	capital structure;

•	authorization, execution, delivery and enforceability of the merger agreement and related matters;

•	absence of conflicts with, violations of or default under organizational documents, contracts, judgments, orders, laws or regulations as a result of entering into the merger agreement or consummating the proposed merger and related transactions;

•	the consents we are required to obtain and the filings we are required to make in connection with entry into the merger agreement and consummating the proposed merger and related transactions;

•	the accuracy and completeness of the information contained in the reports and financial statements that we file with the SEC, and the compliance of our SEC filings with applicable requirements of Federal securities laws;

•	liabilities;

•	the conduct of our business, and the absence of a material adverse effect (as described above under “Conditions to the Merger”), since December 31, 2005;

•	the absence of undisclosed litigation;

•	compliance with applicable laws and reporting requirements, including compliance with applicable laws and regulations governing our insurance business;

•	the conduct of our insurance business;

•	our material contracts and the absence of our material violation of or material default under such contracts;

•	our intellectual property, tax, employee benefit plans, ERISA compliance and excess parachute payments;

•	our permits;

•	our property and assets;

•	the absence of undisclosed broker’s fees;

•	environmental, insurance and labor matters;

•	our accounts receivables;

•	our knowledge of certain extraordinary restrictions on the ability of Merchants New Hampshire to pay dividends; and

•	data security and infrastructure.

The representations and warranties made by AEG and Merger Sub to Merchants Group include representations and warranties relating to, among other things:

•	due organization, power and standing, and other corporate matters;

•	conduct of business and capital structure of Merger Sub;

•	authorization, execution, delivery and enforceability of the merger agreement, the financing commitments and related matters;

•	the absence of any conflict with, violation of, or default under, organizational documents, contracts, judgments, orders, laws or regulations as a result of entering into the merger agreement, the financing commitments or consummating the merger and related transactions;

•	the consents AEG and Merger Sub are required to obtain and the filings such parties are required to make in connection with entering into the merger agreement and consummating the proposed merger and related transactions;

•	the absence of undisclosed broker’s fees; and

•	adequacy of financial resources to consummate the merger.

Conduct of Business Pending the Merger

From October 31, 2006 until the completion of the proposed merger, Merchants Group is obligated to, and to cause its subsidiaries to, conduct its businesses in the ordinary course of business consistent with past practice and, to the extent consistent with doing so, use commercially reasonable efforts to preserve intact the assets of Merchants Group and its subsidiaries. In addition, from October 31, 2006 to the completion of the proposed merger, Merchants

Group shall not, and shall not permit any of its subsidiaries to, and shall not authorize them to, do any of the following without the prior written consent of AEG:

•	amend or propose to amend its certificate of incorporation, articles of incorporation, bylaws or similar organizational documents;

•	issue, sell, grant, transfer, pledge, dispose of, encumber or authorize the issuance of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments, appreciation rights, performance guarantees or any other rights, or rights of any kind to acquire, any securities of Merchants Group or any of its subsidiaries;

•	directly or indirectly, split, combine or reclassify the outstanding shares of our capital stock; or redeem, purchase or otherwise acquire directly or indirectly any of our capital stock;

•	declare, set aside, make or pay any dividend or other distribution; any contribution, loan or other payment or any combination thereof, with respect to our capital stock, except in each case for quarterly dividends in the ordinary course of business consistent with past practice;

•	adopt a plan of liquidation, dissolution, merger or consolidation;

•	increase the compensation or benefits payable to any director or officer, other employee or consultant; grant any severance or termination pay to (or amend any such existing arrangement with) any director or officer, other employee or consultant; enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer, other employee or contractor; or increase any benefits payable under any existing severance or termination pay policies or agreements or employment agreements;

•	adopt any employee benefit plan;

•	enter into or amend any collective bargaining agreement or any successor collective bargaining agreement, neutrality agreement, “card check” or any other labor agreement with or respecting any labor union or union representative;

•	authorize any capital expenditure payable by Merchants Group or any of its subsidiaries in excess of One Hundred Thousand Dollars ($100,000) individually or in the aggregate;

•	(A) incur or assume any indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible or liable for (whether directly or indirectly), the obligations of any Person (other than Merchants New Hampshire) for borrowed money, except for indebtedness incurred under our existing credit facilities in the ordinary course of business and consistent with past practice and in an aggregate amount not to exceed at any time outstanding one hundred thousand dollars ($100,000); (B) make any loans, advances or capital contributions to, or investments in, any other person (other than to Merchants Group from its subsidiaries, subject to other covenants listed below); or (C) enter into any material commitment or transaction (including any borrowing, capital expenditure or purchase, sale or lease of assets) requiring a capital expenditure (including any leases) by Merchants Group or any of its subsidiaries, other than capital expenditures that do not exceed one hundred thousand dollars ($100,000), individually or in the aggregate;

•	(A) make, revoke or change a material tax election with respect to Merchants Group or any of its subsidiaries (unless required by applicable law); (B) change a material method of accounting for tax purposes with respect to Merchants Group or any of its subsidiaries; (C) consent to extend the period of limitations for the payment or assessment of any material tax with respect to Merchants Group or any of its subsidiaries; or (D) settle or compromise any material tax liability or refund of Merchants Group or any of its subsidiaries;

•	waive any material defenses with respect to, or, other than in the ordinary course of business, make any payment of any material liability of Merchants Group or any of its subsidiaries other than the payment of insurance claims and the settlement of disputes in connection with insurance claims in the ordinary course of business;

•	(A) acquire (by merger, consolidation, or acquisition of stock or assets) any person or division thereof or make any investment in another person (other than an existing subsidiary of Merchants Group and other than incorporation of a wholly-owned subsidiary of Merchants Group) or, except in the ordinary course of business and consistent with past practice, acquire assets; or (B) sell, transfer, lease, license, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or lien of any of the properties or assets of Merchants Group or any of its subsidiaries, except in the case of clause (B) above, for sales, transfers, leases, licenses, pledges, dispositions or liens (1) pursuant to existing Contracts (the terms of which have been previously disclosed to AEG); or (2) in the ordinary course of business and consistent with past practice; provided, that the fair market value of all assets sold, transferred, leased, licensed, pledged, disposed of or encumbered pursuant to this clause (2) does not exceed one hundred thousand dollars ($100,000) in the aggregate;

•	cause our common stock to cease to be listed on the AMEX prior to the closing of the merger;

•	except as otherwise provided in the merger agreement, take any action, or fail to take any action, that could materially impair, prevent or impose a delay in consummating the transactions contemplated by the merger agreement, including the merger;

•	enter any new line of business or exit any line of business conducted by us as of the date of the merger agreement;

•	fail to maintain insurance (other than reinsurance) at presently existing levels;

•	waive any benefits, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the we are a party;

•	take or suffer any action that would result in the creation, or consent to the imposition, of any lien on any of our assets;

•	enter into any employment, consulting indemnification, severance or termination agreement with any employee or consultant of Merchants Group or any of its subsidiaries, or any other person;

•	take any action that could reasonably be expected to result in a failure of any of the conditions for closing of the merger;

•	enter into a contract to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing;

•	change any method, estimate or practice or any of the accounting principles used by it unless required by GAAP, SAP or applicable Law; or

•	agree or commit to do any of the foregoing.

In addition, from October 31, 2006 to the completion of the proposed merger, Merchants Group may not, and may not permit any of its subsidiaries to, and may not authorize them to, do any of the following without the prior written consent of AEG (which consent shall not be unreasonably withheld or delayed):

•	enter into, modify, amend or terminate certain material contracts or, except in the ordinary course of business and consistent with past practice, waive, release, assign or compromise any material rights or claims with respect thereto; or

•	cause any subsidiary of Merchants Group to make any loans, advances or capital contributions to, or investments in Merchants Group.

In addition, from October 31, 2006 to the completion of the proposed merger, Merchants Group will use commercially reasonable efforts to have at least one officer, employee or independent contractor who will represent Merchants Group in the oversight of our relationship with Merchants Mutual Insurance Company.

Efforts to Complete the Proposed Merger

Each of the parties to the merger agreement has agreed to use its reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the merger and the other transactions contemplated hereby and to cooperate with each other in connection with the foregoing, including taking actions to obtain any necessary consents, approvals, orders, exemptions or authorizations by or from any governmental authority or other person, (ii) defend all lawsuits or other legal proceedings challenging the merger agreement or the consummation of the merger, (iii) cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the merger, (iv) effect all necessary registrations and filings, including without limitation filings under the Hart Scott Rodino Act and submissions of information requested by any governmental authority and (v) execute and deliver any additional instruments necessary to consummate the merger.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the proposed merger:

•	by mutual written consent of AEG, Merger Sub, and Merchants Group.

•	by either AEG or Merchants Group:

•	if our stockholders have voted on the merger agreement and the merger and the votes shall not have been sufficient to approve the merger agreement and the merger under our articles of incorporation, bylaws and applicable law;

•	if an unappealable law, order or injunction issued by a governmental entity prohibits the proposed merger (unless a party has not fulfilled its obligations under the merger agreement to oppose any such order or injunction);

•	if the proposed merger is not completed on or before March 31, 2007 (which will be extended to June 30, 2007 if the sole unfulfilled condition is the receipt of a required regulatory approval that the parties have received reasonable indications will be received by that date), unless a breach by the party seeking to terminate the merger agreement is the principal cause of the failure to complete the proposed merger;

•	by us:

•	in connection with entering into a definitive agreement to effect a superior proposal as described above under “Alternative Takeover Proposals; Recommendation of the Board;” subject to our compliance with provisions of the merger agreement concerning responding to superior proposals;

•	if AEG or Merger Sub breach any of their respective representations, warranties, covenants or other agreements in the merger agreement, in a manner which constitutes the failure of a condition to our obligation to complete the proposed merger and such breach has not been cured within 30 days after the giving of written notice to AEG; except where (A) such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to March 31, 2007, and AEG or Merger Sub is diligently proceeding to cure such breach or (B) AEG’s breach of the merger agreement was the principal cause of the failure;

•	If the parties receive reasonable indications from any governmental authority that such governmental authority has denied or will not grant any necessary regulatory approval on or prior to June 30, 2007;

•	by AEG:

•	if Merchants Group breaches any of its representations, warranties or covenants in a manner that constitutes the failure of a condition to AEG’s and Merger Sub’s obligations to complete the proposed merger and such breach has not been cured within 30 days after the giving of written notice to Merchants Group; except where (A) such breach is incapable of being cured within such thirty (30) day period but can be reasonably cured prior to March 31, 2007 and Merchants Group is diligently proceeding to cure such breach or (B) AEG’s breach of the merger agreement was the principal cause of the failure; or

•	if we enter into an agreement pursuant to a superior proposal or our board of directors withdraws or adversely modifies its recommendation of the merger agreement, or proposes publicly to do so; or

•	if we violate covenants in the merger agreement restricting our ability to solicit or enter into discussions or negotiations with a third party regarding alternative merger, business combination or acquisition transactions.

Termination Fees

Termination Fee Payable by Merchants Group.  Under the merger agreement, Merchants Group must pay to AEG a termination fee of $2,478,228 plus the actual costs and expenses of AEG if:

•	Merchants Group or AEG terminate the merger agreement following the failure of the merger agreement to be approved by our stockholders in a vote on such matter and (A) at the time of such termination, there was outstanding a plan or proposal, which we refer to as an acquisition proposal, for an alternative merger or other business combination or other sale of over 20% of the stock, assets or business of Merchants Group (other than with AEG or any of its affiliates), which we refer to as an alternative transaction, (B) within 18 months after such termination, Merchants Group or any of its subsidiaries enters into an agreement providing for, or completes, an alternative transaction and (C) the aggregate purchase price for Merchants Group (or its assets) pursuant to such alternative transaction equals or exceeds the merger consideration payable under the merger agreement;

•	Merchants Group or AEG terminates the merger agreement following the failure of the merger agreement to receive the necessary number of votes in a vote on such matter by Merchants Group’s stockholders if prior to such vote our board of directors withdraws or adversely modifies its recommendation of the merger agreement, or proposes publicly to do so;

•	Merchants Group terminates the merger agreement because our board of directors exercises its rights to cause Merchants Group to enter into an acquisition agreement with respect to a superior proposal as described above under “Alternative Takeover Proposals; Recommendation of the Board”;

•	AEG terminates the merger agreement because our board of directors exercises its rights to cause Merchants Group to enter into an acquisition agreement with respect to a superior proposal or our board of directors withdraws or adversely modifies its recommendation of the merger agreement, or proposes publicly to do so; or

•	AEG terminates the merger agreement because Merchants Group violates restrictions in the merger agreement concerning solicitation of or entry into discussions or negotiations with a third party regarding alternative merger, business combination or acquisition transactions involving Merchants Group and the ability of our board of directors to change or withdraw its recommendation of the merger agreement;

•	If AEG terminates the merger agreement due to a breach of the merger agreement by Merchants Group which constitutes a failure of a condition to close the merger which failure is not cured within 30 days and (A) at the time of such termination, there was outstanding an acquisition proposal, (B) Merchants Group or any of its subsidiaries enters into an agreement providing for, or completes, an alternative transaction within 18 months after the termination of the merger agreement, and (C) the aggregate purchase price for Merchants Group (or its assets) pursuant to such alternative transaction equals or exceeds the merger consideration payable under the merger agreement, Merchants Group must pay to AEG a termination fee equal to the actual costs and expenses of AEG plus the lesser of $2,478,228 and the excess of the purchase price paid for our company in such alternative acquisition over the merger consideration payable under the merger agreement.

One purpose of this termination fee is to compensate AEG, in the event that the proposed merger is abandoned by Merchants Group to pursue a competing proposal, for the financial and other resources AEG has expended in connection with entering into the merger agreement and seeking to complete the proposed merger. One effect of the termination fee provision is to make it more expensive for any other potential acquiror of Merchants Group to acquire control of Merchants Group.

Fees and Expenses

The merger agreement provides that all fees and expenses incurred in connection with the proposed merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is completed.

Amendment, Extension and Waiver

Subject to applicable law, the merger agreement may be amended by the parties at any time before or after our stockholders adopt the agreement. However, after our stockholders adopt the merger agreement, any amendment that by law requires further stockholder approval will be subject to such approval. The merger agreement may not be amended except in writing and signed by all of the parties to the agreement.

Prior to the completion of the merger, the parties to the merger agreement may, subject to applicable law, extend the time for performance of any obligations or other acts under the merger agreement, waive any inaccuracies in the representations and warranties in the merger agreement or documents delivered pursuant to the merger agreement, or waive compliance with any agreements or conditions contained in the merger agreement. However, after Merchants Group’s stockholders approve the merger agreement, any waiver that by law requires further stockholder approval will be subject to such approval. Any agreement by any party to the merger agreement to an extension or waiver under the merger agreement will be valid only if in writing. The failure of any party to the merger agreement to assert any rights under the merger agreement or otherwise will not constitute a waiver of rights nor will any single or partial exercise of any rights under the merger agreement preclude further exercise of rights under the merger agreement.

Indemnification Obligations

The surviving corporation will be obligated to indemnify to the fullest extent permitted by law Merchants Group’s and our subsidiaries’ current or former directors and officers in respect of liabilities for acts or omissions occurring on or prior to the completion of the proposed merger. In the event that AEG or the surviving corporation in the proposed merger or any of its successors or assigns consolidates or merges and is not the surviving corporation or transfers or conveys all or substantially all of its assets (including by dissolution), AEG will cause the applicable successor to assume and to honor all such indemnification agreements and obligations.

For six years after the completion of the proposed merger, the surviving corporation is obligated to maintain in effect directors’ and officers’ liability insurance for all persons covered by Merchants Group’s existing liability insurance policies in respect of liabilities for acts or omissions occurring on or prior to the completion of the proposed merger on terms no less favorable than those in effect on October 31, 2006. The surviving corporation is not obligated, however, to make annual premium payments in respect of such insurance that exceed 225% of the premiums paid by Merchants Group for similar insurance in 2006. If equivalent coverage cannot be obtained or can only be obtained at an annual premium in excess of 225% of Merchants Group’s 2006 premiums, the surviving corporation is only obligated to maintain the most advantageous directors’ and officers’ insurance obtainable for an annual premium equal to 225% of the premiums paid by Merchants Group in 2006. Merchants Group may purchase a prepaid policy of directors’ and officers’ liability insurance (or an endorsement to its existing policy) providing such coverage for such six year period, provided that the cost of such coverage may not exceed the aggregate maximum premiums that AEG would be obligated to pay for coverage over such six year period.

APPRAISAL RIGHTS

Under the General Corporation Law of the State of Delaware, holders of Merchants Group common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, which we refer to as the “Chancery Court,” if the proposed merger is completed, but only if they comply with the procedures under the General Corporation Law of the State of Delaware explained below. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262 of the General Corporation Law of the State of Delaware.

The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute legal or other advice, nor does it constitute a recommendation with respect to the exercise of appraisal rights under Section 262.

Section 262 of the General Corporation Law of the State of Delaware requires that stockholders on the record date for the special meeting be notified not less than 20 days before the special meeting that appraisal rights will be available. A copy of Section 262 of the General Corporation Law of the State of Delaware must be included with the notice. This proxy statement constitutes our notice to the holders of shares of our common stock of the availability of appraisal rights in connection with the proposed merger in compliance with the requirements of Section 262 of the General Corporation Law of the State of Delaware. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the General Corporation Law of the State of Delaware contained in Annex C to this proxy statement, since failure to timely and properly comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must:

•	be a holder of record of shares of our common stock on the date of the demand;

•	deliver to us a written demand for appraisal of your shares of Merchants Group common stock prior to the vote on adoption of the merger agreement;

•	not vote or otherwise submit a proxy in favor of the merger agreement; and

•	continuously hold your shares of our common stock through the effective date of the proposed merger.

Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the General Corporate Law of the State of Delaware. Note that a proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the merger. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the merger (i.e., abstaining voting or submitting a proxy that indicates abstention) will not operate as a waiver of the stockholder’s appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of our common stock in connection with the proposed merger. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All demands for appraisal should be made in writing and addressed to the Secretary of Merchants Group at 250 Main Street, Buffalo, NY 14202 prior to the vote on the adoption of the merger agreement. The demand must reasonably inform us of the identity of the record holder and the intention of the record holder to demand appraisal of his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third party and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank nominee or other third party to follow the steps summarized in this section.

Within 10 days after the effective date of the proposed merger, the surviving corporation in the proposed merger must give written notice of the date the proposed merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the merger. Within 120 days after the effective date of the proposed merger, either the surviving corporation in the proposed merger or any holder who has complied with the requirements of Section 262 of the General Corporation Law of the State of Delaware and who is otherwise entitled to appraisal rights may file a petition in the Chancery Court demanding a determination of the fair value of the shares of our common stock held by all holders entitled to appraisal. Neither Merchants Group, Merger Sub nor the other parties to the merger agreement have any obligation to, or present intention of, filing such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective date of the proposed merger could nullify the holder’s previously written demand for appraisal.

Within 120 days after the effective date of the proposed merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation in the proposed merger a statement setting forth the aggregate number of shares not voted in favor of the proposed merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within 10 days after a written request for the statement has been received by the surviving corporation in the proposed merger or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation in the proposed merger, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached by the surviving corporation. After notice to holders of our common stock who have demanded appraisal of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct a hearing at which the Chancery Court will determine those holders who have complied with Section 262 of the General Corporation Law of the State of Delaware and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.

After determination of the holders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the proposed merger, together with a fair rate of interest, if any. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest, if any, to the holders entitled to receive payment, upon surrender by such holders of the certificates representing the applicable shares of our common stock.

In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares of our common stock as determined under Section 262 of the General Corporation Law of the State of Delaware could be more, the same, or less than the amount that you are entitled to receive under the terms of the merger agreement. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the effective date of the merger which throw any light on future prospects of the merged company. Section 262 of the General Corporation Law of the State of Delaware provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the General Corporation Law of the State of Delaware to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Costs do not include attorneys’ fees or expert witness fees expenses; provided, however, that upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of our common stock entitled to appraisal.

Any holder who has demanded appraisal rights will not, from and after the effective date of the proposed merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distributions with respect to those shares, other than dividends or other distribution payable to our stockholders of record at a date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the proposed merger, all holders’ rights to appraisal shall cease, and all holders will become entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. If the holder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the proposed merger within 60 days after the effective date of the proposed merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the proposed merger may only be made with the written approval of the surviving corporation in the proposed merger. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and such approval may be subject to conditions the Chancery Court deems just.

Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of value higher or lower than, or the same as the merger consideration. We do not anticipate offering more than the merger consideration to any stockholder exercising appraisal, and we reserve the right to assert in any appraisal proceeding that, for purposes of Section 262, the “fair value” of the shares of Merchants Group common stock is less than the merger consideration.

In view of the complexity of Section 262 of the General Corporation Law of the State of Delaware, holders of shares of our common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA

The principal United States market on which Merchants Group’s common stock is traded is the American Stock Exchange, where it is traded under the symbol “MGP”.

The following table sets forth on a per share basis the high and low sale prices of Merchants Group common stock for the fiscal quarters indicated, as reported on the American Stock Exchange.

Fiscal 2006	High	Low

First Quarter	$30.65	$27.85
Second Quarter	31.50	28.98
Third Quarter	31.30	29.69
Fourth Quarter (through November 27, 2006)	32.20	29.51

Fiscal 2005	High	Low

First Quarter	$26.15	$23.60
Second Quarter	26.60	24.00
Third Quarter	27.10	24.10
Fourth Quarter	31.60	26.65

Fiscal 2004	High	Low

Fourth Quarter	$24.67	$22.65

The closing price of Merchants Group common stock on the American Stock Exchange on October 30, 2006, which was the last trading day before Merchants Group announced the proposed merger, was $30.40. The closing price of Merchants Group common stock on the AMEX on March 17, 2006, the last trading day before Merchants Group announced that it had received a non-binding preliminary expression of interest from Merchants Mutual Insurance Company regarding a potential acquisition of Merchants Group at $29.00 per share and that the independent members of our board of directors were examining Merchants Group’s strategic options, was $29.34. The closing price of Merchants Group common stock on the AMEX on June 2, 2006, the last trading day before Mutual announced on June 5, 2006 its indication of interest in purchasing all of our outstanding stock at $29.50 per share, was $29.75. You are encouraged to obtain the current market price for Merchants Group common stock in connection with voting your shares.

From February 2005, when we announced that we had engaged Philo Smith to advise us with respect possible strategic transactions, through September of 2006, we paid regular quarterly dividends of $.10 per share. From October of 2005 through December of 2006, we have paid regular quarterly dividends of $.25 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Voting Securities And Principal Holders

The record date for determining shares of our common stock, $.01 par value, entitled to vote at the Meeting has been fixed at the close of business on December 20, 2006. On that date Merchants Group had 2,145,652 shares outstanding, entitled to one vote each. A majority of the outstanding shares, present in person or by proxy, will constitute a quorum at the Meeting Abstentions, broker non-votes and withheld votes will be considered as being present at the Meeting. For voting purposes, all votes cast “for,” “against,” or “abstain” will be counted in accordance with the instructions as to each item. Broker non-votes will not be counted for any item.

Security Ownership of Certain Beneficial Owners

Merchants Group believes that the following persons and groups were the beneficial owners of more than 5% of its outstanding shares as of December 20, 2006.

	Number of Shares
	Beneficially		Percent
Name and Address of Beneficial Owner	Owned(1)		of Class

John D. Weil	256,155	(2)	11.9%
200 N. Broadway
St. Louis, Missouri 63102
Merchants Mutual Insurance Company	255,000	(3)	11.9%
250 Main Street
Buffalo, New York 14202
Brent D. Baird and others	232,400	(4)	10.8%
1350 One M&T Plaza
Buffalo, New York 14203
Franklin Resources, Inc.	164,005	(5)	7.6%
777 Mariners Island Blvd.
San Mateo, California 94404
Kahn Brothers & Co., Inc.	111,450	(6)	5.2%
555 Madison Avenue
New York, New York 10022
Dimensional Fund Advisors, Inc.	112,024	(7)	5.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

(1)	The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission. Except as otherwise indicated, each person has sole voting and investment power with respect to the Shares indicated.

(2)	These shares are owned by Woodbourne Partners, LP, an investment partnership of which Clayton Management Company is the sole general partner. Clayton Management has sole voting and investment power over these shares. John D. Weil owns 100% of the outstanding stock of Clayton Management. Includes 4,995 shares held in six individual retirement accounts maintained for the benefit of certain persons holding limited partnership interests in Woodbourne Partners, LP. Mr. Weil disclaims beneficial ownership of such shares.

(3)	Mutual operates its business in conjunction with Merchants Group and Merchants of New Hampshire, Merchants Group’s wholly-owned subsidiary.

(4)	Mr. Baird has sole voting and dispositive powers with respect to 13,600 shares and Mr. Baird, members of the Baird family, and entities owned or controlled by the Baird family have shared voting and dispositive power with respect to 218,800 shares.

(5)	Franklin Resources, Inc. through its advisory subsidiary, Franklin Advisory Services, LLC, has sole voting and dispositive power with respect to the 164,005 shares.

(6)	Based on a Schedule 13G/A dated February 2, 2005, which indicated Kahn Brothers & Co., Inc. had shared dispositive power but no voting power with respect to these shares.

(7)	Dimensional Fund Advisors has sole voting and dispositive power with respect to the 112,024 shares.

Merchants Group is subject to statutes governing insurance holding company systems. Under the terms of the applicable New Hampshire statute, any person or entity desiring to effect an acquisition of Merchants Group’s securities that would result in that person or entity owning 10% or more of Merchants Group’s outstanding voting securities would be required to obtain the approval of the New Hampshire Insurance Department prior to the acquisition.

Security Ownership of Management

The following table sets forth the number of Merchants Group shares beneficially owned as of December 20, 2006 (unless otherwise indicated) by each of our directors and each of our executive officers who would be a

“named executive officer” within the rules of the SEC. Unless otherwise stated, each person has sole voting and investment power with respect to the shares set forth in the table.

	Number of Shares
	Beneficially		Percent
Name	Owned(1)		of Class(2)

Andrew A. Alberti	0		—
Brent D. Baird	232,400	(3)	11.1%
Frank J. Colantuono	1,000		*
Thomas E. Kahn	0	(4)	—
Henry P. Semmelhack	1,500		*
Robert M. Zak	22,410	(5)	1.0%
Kenneth J. Wilson	1,000		*
Directors and officers as a group (7 persons)	258,310		12.0%

*	Less than 1% of the amount outstanding.

(1)	The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission. Unless as otherwise indicated, each person has sole voting and investment power with respect to the Shares indicated.

(2)	Percentage calculations for each individual and group in the table are based on 2,145,652 shares outstanding.

(3)	See note 4 to table under “Security Ownership of Certain Beneficial Owners.”

(4)	See note 2 to table under “Security Ownership of Certain Beneficial Owners.” Mr. Kahn is a Vice President and the Secretary of Clayton Management.

(5)	Includes 2,800 shares that Mr. Zak owns jointly with his spouse, and 1,110 Shares held by the Merchants Mutual Supplemental Executive Retirement Plan for the benefit of Mr. Zak. Does not include 255,000 shares owned by Mutual as to which Mr. Zak disclaims beneficial ownership. Mr. Zak is President and Chief Executive Officer of Mutual.

FUTURE STOCKHOLDER PROPOSALS

If the proposed merger is completed, we will not have public stockholders and there will be no public participants in any future stockholder meetings. However, if the proposed merger is not completed, we plan to hold our 2007 Annual Meeting. Under applicable SEC rules and regulations, in order to be eligible for inclusion in Merchants Group’s proxy material for the 2007 Annual Meeting of Stockholders, stockholders’ proposals to take action at such meeting must be received by Merchants Group not later than January 8, 2007. Unless a stockholder notifies Merchants Group before January 8, 2007 of the intent to present a proposal at Merchants Group’s 2007 Annual Meeting, the named proxies will have the right to exercise discretionary voting authority with respect to the proposal if it is presented at the meeting without including information regarding the proposal in its proxy materials.

WHERE YOU CAN FIND MORE INFORMATION

Merchants Group files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

Merchants Group’s filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. In addition, documents filed by Merchants Group can be obtained by contacting Merchants Group at the following address and telephone number: Merchants Group Corporation, 250 Main Street, Buffalo, New York 14202, Attention: Corporate Secretary, Telephone: (716) 849-3101, or from Merchants Group’s website, at http://www.merchantsgroup.com.

If you have questions about the special meeting, the proposed merger or this proxy statement, would like additional copies of this proxy statement or the proxy card or have questions about or require assistance in completing and submitting proxy cards, please contact Georgeson Inc., our proxy solicitor, at (866) 647-8869.

If you would like to request documents from Merchants Group, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

You should rely only on the information contained in this proxy statement and the annexes attached hereto to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

This proxy statement is dated December 27, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

The merger agreement has been included to provide you with information regarding its terms.

The merger agreement contains representations and warranties made by Merchants Group, AEG, and Merger Sub to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

BY ORDER OF THE BOARD OF DIRECTORS

THOMAS E. KAHN
Chairman of the Board of Directors

Buffalo, New York
January 4, 2007

Annex A

AGREEMENT AND PLAN OF MERGER
DATED AS OF OCTOBER 31, 2006
BY AND AMONG
MERCHANTS GROUP, INC.,
AMERICAN EUROPEAN GROUP, INC.
AND
AMERICAN EUROPEAN FINANCIAL, INC.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), effective as of October 31, 2006, is entered into by and among Merchants Group, Inc., a Delaware corporation (the “Company”), American European Group, Inc., a Delaware corporation (“Buyer”), and American European Financial, Inc., a newly-formed Delaware corporation and a wholly-owned subsidiary of Buyer (“MergerCo”).

RECITALS:

A. A special committee of the Board of Directors of the Company (the “Company Board”) consisting solely of independent directors (the “Company Special Committee”) has determined that the merger of MergerCo with and into the Company on the terms and conditions set forth in this Agreement (the “Merger”) is advisable and in the best interests of the Company and has recommended that the Company Board approve and adopt this Agreement and recommend that the Company’s stockholders vote for the adoption of this Agreement;

B. The Company Board has determined that the Merger is advisable and in the best interests of the Company and has approved and adopted this Agreement and has resolved to recommend that the Company’s stockholders vote for the adoption of this Agreement;

C. Pursuant to the terms of this Agreement, Buyer has determined to acquire the Company by means of the Merger; and

D. For United States federal income tax purposes, it is intended that the Merger be treated as a taxable acquisition by Buyer of all of the issued and outstanding Company Common Stock.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Definitions.  When used in this Agreement, the following terms shall have the respective meanings specified therefore below:

“Acquisition Proposal” as defined in Section 6.4(e)(i).

“Action” as defined in Section 4.8(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or under common Control with such Person, including without limitation any Subsidiary.

“Agreement” as defined in the first paragraph of this Agreement and Plan of Merger.

“A.M. Best” as defined in Section 6.9(a).

“AMEX” as defined in Section 4.4(a).

“Annual Statements” shall mean, with respect to any Person, the annual statements of such Person filed with or submitted to the insurance commissioner or other Governmental Authority having regulatory authority over the conduct of such Person’s P&C Business in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such Governmental Authority.

“Buyer” as defined in the first paragraph of this Agreement and Plan of Merger.

“Buyer Disclosure Letter” as defined in the first paragraph of Article V.

“Certificate” as defined in Section 2.2(a)(i).

“Closing” as defined in Section 2.1(b).

“Closing Date” as defined in Section 2.1(b).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” as defined in the first paragraph of this Agreement.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2005 set forth in the Annual Report on Form 10-K filed by the Company with the SEC on March 6, 2006, as supplemented by the consolidated balance sheets of the Company as of March 31, 2006 and June 30, 2006 set forth in the Quarterly Reports on Form 10-Q filed by the Company with the SEC on May 15, 2006, and August 8, 2006, respectively.

“Company Board” as defined in the Recitals.

“Company Change of Recommendation” as defined in Section 6.4(c).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Letter” as defined in the first paragraph of Article IV.

“Company Financial Statements” as defined in Section 4.5(a).

“Company Permits” means all Permits required for any business operated or services furnished by the Company or its Subsidiaries, including without limitation any Permits to issue, underwrite, assume, place or otherwise transact the business of insurance.

“Company Recommendation” as defined in Section 6.2(a)(ii).

“Company SEC Documents” as defined in Section 4.5(a).

“Company Stockholder Approval” as defined in Section 4.3.

“Company Stockholders” as defined in the Recitals.

“Company Special Committee” as defined in the Recitals.

“Company Statutory Financial Statements” as defined in Section 4.5(b).

“Confidentiality Agreement” as defined in Section 6.3(b).

“Contract” means, with respect to any Person, any agreement, arrangement, undertaking, contract, commitment, obligation, promise, indenture, deed of trust or other instrument or agreement (whether written or oral and whether express or implied) by which that Person is bound or subject.

“Control” means with respect to any corporation or limited liability company the right or power to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of stockholders, members or owners and with respect to any individual, partnership, trust or other entity or association other than a corporation or limited liability company, the possession directly to cause the direction of the management or actions of the controlled entity.

“Copyrights” as defined in Section 4.15(a).

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” means shares of Company Common Stock with respect to which the holders thereof, prior to the Effective Time, meet the requirements of, and perfect their appraisal rights under Section 262 of the DGCL with respect to stockholders dissenting from the Merger.

“Effective Time” as defined in Section 2.1(c).

“Environmental Laws” means federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to the environment or the protection of human health as it relates to the environment, including those relating to the management or Release of Hazardous Materials.

“ERISA” as defined in Section 4.11.

“ERISA Affiliate” as defined in Section 4.l1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” as defined in Section 2.3(a).

“GAAP” as defined in Section 4.5(a).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, including any domestic (federal, state or local), foreign or supranational governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization, including state departments or divisions of insurance or insurance commissioners or superintendents.

“Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including (i) petroleum, asbestos or polychlorinated biphenyls, and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

“HSR Act” as defined in Section 4.4(a).

“IP Licenses” as defined in Section 4.15(a).

“Indemnified Parties” as defined in Section 6.9(a).

“Insurance Contract” means any of the insurance policies, Contracts of insurance, policy endorsements, certificates of insurance and application forms pertaining to the Insurance Products underwritten by the Company or any of its Subsidiaries.

“Insurance Products” means any of the insurance coverage underwritten in whole or in part by the Company or any of its Subsidiaries.

“Insurance Regulatory Requirements” means all consents, approvals or Permits of, notices to or filings with, and the expiration of all waiting periods required by any Governmental Authority having jurisdiction over the insurance business of the Company, MNH, Buyer, MergerCo or the Insurance Products, including without limitation approval pursuant to Chapter 401-B of the New Hampshire Revised Statutes, as amended.

“Intellectual Property” as defined in Section 4.15(a).

“Investment Assets” means bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, real estate and leasehold and other interests therein, certificates issued by or interests in trusts, cash on hand and on deposit, personal property and interests therein and all other assets acquired for investment purposes.

“Knowledge” with respect to the Company, means the actual knowledge, following a reasonable investigation and appropriate consultation, of the individuals listed on Section 1.1 of the Company Disclosure Letter; provided that the Company will not be deemed to have knowledge of any information or document which Mutual does not provide to the Company following a reasonable request.

“Law” means any law (including common law), ordinance, writ, directive, judgment, order, decree, injunction, statute, treaty, rule, regulation, regulatory requirement or determination of (or an agreement with) a Governmental Authority.

“Liability” means any debt, liability, commitment, claim or obligation of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, or absolute or contingent.

“Lien” means any and all liens, charges, security interests, options, claims, mortgages, pledges or restrictions on title or transfer of any nature whatsoever.

“Material Adverse Effect” means, with respect to any Person, any fact, event, circumstance, change, condition or effect, individually or in the aggregate, that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that: “Material Adverse Effect” shall not include any (i) decrease in the trading or market prices of an entity’s capital stock or (ii) any change or effect (A) resulting from changes or effects to the U.S. or global economy in general, (B) resulting from changes or effects to the P&C Business generally, (C) with respect to the Company, resulting primarily from the identities of the Buyer and its Affiliates or statements or other actions by them, (D) resulting from changes in GAAP or SAP after the date hereof, (E) resulting from the announcement of Buyer’s proposal to acquire the Company, the execution and announcement of this Agreement or the Merger or regulatory approvals contemplated hereby, (F) with respect to the Company, resulting from any action by Mutual to retain for its exclusive benefit the business of any customers whose insurance policies Mutual currently pools with MNH, compete with the Company in the P&C Business generally, or renegotiate, terminate or alter its level of performance under the Services Agreement (or any annex thereto) or the Pooling Agreement or both, (G) with respect to the Company, any change in the rating of the Company or MNH by any rating agency, or (H) any restriction, prohibition, or moratorium on dividends imposed by any Governmental Authority with respect to the Company, any of its Subsidiaries, Buyer, MergerCo or the Surviving Company.

“Material Contract(s)” as defined in Section 4.14(a).

“Merger” as defined in the first paragraph of this Agreement and Plan of Merger.

“MergerCo” as defined in the first paragraph of this Agreement and Plan of Merger.

“MergerCo Common Stock” as defined in Section 2.2(a)(ii).

“Merger Consideration” means an amount of cash per share of Company Common Stock equal to the sum of (i) $33.00 plus (ii) the product of $1.00 multiplied by the quotient obtained by dividing (A) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Company Common Stock have been declared and paid and the Closing Date (including the Closing Date) by (B) 365, without interest, subject to adjustment as provided in Section 2.4; provided that Buyer’s obligation to pay the adjustment amount set forth in this clause (ii) shall be subject to the condition that prior to the Closing Date either (1) MNH shall pay a dividend to the Company equal to the adjustment amount or (2) Buyer shall not have received any notice from any Governmental Authority that, following the Closing Date, MNH will be prohibited from paying such a dividend to the Surviving Company.

“MFC” means M.F.C. of New York, Inc., a New York domiciled corporation.

“MNH” means Merchants Insurance Company of New Hampshire, Inc., a New Hampshire domiciled insurance company.

“Mutual” means Merchants Mutual Insurance Company, a New York domiciled insurance company.

“P&C Business” means the business of writing in the United States excess and surplus primary property and casualty insurance through general agents.

“Patents” as defined in Section 4.15(a).

“Permits” means any licenses, franchises, permits, certificates, approvals, accreditations or other similar authorizations from any Governmental Authority.

“Permitted Liens” means, collectively, (i) Liens for Taxes not yet payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Company SEC Documents, (ii) any minor imperfection of title or similar Lien which does not and would not reasonably be expected to impair in any material respect the operations of the business of the Company or any of its Subsidiaries, and (iii) Liens incurred pursuant to actions of Buyer or any of its Affiliates.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity or group (as defined in the Exchange Act).

“Pooling Agreement” means that certain Reinsurance Pooling Agreement, dated as of January 1, 2003, by and among the Company, MNH and Mutual, as amended.

“Proxy Statement” as defined in Section 6.2(a)(ii).

“Quarterly Statements” shall mean, with respect to any Person, the quarterly statements of such Person filed with or submitted to the insurance commissioner or other Governmental Authority having regulatory authority over the conduct of such Person’s P&C Business in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such Governmental Authority.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property.

“Representative” means, with respect to any Person, (a) its Subsidiaries and Affiliates, and (b) its, and its Subsidiaries’ and Affiliates’ respective officers, directors, employees, auditors, financial advisors, attorneys, accountants, consultants, agents, advisors or representatives.

“Requisite Regulatory Approvals” as defined in Section 7.1(d).

“Reserves” as defined in Section 4.10(e).

“SAP” means, with respect to any Person, the statutory accounting principles and practices prescribed or permitted by the state or states in which the relevant Person conducts business.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Services Agreement” means that certain Services Agreement, dated as of January 1, 2003, by and among the Company, MNH and Mutual, as amended.

“Software” as defined in Section 4.15(a).

“Special Meeting” as defined in Section 6.2(a)(i).

“Subsidiary” when used with respect to any Person means another Person Controlled by such first Person or another Subsidiary of such first Person.

“Superior Proposal” as defined in Section 6.4(e)(ii).

“Surviving Corporation” as defined in Section 2.1(a).

“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations or other similar charges of any kind on or with respect to income, franchises, premiums, windfall or other profits, gross receipts, property, sales, use, transfer, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, and taxes or other similar charges of any kind in the nature of excise, withholding, ad valorem or value added.

“Tax Proceeding” means any audit, administrative action, assessment, case, deposition, examination, executive action, filing, hearing, information request, injunction, inquiry, investigation, judgment, levy, litigation, order, reassessment, review, seizure, subpoena, suit, summons, testimony, or other activity involving or conducted by or on behalf of any Governmental Authority relating to Tax.

“Tax Return” means any return, report or similar statement (including any attachment or supplements thereto) supplied to or required to be supplied to any taxing authority, including, any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” as defined in Section 8.1(b)(iii).

“Termination Fee” as defined in Section 8.4(a)(iii).

“Third Party” means any Person (or group of Persons) other than the Company, MNH, Buyer, MergerCo and their respective Subsidiaries.

“Trademarks” as defined in Section 4.15(a).

ARTICLE II

THE MERGER

Section 2.1  The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, MergerCo shall be merged with and into the Company in accordance with the requirements of the DGCL, whereupon the separate existence of MergerCo shall cease, and the Company shall become the wholly-owned subsidiary of Buyer and shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”). The Merger will have the effects set forth in the DGCL, including, without limitation, the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes and assume and be liable for all the liabilities, obligations and penalties of the Company and MergerCo.

(b) The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Katten Muchin Rosenman LLP in New York City at 10:00 a.m. local time, as soon as reasonably practicable, but in any event within two (2) business days, after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that are to be satisfied at the Closing) (the actual time and date of the Closing being referred to herein as the “Closing Date”).

(c) As soon as reasonably practicable on the Closing Date, the Company and MergerCo shall execute and file articles of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL to be made in connection with the Merger. The Merger shall become effective at such time as articles of merger are duly filed with the Secretary of State of the State of Delaware or, if agreed to by the Company and Buyer, at such later time as is specified in the articles of merger (such time, the “Effective Time”).

Section 2.2  Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.2(a)(iii) or 2.2(a)(iv), be converted into the right to receive an amount in cash equal to the Merger Consideration, payable in cash upon surrender of the certificate that formerly evidenced such share of Company Common Stock (a “Certificate”) in the manner provided in Section 2.3;

(ii) each share of common stock, par value $      per share, of MergerCo (“MergerCo Common Stock”) outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the share so converted and the shares so converted shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

(iii) each share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; provided, that shares of Company Common Stock held by the Company or its Subsidiaries in trust accounts, managed accounts, investment accounts and the like shall not be cancelled and shall be treated in accordance with Section 2.2(a)(i); and

(iv) No Dissenting Shares shall be converted in the Merger. All such shares shall be canceled and the holders thereof shall thereafter have only such rights as are granted to dissenting stockholders under the DGCL; provided, however, that if any such stockholder fails to perfect his or her rights as a dissenting stockholder with respect to his or her Dissenting Shares in accordance with the DGCL or withdraws or loses such holder’s appraisal rights under the DGCL, the Dissenting Shares held by such stockholder shall, upon the happening of such events, be treated the same as all other holders of Company Common Stock who at the Effective Time held outstanding shares of Company Common Stock. The Company shall give Buyer prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of the Company Common Stock and of withdrawal of such demands and any other instruments provided pursuant to the DGCL. Buyer shall be entitled to participate in any negotiations or proceedings between the Company and any dissenting stockholder and approve any settlement of any demand.

(b) From and after the Effective Time, all shares of Company Common Stock converted pursuant to Section 2.2(a)(i) and all shares of Company Common Stock cancelled in accordance with Section 2.2(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except, in the case of shares of Company Common Stock canceled pursuant to Section 2.2(a)(i), the right to receive the Merger Consideration to which such holder is entitled with respect to the shares of Company Common Stock represented by the Certificate(s) surrendered by such holder pursuant to Section 2.3(b). From and after the Effective Time, all certificates representing MergerCo Common Stock shall be deemed for all purposes to represent only the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with Section 2.2(a)(ii).

Section 2.3  Surrender and Payment.

(a) Prior to the Effective Time, Buyer shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. At the Effective Time, Buyer shall deposit, or cause to be deposited, with the Exchange Agent cash sufficient to make the cash payments payable pursuant to Section 2.2(a)(i). Promptly after the Effective Time, Buyer will send, or cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent), which letter shall be in such form as the Company and Buyer may reasonably agree to use in effecting delivery of shares of Company Common Stock to the Exchange Agent.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided herein will be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by such Certificate only upon surrender to the Exchange Agent of such Certificate. Until so surrendered, each such Certificate so converted shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. No interest will be paid or accrued on any cash payable as part of the Merger Consideration or in lieu of fractional shares pursuant to Section 2.6.

(c) If any Merger Consideration is to be paid to the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration or payment of such Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer.

(d) After the Effective Time, there shall be no further registration of transfers of shares of capital stock of the Company on the stock records of, or relating to, the Company. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or Buyer, they shall be canceled and, if applicable, exchanged for the Merger Consideration payable in exchange therefor in accordance with the procedures and limitations set forth, in this Article II.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Buyer and any such holder who has not exchanged such holder’s shares of Company

Common Stock for the Merger Consideration payable in exchange therefor in accordance with this Section 2.3 prior to that time shall thereafter look only to Buyer for delivery of the Merger Consideration in respect of such holder’s shares without any interest thereon. Notwithstanding the foregoing, Buyer shall not be liable to any Person for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) The Exchange Agent shall invest any cash made available to the Exchange Agent pursuant to Section 2.3(a) as directed by Buyer on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Buyer.

Section 2.4  Adjustments.  If, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Buyer or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect, in the aggregate, as contemplated by this Agreement prior to such event.

Section 2.5  Withholding Rights.  Each of the Surviving Corporation, Buyer and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law including any withholding from any payment that is treated as wages or compensation for the performance of services. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the providing of such security or indemnity as the Exchange Agent deems necessary to save and hold the Company and the Buyer harmless, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in exchange for the shares of Company Common Stock represented thereby.

ARTICLE III

CERTAIN GOVERNANCE MATTERS

Section 3.1  Articles of Incorporation of the Surviving Corporation.  The articles of incorporation of MergerCo in effect immediately prior to the Effective Time shall become the articles of incorporation of the Surviving Corporation (until amended in accordance with applicable Law).

Section 3.2  Bylaws of the Surviving Corporation.  The bylaws of MergerCo in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation (until amended in accordance with applicable Law).

Section 3.3  Directors and Officers of the Surviving Corporation.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the bylaws and applicable Law, (a) the directors of MergerCo immediately prior to the Effective Time shall become the directors of the Surviving Corporation, and (b) the officers of MergerCo immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q since such Annual Report on Form 10-K (including, in each case, to the extent included in any document filed or incorporated by reference as an exhibit thereto), in each case included in the Company SEC Documents filed and publicly available prior to the date hereof and except as set forth in the disclosure letter delivered by the Company to

Buyer simultaneously with the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Buyer and MergerCo that the following statements are true and correct as of the date hereof:

Section 4.1  Organization and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company Subsidiaries is duly incorporated or organized, validly existing and in good standing under the Laws of the state of such Subsidiary’s incorporation or organization (such jurisdictions being those listed on the Company Disclosure Letter). Each of the Company and its Subsidiaries has the requisite power and authority and any necessary Company Permit to own, operate and lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign entity to do business, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary (such jurisdictions being those listed on the Company Disclosure Letter), except for such failures to be so qualified and in good standing that have not had, and would not reasonably be expected to, have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.2  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 2,145,652 shares were issued and outstanding, (ii) 10,000 shares of Cumulative Convertible Preferred Stock, no par value per share, none of which, as of the date of this Agreement are issued and outstanding, and (iii) 3,000,000 shares of Preferred Stock, par value $.01 per share, none of which, as of the date of this Agreement are issued and outstanding. As of the date of this Agreement there were 1,139,700 shares of Company Common Stock held in treasury. All the outstanding shares of the Company’s capital stock are in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Company Disclosure Letter or as provided for in this Agreement, as of the date of this Agreement: (A) there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter, (B) there are no outstanding options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries, (C) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any of its Subsidiaries and (D) there are no outstanding preemptive rights, rights of first refusal, rights of co-sale, tag along rights or drag along rights of or for the stockholders of the Company or any of its Subsidiaries on any matter. As of the date hereof, there are no declared but unpaid dividends outstanding with respect to the Company’s capital stock.

(b) Except as set forth in the Company Disclosure Letter, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is, directly or indirectly, owned by the Company, and all such capital stock has been validly issued and is fully paid and nonassessable and owned by either the Company or one of its Subsidiaries free and clear of all Liens (other than Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than any restrictions imposed under applicable federal and state securities Laws.

Section 4.3  Corporate Authorization; Enforceability; Board Action.  The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval by the Company’s stockholders of this Agreement and the consummation of the Merger in accordance with the Company’s Amended and Restated Certificate of Incorporation and bylaws and the DGCL (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, subject to Company Stockholder Approval and assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and to general equity principles.

Section 4.4  Consents and Approvals; No Violations.

(a) Except as set forth in the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, require no consent, approval or action by or in respect of, or notice to or filing with, any Governmental Authority (including with respect to MNH) other than: (i) the filing of a certificate of merger in connection with the Merger in accordance with the DGCL, (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iv) compliance with the rules and regulations of the American Stock Exchange (“AMEX”), (v) Insurance Regulatory Requirements, and (vi) any other approvals the absence of which would not reasonably be expected to, individually or in the aggregate, (A) materially impair or delay consummation of the Merger or (B) have a Material Adverse Effect on the Company.

(b) Except as set forth in the Company Disclosure Letter, neither the execution, delivery or performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby, including the Merger, nor compliance by the Company and its Subsidiaries, including, without limitation, MNH, with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the Company’s Restated Certificate of Incorporation or the Company’s bylaws or the organizational documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.4(a), conflict with or result in any violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries, (iii) require the consent, approval or authorization of, or notice to or filing with, any Third Party, excluding any Governmental Authority, with respect to, result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment, or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled) under, any provision of any Contract by which the Company or any of its Subsidiaries is bound or subject, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, except in the case of (ii) and (iii)for such conflicts, violations, breaches, defaults, rights or losses, or the failure to obtain any such consents or approvals or to provide such notices or make such filings, that would not reasonably be expected to, individually or in the aggregate, (A) materially impair or delay consummation of the Merger or (B) have a Material Adverse Effect on the Company. No Governmental Authority or any representative thereof has notified the Company that it will not grant a Requisite Regulatory Approval for the transactions contemplated by this Agreement.

Section 4.5  SEC Filings and Financial Statements.

(a) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it and its Subsidiaries since January 1, 2003 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Company SEC Documents (the “Company Financial Statements”) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, as applicable, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and for the absence of footnotes).

(b) The Company has previously made available to Buyer true and complete copies of the following: (i) the Annual Statements of the Company as of and for the years ended December 31, 2003, 2004 and 2005; (ii) the Quarterly Statement of the Company as of and for the calendar quarters ended March 31 and June 30, 2006; (iii) any supplemental or separate statutory Annual Statements or Quarterly Statements for MNH for any of the periods ended December 31, 2003, 2004 and 2005 and March 31 and June 30, 2006 that are filed with any insurance Governmental Authority and that differ from the Annual Statements or the Quarterly Statements described in Section 4.5(b)(i) or (ii), above; and (iv) the audited SAP balance sheets of the Company as of December 31, 2003, 2004 and 2005 and the related audited summary of operations and statements of change in capital and surplus and cash flows of the Company for each of such years, together with the notes related thereto and the reports thereon of Pricewaterhouse Coopers LLP (collectively with the items described in Section 4.5(a)(i), (ii) and (iii), the “Company Statutory Financial Statements”). Since January 1, 2003, the Company has filed, or caused to be filed, all Annual Statements and Quarterly Statements required to be filed with or submitted to the appropriate Governmental Authorities, except for such filings or submissions, the failure so to file or submit would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each Company Statutory Financial Statement complied (and each Annual Statement and Quarterly Statement filed after the date of this Agreement, will comply) in all material respects with all Applicable Laws when so filed, and all material deficiencies with respect to any such Company Statutory Financial Statement have been cured or corrected. Each Company Statutory Financial Statement (and the notes related thereto) referred to in Section 4.5(b)(i), (ii) and (iv), above, was prepared (and each Annual Statement and Quarterly Statement filed after the date of this Agreement, will be prepared) in accordance with SAP and presents (and each Annual Statement and Quarterly Statement filed after the date of this Agreement, will present) fairly, in all material respects, the financial position of the Company as of the respective dates thereof and the related summaries of operations and changes in capital and surplus and cash flows of the Company for the respective periods covered thereby. The Company has instructed its independent accounting firm, Pricewaterhouse Coopers LLP to provide to Buyer all accounting work papers for the Company and its Subsidiaries as the Buyer shall have reasonably requested.

Section 4.6  Absence of Certain Changes.  Except (a) as set forth in the Company Disclosure Letter or (b) as disclosed in the Company SEC Documents filed prior to the date hereof, since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses and operations consistent with past practice only in the ordinary and usual course thereof and there has not occurred, and the Company or any of its Subsidiaries have not:

(i) any fact, event, circumstance, change, condition or effect (including the incurrence of any Liabilities of any nature, whether or not accrued, contingent or otherwise) that can reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(ii) any material change by the Company or any of its Subsidiaries in accounting principles or methods other than those required by Law, GAAP or SAP;

(iii) taken any action or made any omission, that, if taken or made on or after the date of this Agreement, would be prohibited by Section 6.1;

(iv) suffered any material physical damage, destruction or loss (whether or not covered by insurance) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, affecting each Company’s or any Subsidiary’s respective property or business;

(v) entered into any material transaction involving consideration or obligations in excess of $100,000, excluding writing any insurance policies, paying or settling any insurance claims in the ordinary course of business and engaging attorneys, accountants, investment banking firms or other advisers with respect to the transactions contemplated by this Agreement or other strategic transactions;

(vi) made or pledged to make any material charitable contribution or capital contribution;

(vii) accelerated, terminated, modified or canceled any material Contract to which the Company is a party or by which the Company or its assets are bound, except where such acceleration, termination, modification or cancellation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(viii) agreed or committed, whether in writing or otherwise, to do any of the foregoing.

Section 4.7  Undisclosed Liabilities.  Except for Liabilities (a) set forth in the Company Disclosure Letter or reflected, disclosed or reserved against in the audited Company Financial Statements (including the footnotes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (b) incurred in the ordinary course of business and consistent with past practice or pursuant to insurance policies written by the Company’s Subsidiaries or (c) that individually or in the aggregate, have not or will not be reasonably expected to have, a Material Adverse Effect on the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries has any Liabilities of any nature whether or not accrued, contingent or otherwise, and whether or not required to be discharged, nor are there any facts or circumstances that would reasonably be expected to result in any obligation or Liability.

Section 4.8  Litigation.

(a) As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (i) there is no litigation, suit, action, claim, charge or other proceeding (each, an “Action”) by or before any Governmental Authority or any other Person pending or, to the Knowledge of the Company, threatened, against, by or affecting the Company or any of its Subsidiaries (other than insurance claims litigation in the ordinary course of business for which claims reserves that are adequate in the aggregate have been established), or any of its or their respective assets, properties or business, and (ii) no investigation or inquiry by or before any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) There are no judgments, injunctions, writs, orders or decrees binding on the Company or any of its Subsidiaries that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.9  Compliance with Laws.

(a) Except as set forth in the Company Disclosure Letter, the Company and its Subsidiaries have been, since January 1, 2003, and their operations are currently, being conducted in compliance with all applicable Laws and Judgments, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except as set forth in the Company Disclosure Letter, the Company and each of its Subsidiaries possess all licenses, Permits and other authorizations required to conduct their businesses as now conducted by them, except where the failure to possess such licenses, permits and other authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received notice of pending cancellation or suspension thereof, nor to the Knowledge of the Company, is any cancellation thereof threatened.

Section 4.10  Insurance Issued by the Company’s Subsidiaries.

(a) All material ceded reinsurance agreements relating to the business of the Company or any of its Subsidiaries are in full force and effect and neither the Company nor any of its Subsidiaries is in breach of any provision thereof and, to the Knowledge of the Company, no other party to such reinsurance agreements is in breach or, has threatened breach of any provision thereof, except, in each case, where such breach would not be reasonably expected to have a Material Adverse Effect on the Company. The Company has made available to the Buyer true, correct and complete copies of all reinsurance policies and insurance policies under which the Company is an insured.

(b) Each insurance policy or certificate form, as well as any related application form, written advertising material and rate or rule currently marketed by the Company or any Subsidiary of the Company, the use or issuance of which requires filing or approval, has been appropriately filed, and if required, approved by the insurance regulatory authorities of any state in which such policies and forms are required to be filed, except where the failure to make any such filing or receive any such approval would not be reasonably expected to have a Material Adverse Effect on the Company. To the Company’s Knowledge, all such policies and certificates, forms, applications, advertising materials and rates or rules are in compliance in all material respects with all applicable Laws.

(c) Since January 1, 2003, all claims and benefits claimed by any Person under any Insurance Contract of the Company or its Subsidiaries have or will have been paid (or provision for payment thereof has been made subject to Section 4.10(e)) in accordance with the terms of the contracts under which they arose, and such payments were not delinquent (i) so as to result in a claim of bad faith prior to the date hereof by any policy holder and (ii) the Company has no Knowledge of any grounds for such claims, and such claims were paid without fines or penalties, except for any such claims or claim for benefits less than $100,000, individually or, in the aggregate for the Company and any of its the Subsidiaries, for which the Company reasonably believes there is a reasonable basis to contest payment and is taking (or is preparing to take) such action.

(d) The Company has filed or caused to be filed all material reports, statements, documents, registrations, filings or submissions that were required by applicable Insurance Laws to be filed with respect to it and its Subsidiaries, except where the failure to make any such filing would not reasonably be expected to have a Material Adverse Effect on the Company; all such filings complied with all applicable Laws in all material respects when filed; and no material deficiencies have been asserted with respect to any such filings which have not been satisfied in all material respects. All outstanding insurance policies issued by the Company or its Subsidiaries and now in force are, to the extent required under applicable Laws, on forms approved by the insurance regulatory authority of the jurisdiction where issued and utilize premium rates which if required to be filed with or approved by insurance regulatory authorities have been so filed or approved, except where the failure to file or obtain the approval of such premium rates would not be reasonably likely to have a Material Adverse Effect on the Company, and the premiums charged conform thereto, except where the failure to conform would not be reasonably likely to have a Material Adverse Effect on the Company.

(e) All reserves (“Reserves”) carried on the Company Statutory Financial Statements (i) were determined, to the Knowledge of the Company, in all material respects in accordance with generally accepted actuarial principles (except as set forth therein), consistently applied and (ii) comply in all material respects with the requirements of applicable Law (it being understood that no representation or warranty is made in this Agreement to the effect that such Reserves were or will be in fact adequate to cover the actual amount of such Liabilities that are eventually paid after the date thereof).

Section 4.11  Employee Benefit Plans.

(a) None of the Company, its Subsidiaries or any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintains, contributes to or has any obligation under any of the following plans, funds, programs, agreements or arrangements (whether written or oral and whether for the benefit of present, former, retired or future employees, consultant or independent contractors, or any other Person or Persons): any deferred compensation, pre-tax premium, cafeteria, bonus or other incentive compensation, stock purchase, stock option or other equity compensation plan or any similar plan, fund, program, agreement or arrangement, any severance or termination pay, medical, dental, disability, surgical, hospitalization, life insurance, “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) or any similar plan, fund, program, agreement or arrangement; any profit-sharing, stock bonus, retirement, savings “pension benefit plan” (within the meaning of Section 3(2) of ERISA) or any similar plan, fund, program, agreement or arrangement; any employment, termination, retention, severance or change in control agreement (collectively, “Employee Plans”).

(b) No liability under Title IV or Section 302 of ERISA, or Section 412 or Section 413(c) of the Code, has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability, and neither the Company nor any ERISA Affiliates made, or was required to make, contributions to or had any liability under any plan subject to Title IV or Section 302 of ERISA, or Section 412 or Section 413(c) of the Code during the six (6) year period ending on the last day of the most recent fiscal year ended prior to the Closing. Neither the Company nor any ERISA Affiliate has any liability, contingent or otherwise, with respect to any multiemployer plan (as defined in Section 3(37) of ERISA.

(c) Except as set forth in the Company Disclosure Letter (which sets forth a list and quantification of all such payments, benefits, accelerations or increases), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or consultant of the Company or its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee, officer, director or consultant or (iii) result in the payment of or obligation to pay any “excess parachute payment” (within the meaning of Section 280G of the Code.) Neither the Company nor any Subsidiary has any obligation to make any payment that is not deductible under Section 162(m) of the Code.

Section 4.12  Employee Matters.

(a) The Company does not have, and since November 30, 2001 has not had, any employees. The Company Disclosure Letter sets forth all consultants currently engaged by the Company and any contracts between the Company and such consultants.

(b) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization.

(c) As of the date hereof, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Authority or any other Person in connection with the employment by the Company or any of its Subsidiaries of any individual, including, without limitation, any claim relating to employment discrimination, equal pay, sexual harassment, employee safety and health, wages and hours or workers’ compensation.

Section 4.13  Taxes.

(a) Each of the Company and its Subsidiaries has (i) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it or them (giving effect to all extensions) and such Tax Returns are correct and complete in all material respects; (ii) timely paid in full (or there has been timely paid in full on its behalf) all material Taxes required to have been paid by it or them, and (iii) made adequate provision (or adequate provision has been made on its behalf) in accordance with GAAP for all material accrued Taxes not yet due.

(b) There are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Liens for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves in accordance with GAAP have been established.

(c) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under applicable Law.

(d) No federal, state, local or foreign Tax Proceedings are presently pending with regard to any material Taxes or material Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received a written notice of any proposed Tax Proceedings with respect to any material Taxes.

(e) No extension of time to file the Tax Return of the Company or any of its Subsidiaries, which such Tax Return has not since been filed in accordance with applicable law, has been filed.

(f) The Company, MNH and MFC are the only members of the affiliated group of which the Company is the common parent (within the meaning of Section 1504(a) of the Code). There is no actual or potential theory or circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as result of a Tax sharing agreement or other contract or by operation of law) under which the Company or any of its Subsidiaries is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale, asset of or any activity conducted by any other Person.

(g) The statute of limitations for any Tax Proceeding relating to the Company or any of its Subsidiaries has never been modified, extended or waived.

(h) Any assessment, deficiency, adjustment or other similar item relating to any Tax or Tax Return of the Company or any of its Subsidiaries has been reported to all Governmental Authorities in accordance with applicable law.

(i) Since September 1, 1999, no jurisdiction where no Tax Return has been filed or no Tax has been paid has made or threatened to make a claim for the payment of any Tax or the filing of any Tax Return relating to the Company or any of its Subsidiaries.

(j) The Company is not a party to any agreement with any Governmental Authority with respect to Taxes (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable law). No private letter or other ruling or determination from any Governmental Authority relating to the Tax of the Company or any of its Subsidiaries has ever been requested or received.

(k) Neither the Company nor any of its Subsidiaries has any “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable law.

(l) No asset of the Company or any of its Subsidiaries is required to be treated as being owned by any other Person pursuant to any provision of applicable law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions).

(m) Since September 1, 1999, neither the Company nor any of its Subsidiaries is or has been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(n) Since September 1, 1999, neither the Company nor any of its Subsidiaries has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(o) The Company is not, nor since September 1, 1999 has it been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).

(p) No election under Code Section 338 or any similar provision of applicable law has been made or required to be made by or with respect to the Company.

(q) The Company has provided to the Buyer all Tax Returns of Company and its Subsidiaries filed since January 1, 2003 and all audit reports, closing agreements, letter rulings, or technical advice memoranda relating to any Tax or Tax Return of the Company or any of its Subsidiaries.

(r) The Company Disclosure Letter sets forth a list of all jurisdictions (foreign and domestic) in which the Tax Return of the Company or any of its Subsidiaries has been the subject of any Tax Proceedings since September 1, 1999, a description of each such Tax Return, and the relevant Tax periods.

(s) The Company Disclosure Letter sets forth a list of all jurisdictions (foreign and domestic) to which any Tax has been paid or in which any Tax Return has been filed by the Company or any of its Subsidiaries since January 1, 2003.

(t) The Company Disclosure Letter sets forth a list of all Tax elections made since January 1, 2003 with respect to the Tax or Tax Return of the Company or any Subsidiary.

(u) Since September 1, 1999, neither the Company nor any of its Subsidiaries is or has been subject to tax as a “life insurance company” as defined in Code Section 816.

Section 4.14  Certain Contracts.

(a) The Company Disclosure Letter lists each of the following Contracts, to which either the Company or any of its Subsidiaries is a party, including all amendments and supplements thereto, (collectively, the “Material Contracts” and each a “Material Contract”):

(i) All employment, consultation, retirement, termination, sign-on, buy-out or other Contracts with any present or former officer, director, trustee, employee, agent, broker or independent contractor of the Company or any of its Subsidiaries (including, but not limited to, loans or advances to any such Person (as defined below) or any Affiliate of such Person) excluding (I) such Contracts which are terminable by the Company or any of its Subsidiaries at will without severance and (II) Contracts with insurance agents or brokers which are materially consistent with the forms of such contracts which the Company has previously provided to Buyer;

(ii) All Contracts containing any provision or covenant (A) limiting the ability of the Company or any of its Subsidiaries to compete with any Person in the P&C Business, to do business with any Person or in any location or to employ any Person, (B) limiting the ability of any Person to compete with or obtain products or services from the Company or any of its Subsidiaries or (C) restricts the Company or any of its Subsidiaries from engaging in any business or activity anywhere in the world;

(iii) All Contracts relating to the borrowing of money by the Company or any of its Subsidiaries or the direct or indirect guarantee by the Company or any of its Subsidiaries of any obligation of any Person for borrowed money or other specific financial obligation of any Person, or any other liability of the Company or any of its Subsidiaries in respect of indebtedness for borrowed money or other specific financial obligation of any Person, including, but not limited to, any Contract relating to or containing provisions with respect to any lines of credit or similar facilities;

(iv) All Contracts (other than Insurance Contracts and other contracts entered into in the ordinary course of business) with any Person containing any provision or covenant relating to the indemnification or holding harmless by the Company or any of its Subsidiaries of any Person which is reasonably likely to result in a liability to the Company or any of its Subsidiaries of $100,000 or more;

(v) All Contracts relating to the future disposition (including, but not limited to, restrictions on transfer or rights of first refusal) or future acquisition of any interest in any business enterprise, and all contracts relating to the future disposition of a material portion of the assets of the Company or any of its Subsidiaries other than in each case any Investment Asset or interest in any business enterprise or assets to be acquired or disposed of in the ordinary course of business;

(vi) All contracts the terms of which provide that the Merger will give rise to a severance liability for the Company, any of its Subsidiaries or the Surviving Company;

(vii) All Contracts whereby any Person is supplying management services, including the Services Agreement and each annex thereto;

(viii) All reinsurance or pooling agreements whereby risk of loss or liability with respect to Insurance Contracts is pooled or reinsured, including without limitation the Pooling Agreement;

(ix) All Contracts guaranteeing or otherwise causing the Company to be liable or otherwise be responsible for the Liabilities of another or providing for a charitable contribution by the Company;

(x) All Contracts with any director or Affiliate of the Company;

(xi) All Contracts relating to brokerage agreements; and

(xii) All other Contracts (other than (A) Insurance Contracts, and (B) other Contracts which are expressly excluded under any other subsection of this Section 4.14) that involve or are reasonably likely to involve the payment pursuant to the terms of such Contracts by or to the Company or its Subsidiaries of $100,000 or more or the termination of which is reasonably likely to have a Material Adverse Effect on the Company.

(b) Prior to the date of this Agreement, the Company has made available to Buyer or its Representatives true, correct and complete copies of the forms of Insurance Contracts used in the business of the Company and its

Subsidiaries as of the date of this Agreement. Except as would not reasonably be expected to cause a Material Adverse Effect with respect to the Company, each such form has been appropriately and timely filed and, if required, approved by applicable Governmental Authorities and otherwise conforms to the requirements of applicable Laws.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and except as provided in the Company Disclosure Letter: (i) each Material Contract is a legal, valid and binding obligation of the Company or any of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against each such party in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries, as the case may be, nor, to the Knowledge of the Company, any other party to a Material Contract, is in violation or default of any term of any Material Contract, and (iii) no condition or event exists that, with the giving of notice or the passage of time, or both, would constitute a violation or default by the Company or any of its Subsidiaries, as the case may be, or any other party to a Material Contract, or permit the termination, modification, cancellation or acceleration of performance of the obligations of the Company or any of its Subsidiaries, as the case may be, or any other party to the Material Contract.

(d) Except as set forth in the Company Disclosure Letter, since September 1, 2003, no claims, other than claims related to the Company’s Insurance Contracts in the ordinary course of business, have been asserted by any Third Party against the Company, any of its Subsidiaries or, to the Knowledge of the Company, Mutual, related to Mutual’s actions in providing services to the Company or MNH pursuant to the Services Agreement or the Pooling Agreement.

Section 4.15  Intellectual Property.

(a) As used herein: (i) “Intellectual Property” means all U.S. state and foreign (A) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with the goodwill associated therewith, registrations and applications relating to the foregoing (“Trademarks”), (B) patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights (“Patents”), and (C) registered and unregistered copyrights (including those in Software), rights of publicity and all registrations and applications to register the same (“Copyrights”); (ii) “IP Licenses” means all licenses and agreements (excluding “click-wrap” or “shrink-wrap” agreements or agreements contained in “off-the-shelf” Software or the terms of use or service for any web site) pursuant to which the Company and any of its Subsidiaries have acquired rights in (including usage rights) or to any Intellectual Property, or licenses and agreements pursuant to which the Company and any of its Subsidiaries have licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; and (iii) “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site.

(b) Except as set forth in the Company Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company since January 1, 2003, no claims have been asserted by any Third Party against the Company, any of its Subsidiaries or, to the Knowledge of the Company, Mutual, related to Mutual’s use of any Intellectual Property, IP Licenses or Software in providing services to the Company and MNH pursuant to the Services Agreement.

Section 4.16  Properties and Assets.  Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries own or lease any real property or tangible personal property or use pursuant to the Services Agreement or otherwise any real property.

Section 4.17  Environmental Matters.  (a) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or, to the Knowledge of the Company, investigation is pending or, to the Knowledge of the Company, threatened by any

Person against, the Company or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law except with respect to Insurance Contracts and (b) the Company and its Subsidiaries have been and are in compliance with all Environmental Laws, including possessing all material permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws.

Section 4.18  Transactions with Related Parties.  Except as set forth in the Company Disclosure Letter, the Company SEC Documents disclose Contracts entered into by the Company or its Subsidiaries (which are or will be in effect as of or after the date of this Agreement) involving payments with any person who is an officer, director or Affiliate of the Company or any of its Subsidiaries, or any relative of any of the foregoing. To the Company’s Knowledge, no officer, director or Affiliate of the Company or any of its Subsidiaries has, either directly or indirectly:

(a) an equity interest of five percent (5%) or more in any Person that purchases from or sells or furnishes any goods or services to the Company or any of its Subsidiaries or otherwise does business with the Company or any of its Subsidiaries, or

(b) a beneficial interest in any Material Contract, commitment or agreement to which any of the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is obligated or bound or to which the property of the Company or any of its Subsidiaries may be subject, other than Material Contracts, commitments or agreements between the Company or any of its Subsidiaries and such Persons in their capacities as officers or directors of the Company; provided that such representation and warranty shall not apply to the ownership, as a passive investment, by any such officer, director or Affiliate of less than one percent (1%) of a class or securities listed for trading on a national securities exchange or publicly traded in the over-the-counter market. For purposes of this Agreement, no officer of the Company shall be deemed to have a beneficial interest in the Services Agreement or the Pooling Agreement merely because such officer of the Company is also a director or officer of Mutual.

Section 4.19  Finders’ or Advisors’ Fees.  Except for SFRi, LLC and Philo Smith Capital Corporation, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.20  Receivables.  All of the accounts receivable of the Company and its Subsidiaries on the Company Balance Sheet have arisen from bona fide transactions in the ordinary course of the business consistent with past practice and are not subject to any credits or allowances, other than allowances for doubtful accounts (which allowances have been made in accordance with GAAP).

Section 4.21  Absence of Sensitive Matters.  To the Knowledge of the Company, none of the officers or directors of the Company or any of its Subsidiaries or Affiliates:

(a) has made or has agreed to make any contribution, payment or gift or to provide any other compensation or other benefit to any Governmental Authority or any Person (including, but not limited to, any employee or agent) associated or affiliated with or representing a Governmental Authority, where the contribution, payment, compensation or other benefit or the purpose of the contribution, payment, compensation or other benefit was or is illegal under the applicable Law or other rules of any Governmental Authority; or

(b) has made or agreed to make any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other Person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable Law.

Section 4.22  Delivery of Documents; Corporate Records.  The Company has heretofore made available to the Buyer copies of the articles or organization or certificate of formation (or equivalent document), bylaws, operating agreements or other charter or organizational documents and the minute and record books of the Company and MNH which are true, correct and complete in all material respects.

Section 4.23  Bank Accounts.  The Company Disclosure letter sets forth the names and locations of all banks, depositories and other financial institutions in which the Company or any of its Subsidiaries have an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

Section 4.24  Dividend Restriction.  To the Knowledge of the Company, no Governmental Authority, including without limitation the New Hampshire Insurance Department or the insurance department or insurance commission of any other State, has notified the Company that, as a condition of granting any Requisite Regulatory Approval, it intends to impose any moratorium or prohibition on the ability of the Company or MNH to pay dividends or deny any application by the Surviving Company or MNH to make an extraordinary dividend based on the operations, management or financial condition of the Company or MNH; provided that the Company makes no representation or warranty concerning general restrictions or regulations imposed by applicable Law on the Company’s or MNH’s ability to pay dividends.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGERCO

Except as set forth in the disclosure letter delivered by Buyer to the Company simultaneously with the execution of this Agreement (the “Buyer Disclosure Letter”), Buyer and MergerCo jointly and severally represent and warrant to the Company as follows:

Section 5.1  Organization and Qualification.  Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. MergerCo is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Buyer and MergerCo has the requisite corporate power and corporate authority and any necessary Governmental Authority, franchise, license, certificate, or permit to own, operate and lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified and in good standing that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 5.2  Corporate Authorization; Enforceability; Board Action.  Each of Buyer and MergerCo has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Buyer and MergerCo and no other corporate proceedings on the part of either Buyer or MergerCo are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Buyer and MergerCo, as applicable, and, assuming due authorization, execution and delivery of this Agreement by the other parties thereto, constitutes a valid and binding agreement of each of Buyer and MergerCo enforceable against each such party in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and to general equity principles.

Section 5.3  Consents and Approvals; No Violations.

(a) The execution, delivery and performance by Buyer and MergerCo of this Agreement and the consummation by Buyer and MergerCo of the transactions contemplated hereby, including the Merger, require no consent, approval or action by or in respect of, or notice to or filing with, any Governmental Authority other than (i) the filing of articles of merger in connection with the Merger in accordance with the DGCL, (ii) compliance with any applicable requirements of the HSR Act, (iii) Insurance Regulatory Requirements and (iv) any other approvals the absence of which would not reasonably be expected to, individually or in the aggregate, (A) prevent or delay consummation of the Merger in any material respect or (B) have a Material Adverse Effect on the Surviving Company, Buyer or MergerCo.

(b) Except as set forth in the Buyer Disclosure Letter, neither the execution, delivery or performance by Buyer and MergerCo of this Agreement nor the consummation by Buyer and MergerCo of the transactions contemplated hereby, including the Merger, nor compliance by Buyer or MergerCo with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the articles of incorporation of Buyer or the similar organizational and governing documents of its Subsidiaries, (ii) conflict with or result in any violation of any provision of any Law binding upon or applicable to Buyer or any of its Subsidiaries, (iii) require the consent, approval or authorization of, or notice to or filing with, any Third Party with respect to, result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment, or acceleration of any right or obligation of Buyer or its Subsidiaries or to a loss of any benefit to which Buyer or any of its Subsidiaries is entitled) under any provision of Contract by which any of Buyer or its Subsidiaries is bound or subject or any of Buyer’s Permits, except in the case of (ii) and (iii) for such conflicts, violations, breaches, defaults, rights or losses, or the failure to obtain any such consents or approvals or to provide such notices or make such filings, that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, MergerCo or the Surviving Company.

Section 5.4  Finders’ or Advisors’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.5  MergerCo.  A majority of the capital stock of MergerCo is owned by Buyer. MergerCo was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities other than in connection with or as contemplated hereby and has conducted its operations as contemplated hereby.

Section 5.6  Capital Resources.  Buyer and its Affiliates and investors have commitments for sufficient resources (and Buyer hereby agrees that it shall continue to have such resources through the Effective Time), to fulfill its obligations to pay all cash amounts required to be paid by it under this Agreement.

ARTICLE VI

COVENANTS

Section 6.1  Conduct of the Company.  Except as set forth in Section 6.1 of the Company Disclosure Letter, the Company covenants and agrees that, except as required to comply with applicable Law, from and after the date of this Agreement and until the Effective Time:

(a) the Company will not, and will not permit any of its Subsidiaries to (without the prior written consent of Buyer):

(i) amend or propose to amend its certificate of incorporation, articles of incorporation, bylaws or similar organizational documents;

(ii) issue, sell, grant, transfer, pledge, dispose of, encumber or authorize the issuance of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments, appreciation rights, performance guarantees or any other rights, or rights of any kind to acquire, any securities of the Company or any of its Subsidiaries;

(iii) (A) directly or indirectly, split, combine or reclassify the outstanding shares of capital stock; or (B) redeem, purchase or otherwise acquire directly or indirectly any of the capital stock, of the Company or any of its Subsidiaries;

(iv) declare, set aside, make or pay (A) any dividend or other distribution payable in cash, securities or property; (B) any contribution, loan or other payment or any combination thereof, with respect to its capital stock, except in each case for quarterly dividends in the ordinary course of business consistent with past practice;

(v) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation or adopt resolutions providing for or authorizing such liquidation, dissolution, merger or consolidation or adoption of any liquidation or dissolution, merger or consolidation;

(vi) (A) increase the compensation or benefits payable to any director or officer, other employee or consultant of the Company or any of its Subsidiaries; (B) grant any severance or termination pay to (or amend any such existing arrangement with) any director or officer, other employee or consultant of the Company or any of its Subsidiaries; (C) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer, other employee or contractor of the Company or any of its Subsidiaries; or (D) increase any benefits payable under any existing severance or termination pay policies or agreements or employment agreements;

(vii) adopt any Employee Plan;

(viii) enter into or amend any collective bargaining agreement or any successor collective bargaining agreement, neutrality agreement, “card check” or any other labor agreement with or respecting any labor union or union representative;

(ix) authorize any capital expenditure payable by the Company or any of its Subsidiaries in excess of One Hundred Thousand Dollars ($100,000) individually or in the aggregate;

(x) (A) incur or assume any indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible or liable for (whether directly or indirectly), the obligations of any Person (other than MNH) for borrowed money, except for indebtedness incurred under the Company’s existing credit facilities in the ordinary course of business and consistent with past practice and in an aggregate amount not to exceed at any time outstanding one hundred thousand dollars ($100,000); (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Company from its Subsidiaries, subject to Section 6.1(b) below); or (C) enter into any material commitment or transaction (including any borrowing, capital expenditure or purchase, sale or lease of assets) requiring a capital expenditure (including any leases) by the Company or any of its Subsidiaries, other than capital expenditures that do not exceed one hundred thousand dollars ($100,000), individually or in the aggregate;

(xi) (A) make, revoke or change a material Tax election with respect to the Company or any of its Subsidiaries (unless required by applicable Law); (B) change a material method of accounting for Tax purposes with respect to the Company or any of its Subsidiaries; (C) consent to extend the period of limitations for the payment or assessment of any material Tax with respect to the Company or any of its Subsidiaries; or (D) settle or compromise any material Tax liability or refund of the Company or any of its Subsidiaries;

(xii) waive any material defenses with respect to, or, other than in the ordinary course of business, make any payment of any material Liability of the Company or any of its Subsidiaries other than the payment of insurance claims and the settlement of disputes in connection with insurance claims in the ordinary course of business;

(xiii) (A) acquire (by merger, consolidation, or acquisition of stock or assets) any Person or division thereof or make any investment in another Person (other than an existing Subsidiary of the Company and other than incorporation of a wholly-owned subsidiary of the Company) or, except in the ordinary course of business and consistent with past practice, acquire assets; or (B) sell, transfer, lease, license, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or Lien of any of the properties or assets of the Company or any of its Subsidiaries, except in the case of clause (B) above, for sales, transfers, leases, licenses, pledges, dispositions or Liens (1) pursuant to existing Contracts (the terms of which have been previously disclosed to Buyer); or (2) in the ordinary course of business and consistent with past practice; provided, that the fair market value of all assets sold, transferred, leased, licensed, pledged, disposed of or encumbered pursuant to this clause (2) does not exceed one hundred thousand dollars ($100,000) in the aggregate;

(xiv) take any action, or fail to take any action, to cause the Company Common Stock to cease to be listed on the AMEX prior to the Closing Date;

(xv) except as otherwise provided in this Agreement, take any action, or fail to take any action, that could materially impair, prevent or impose a delay in consummating the transactions contemplated hereby, including the Merger;

(xvi) take any action to cause the Company or any of its Subsidiaries to enter or exit any of any line of business conducted by them as of the date of this Agreement;

(xvii) fail to maintain insurance (other than reinsurance) at presently existing levels;

(xviii) waive any benefits, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

(xix) take or suffer any action that would result in the creation, or consent to the imposition, of any Lien on any of its assets;

(xx) enter into any employment, consulting indemnification, severance or termination agreement with any employee or consultant of the Company or any of its Subsidiaries, or any other Person;

(xxi) take any action that could reasonably be expected to result in a failure of any of the conditions set forth in ARTICLE VII hereof;

(xxii) enter into a Contract to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing;

(xxiii) change any method, estimate or practice or any of the accounting principles used by it unless required by GAAP, SAP or applicable Law; or

(xxiv) agree or commit to do any of the foregoing; and

(b) The Company will not, and will not permit any of its Subsidiaries to (without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed):

(i) enter into, modify, amend or terminate any of any Material Contract described in Section 4.14, or, except in the ordinary course of business and consistent with past practice, waive, release, assign or compromise any material rights or claims with respect thereto; or

(ii) cause any Subsidiary of the Company to make any loans, advances or capital contributions to, or investments in the Company; and

(c) The Company shall (except to the extent that the Buyer shall otherwise consent in writing):

(i) conduct its and each of its Subsidiaries’ business in accordance with applicable regulations and consistent with past practice;

(ii) conduct its and each of its Subsidiaries’ business only in the ordinary course of business consistent with past practice and in accordance with the transactions contemplated by this Agreement; and

(iii) use commercially reasonable efforts to preserve intact its and each of its Subsidiaries’ assets.

(d) Notwithstanding the other provisions of this Section 6.1, upon notice to the Buyer, the Company may enter into any Contract or spend sums to (i) engage the services of one or more independent third party administrators to assume the functions of Mutual under the Services Agreement (or any annex thereto), (ii) obtain services, systems or other resources necessary for the Company to satisfy, by any applicable deadlines, the requirements of the Exchange Act or the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted thereunder and (iii) engage the services of an officer, employee or independent contractor to perform the functions set forth in Section 6.11(a).

(e) Prior to the Effective Time, the Company shall cause MFC to surrender MFC’s license granted by the New York Superintendent of Banking to operate as a premium finance company.

Section 6.2  Preparation of Proxy Statement; Stockholder Meeting.

(a) The Company, acting through the Company Board and the Company Special Committee, shall, in accordance with applicable law duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement and the Merger; and

(b) The Company shall together with MergerCo prepare and file with the SEC a preliminary proxy statement (the “Preliminary Proxy”) relating to this Agreement and the Merger, which shall be filed no later than thirty (30) days following the date hereof, and subsequently file and furnish to the stockholders of the Company a definitive proxy statement (the “Definitive Proxy” and collectively with the Preliminary Proxy, the “Proxy Statement”) within sixty (60) days of the filing of the Preliminary Proxy Statement, and use its best efforts to (i) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with MergerCo, respond promptly to any comments made by the SEC with respect to the Preliminary Proxy; (ii) obtain the necessary approval of this Agreement and the Merger by its stockholders; and (iii) subject to the other provisions of this Agreement, include in the Proxy Statement the recommendation of the Company Board and the Company Special Committee that stockholders of the Company vote in favor of the approval of this Agreement and the Merger (the “Company Recommendation”).

(c) MergerCo and Buyer shall furnish all information about themselves, their business and operations and their owners and all financial information to the Company as may be reasonably necessary in connection with the preparation of the Proxy Statement. The Company shall give Buyer and its counsel the opportunity to review, prior to their being filed with, or sent to the SEC, (i) the Proxy Statement and (ii) all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments. Each of the Company, on the one hand, and MergerCo and Buyer, on the other hand, agrees to correct promptly any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all necessary steps to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case, to the extent required by applicable Securities Laws. The Company shall notify Buyer of the receipt of any comments of the SEC with respect to the Preliminary Proxy. Any other provision of this Section 6.2 notwithstanding, the Company, in connection with a Company Change of Recommendation, may amend or supplement the Proxy Statement (including by incorporation by reference); provided, however, that this Agreement shall nevertheless be submitted to the stockholders for adoption and approval.

(d) None of the information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time filed with the SEC and as of the date it or any amendment or supplement thereto is mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company makes no representation, warranty or covenant with respect to information concerning MergerCo or Buyer or their Affiliates included in the Proxy Statement or information supplied by MergerCo or Buyer or their Affiliates for inclusion in the Proxy Statement.

(e) None of the information supplied by MergerCo or Buyer or their Affiliates specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time filed with the SEC and as of the date it or any amendment or supplement thereto is mailed to stockholders and at the time of any meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to MergerCo or Buyer or their Affiliates or other information supplied by MergerCo or Buyer or their Affiliates for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. MergerCo and Buyer make no representations, warranties or covenants with respect to information concerning the Company included in the Proxy Statement or information supplied by the Company for inclusion in the Proxy Statement.

(f) In the event that subsequent to the date hereof, the Company Board or the Company Special Committee determines that the Merger Consideration is no longer fair to, or in the best interests of, the stockholders of the Company or that this Agreement is no longer advisable and either withdraws its recommendation in favor of the Merger and this Agreement, makes no recommendation or recommends to the stockholders that they reject the Merger and this Agreement, the Company shall nevertheless submit this Agreement to the stockholders of the Company for adoption and approval at the Special Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Special Meeting.

Section 6.3  Access to Information; Confidentiality.

(a) The Company shall, and shall cause each of its Subsidiaries to the extent in the possession of the Company or its Subsidiaries to, give the Buyer and its Representatives access to books, records, Contracts, commitments, personnel and officers of the Company and each of its Subsidiaries during normal business hours, furnish such financial and operating data and all other information as such Persons may reasonably request and shall instruct its own Representatives to cooperate in the other party’s investigation of the business of such party. The Company shall (i) confer on a regular and frequent basis with one or more Representatives of the Buyer to discuss material operational and regulatory matters and the general status of its ongoing operations, (ii) advise Buyer of any change or event that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries, and (iii) furnish to Buyer promptly all other information concerning its business, properties and personnel, in each case as Buyer may reasonably request to the extent available after the Company promptly makes a request to Mutual. Notwithstanding the foregoing, neither the Company nor its Subsidiaries shall be required to provide access to or to disclose any information (i) where such access or disclosure could jeopardize the attorney-client privilege or work product privilege of such Company or any of its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement, or (ii) to the extent that outside counsel to the Company advises that such access or disclosure should not be disclosed in order to ensure compliance with any other applicable Law.

(b) All information provided or obtained in connection with the transactions contemplated by this Agreement will be held by the parties hereto in accordance with the Confidentiality Agreement, dated May 1, 2006, between Buyer and the Company (as amended to date, the “Confidentiality Agreement”). In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern. The Company shall not engage in any actions that shall cause the Confidentiality Agreement to terminate.

Section 6.4  No Solicitation; Unsolicited Proposals; Change of Company Recommendation.

(a) Except as otherwise expressly provided in this Section 6.4(a), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, neither the Company nor any of its Subsidiaries shall permit or cause any of its or their respective Affiliates, directors, officers, managers, employees or members or its or their Representatives, directly or indirectly, to, (i) solicit, initiate, or knowingly encourage (including by way of furnishing Confidential Information (as defined in the Confidentiality Agreement) or knowingly take any action designed to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions or negotiations with any Third Party relating to an Acquisition Proposal, or (iii) enter into any Contract (including any agreement in principle, letter of intent, or understanding) with respect to or contemplating any Acquisition Proposal or enter into any Contract requiring the Company to abandon, terminate or fail to consummate the Merger or causing the Company Board or the Company Special Committee to not endorse or recommend the Merger or this Agreement or change its or their recommendation; provided, however, that if, at any time prior to the Effective Time, the Company Board and the Company Special Committee determine in good faith, after consultation with their legal and financial advisors that an Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal, and subject to providing prior written notice of its decision to take such action to Buyer as provided in Section 6.4(d) and compliance with Section 6.4(c), the Company may (x) furnish information with respect to the Company and MNH to the Person making such proposal (and its Representatives) pursuant to a customary confidentiality agreement (provided, that such confidentiality agreement shall not in any way restrict the Company from complying with its disclosure obligations under this Agreement, including with respect to such proposal; provided further, that any such confidentiality agreement need not contain a standstill or similar provision) and (y) participate in discussions or negotiations regarding such proposal with respect to such acquisition. The Company agrees to provide Buyer with any information provided in writing or a reasonable summary of oral information provided to the person making such Acquisition Proposal and its representatives substantially simultaneously with the provision thereof to such other person. The Company shall, and shall cause any of its respective Affiliates or any Persons acting on their behalf to, immediately cease and cause to be terminated any activities, discussions or negotiations with any parties existing on the date hereof with respect to any Acquisition Proposal with respect to such acquisition.

(b) Except as contemplated by Section 6.4(c), neither the Company Board nor the Company Special Committee, nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such Company Board or Company Special Committee of this Agreement or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle or acquisition agreement or other similar agreement related to any Acquisition Proposal (each, an “Acquisition Agreement”).

(c) (i) In response to an Acquisition Proposal the Company Board or Company Special Committee may, if the Company Board or Company Special Committee determines in good faith, after consulting with outside counsel, that such Acquisition Proposal did not result from a breach of Section 6.4(a) and that taking such action is reasonably required by the Company Board or Company Special Committee’s fiduciary obligations under applicable Law, (A) withdraw or modify in any manner, or propose publicly to withdraw or modify in any manner, the Company Recommendation (a “Company Change of Recommendation”), (B) approve or recommend, or propose to approve or recommend, any Superior Proposal, or (C) terminate this Agreement pursuant to Section 8.1(c)(i) simultaneously with the payment of the Termination Fee, but in the case of Section 8.1(c)(i), only after (I) such Company Board or Company Special Committee has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal, (II) the Company has notified Buyer in writing of the determination that such Acquisition Proposal constitutes a Superior Proposal, and (III) Buyer has the opportunity to revise the terms of this Agreement to match the terms of such Superior Proposal within three (3) business days following receipt by Buyer of such notice, which shall include the right to match any non-price terms of such Superior Proposal and

(ii) Other than in connection with an Acquisition Proposal, the Company Board and Company Special Committee may, if it determines in good faith, after consulting with outside counsel, that the failure to take such action would result in a breach of the Company Board and Company Special Committee’s fiduciary obligations under applicable Law, make a Company Change of Recommendation if the Company has notified Buyer in writing of the decision to do so at least three (3) business days prior to the taking of such action, which notice shall specify in writing the reasons therefor.

(d) In addition to the obligations of the Company set forth in paragraphs (a), (b) and (C) of this Section 6.4, the Company shall as promptly as practicable advise Buyer, orally and in writing, of any request for information or of any Acquisition Proposal (and in any case within 24 hours of such request or the receipt of such Acquisition Proposal), the principal terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. The Company shall keep Buyer informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal as promptly as practicable.

(e) For purposes of this Agreement:

(i) “Acquisition Proposal” means any inquiry, offer, proposal, indication of interest, signed agreement or completed action, as the case may be, by any Third Party that relates to (A) a merger or consolidation involving the Company or any of its Subsidiaries, (B) the issuance, sale or other disposition by the Company or any of its Subsidiaries to a Third Party (including by way of merger, consolidation, share exchange or otherwise) of shares of capital stock or options, warrants, calls, subscriptions or securities convertible into capital stock of the Company or any of its Subsidiaries representing twenty percent (20%) of the votes associated with the outstanding capital stock of the Company or any of its Subsidiaries, as applicable, (C) any tender or exchange offer that if consummated would result in any Third Party, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company or any of its Subsidiaries representing twenty percent (20%) (by voting power) of the outstanding capital stock of the Company or any of its Subsidiaries, as applicable, (D) the acquisition, license, purchase or other disposition of assets of the Company or any of its Subsidiaries, representing twenty percent (20%) or more of the consolidated assets of the Company and any of its Subsidiaries, or (E) the sale, assignment or transfer to a Third Party of twenty percent (20%) or more of the insurance liabilities of the Company or any of its Subsidiaries by way of assumption reinsurance, indemnity coinsurance or similar type of assumption of such liabilities; and

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal, that the Company Special Committee determines in its good faith judgment (with the advice of its financial advisers) is more favorable to the stockholders of the Company than the Merger (taking into account (A) all the terms and conditions of such Acquisition Proposal, as well as the payment of a Termination Fee under this Agreement, and the Merger, including without limitation the price and any conditions to consummation, (B) the likelihood of such Acquisition Proposal and the Merger being consummated). For purposes of determining whether an Acquisition Proposal is a Superior Proposal, references to 20% in the definition of Acquisition Proposal shall be deemed to be a reference to one hundred percent (100%).

Section 6.5  Regulatory Filings.

(a) As promptly as practicable, each of the Company and MergerCo shall prepare and file, or cause to be prepared and filed, any filings required under the Exchange Act or any other federal or state law relating to the Merger, including filings, if any, required under the HSR Act and Insurance Regulatory Requirements, or by Buyer or MergerCo. Each of the Company and MergerCo shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any such filings by any Governmental Authority, and each of the Company and MergerCo shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and such Governmental Authority, on the other hand, with respect to any such filings. Each of the Company and MergerCo shall use its reasonable efforts to obtain and furnish the information required to be included in any such filings.

(b) Subject to the terms and conditions of this Agreement, each of the parties agrees to use its reasonable efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated hereby and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions or authorizations by or from any Governmental Authority or other Person, including without limitation any Insurance Regulatory Requirements or other consents, approvals, orders exemptions or authorizations that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which Buyer, MergerCo, the Company or MNH is a party or by which any of their respective properties or assets are bound, (ii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger or the other transactions contemplated hereby, (iii) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger or the other transactions contemplated hereby, (iv) to effect all necessary registrations and filings, including without limitation filings under the HSR Act, if any, and submissions of information requested by any Governmental Authority and (e) to execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated hereby.

(c) Without limiting the foregoing provisions, Buyer understands and acknowledges that certain Governmental Authorities, including without limitation the New Hampshire Insurance Department and the insurance departments and insurance commissioners of other states, limit the amount of cash and property that MNH may distribute to its stockholder(s) and Buyer agrees that it will not, as part of or in connection with any application, submission or hearing before any Governmental Authority, including without limitation the New Hampshire Insurance Department or the insurance department or insurance commissioner of any other state, request or propose that MNH make any dividend or distribution to Buyer or its Affiliates on or after the Closing and Buyer will agree to comply with any moratorium, prohibition or other restriction on dividends imposed by any Governmental

Authority, including without limitation the New Hampshire Insurance Department or the insurance department or insurance commissioner of any other state, as a condition of receiving approval or consent under any Insurance Regulatory Requirement.

Section 6.6  Public Announcements.  The initial press release with respect to the Merger shall be a joint press release, which has previously been agreed upon by Buyer and the Company. Thereafter, except as required by Law or stock exchange rules and regulations, each party hereto (a) shall consult with the other party before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby (to the extent not previously issued or made in substance), and (b) shall not issue any press release or make any public statement concerning the Merger without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 6.7  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or MergerCo, as the case may be, any deeds, bills of sale, assignments, assurances or other documents, or instruments, and to take any other actions and do any other things, in the name and on behalf of the Company or MergerCo, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger and to otherwise accomplish the purpose and intent of this Agreement and the transactions contemplated hereby.

Section 6.8  Notification of Certain Matters.  (a) The Company shall give prompt notice to Buyer, and Buyer or MergerCo shall give prompt notice to the Company, of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (ii) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b) Subject to compliance with applicable Law (including, without limitation, antitrust Laws, Insurance Regulatory Requirements and privacy Laws), from the date hereof until the Effective Time, Buyer and the Company shall confer on a regular basis with one or more Representatives of each other party to report on the general status of ongoing operations of the Company. Buyer and the Company shall promptly notify each other in writing of, and will use commercially reasonable efforts to cure before the Effective Time, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that (a) causes or will cause any covenant or agreement of the Buyer or the Company under this Agreement to be breached in any material respect, (b) renders or will render untrue in any material respect any representation or warranty of the respective parties contained in this Agreement or (c) of any fact, circumstance, event or action which will result in, or would reasonably be expected to result in, the failure of such party to timely satisfy any of the closing conditions specified in ARTICLE VII of this Agreement, as applicable.

Section 6.9  Director and Officer Liability.

(a) The Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, (i) for a period of six (6) years after the Effective Time indemnify and hold harmless all Persons who as of this date are current or former directors and officers of the Company and its Subsidiaries, determined as of immediately prior to the date hereof (the “Indemnified Parties”), to the maximum extent permitted by law for acts or omissions occurring at or prior to the Effective Time, against any and all costs or expenses (including reasonable attorney’s fees), judgments fines, losses, claims, damages or liabilities (collectively, “Costs”) arising from, relating to or otherwise in respect of, any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including with respect to the transactions contemplated by this Agreement), to the fullest extent permitted under applicable law; provided, that the Surviving Corporation shall not be required to indemnify any Indemnified Party pursuant to this Section 6.9 if it is determined that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of the Company;

(b) Any Indemnified Party wishing to claim indemnification under Section 6.9(a), upon learning of any such claim, action, suit, proceeding or investigation, must promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party to the extent such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), after the Effective Time (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this Section 6.9 to pay only one firm of counsel (unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest) for all Indemnified Parties in any jurisdiction, or (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law;

(c) Any other provision of this Agreement to the contrary notwithstanding, prior to the Closing, the Company may acquire a prepaid policy of directors’ and officers’ liability insurance (or an endorsement to its existing policy) providing coverage for a period of six years after the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that the cost of such prepaid policy (or endorsement) for the six year period shall not, without the prior consent of Buyer, exceed the aggregate Insurance Amount (as defined below) for such six year period, minus any discount for prepayment. The Surviving Corporation shall not, and the Buyer shall not permit the Surviving Corporation to cancel such policy or allow such policy to be cancelled. In the event the Company does not acquire such prepaid insurance prior to the Effective Time, then for a period of six (6) years after the Effective Time, the Surviving Corporation shall, and the Buyer shall cause the Surviving Corporation to provide, a policy of directors’ and officers’ liability insurance of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the insured than the coverage currently provided to directors and officers of the Company with respect to claims arising from facts or events that occurred on or before the Effective Time provided, however, that in no event shall the Surviving Corporation be required to pay annual premiums in excess of two hundred twenty-five percent (225%) of the annual premium paid by the Company for such insurance in the Company’s 2006 fiscal year, as set forth in the Company Disclosure Letter (such amount, the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if the Surviving Corporation is unable to maintain or obtain the insurance called for by this Section 6.9(c), the Surviving Corporation shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company or each of its Subsidiaries may be required to make application and provide customary representations and warranties to the Surviving Corporation’s insurance carrier for the purpose of obtaining such insurance.

(d) The provisions of Section 6.9(a) and Section 6.9(c) shall be deemed to have been satisfied if the Company before the Effective Time, or the Surviving Corporation after the Effective Time, obtains prepaid policies, which policies provide directors and officers of the Company with coverage no less advantageous to the insured than the terms currently provided to directors and officers of the Company or MNH for an aggregate period of six (6) years after the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time.

(e) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation is made against any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.9 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(f) If Buyer, the Surviving Corporation, or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, to the extent necessary to effect such assumption, proper provisions shall be made so that such successors and assigns shall assume all of the applicable obligations set forth in this Section 6.9.

(g) The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 6.10  Opinion of Financial Advisor.  The Company shall obtain and furnish to Buyer upon the execution of this Agreement an opinion of SFRi, LLC, financial advisor to the Company, dated the date hereof, to the effect that the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

Section 6.11  Management of Services Agreement and Pooling Agreement.

(a) At all times between the execution of this Agreement and the Effective Time, the Company shall use commercially reasonable efforts to have at least one or more officers, employees or independent contractors, including without limitation the officers of the Company as of the date of this Agreement, who shall report to its Board of Directors and to the Company Special Committee (the “Boards”). Such officers, employees or independent contractors shall represent MNH and the Company in the oversight of the relationships between the Company and MNH on the one hand, and Mutual on the other, as relates to the Services Agreement (and all its Annexes) and the Pooling Agreement; and specifically, consult with and report to the Boards as to the following:

(i) Review and monitor reports from Mutual regarding Mutual’s compliance with MNH written standards and guidelines relating to all underwriting, claims and investment services;

(ii) To the extent directed by the Boards, and upon reasonable prior written notice to Mutual, perform an on-site review of all files, records and accounts kept by Mutual on behalf of the Company and MNH, as provided in Section 11 of the Services Agreement;

(iii) To the extent directed by the Boards, conduct on-site reviews of the operations of Mutual on behalf of the Company and MNH, as provided in Section 13 of the Services Agreement;

(iv) Represent the Company and MNH in performing the duties of the Company and MNH under Sections III of each of the Administrative Services, Underwriting Services, and Claims Services Annexes to the Services Agreement;

(v) Represent the Company and MNH in connection with claims settlements and withdrawals pursuant to Schedule 1 of the Claims Services Annex to the Services Agreement;

(vi) Represent the Company and MNH in the determination of assets to be included in the Account and in respect of the Investment Guidelines provided in the Investment and Cash Management Annex to the Services Agreement;

(vii) Represent the Company and MNH in connection with the Services Agreement and the Annexes thereto to communicate with Mutual concerning the provisions of Section 6.1 of this Agreement, to the extent that the provisions of Section 6.1 are affected by services provided under the Services Agreement or its Annexes; and

(viii) Report to the Board as such employee, officer or consultant shall deem necessary as any actions taken by Mutual which appear to cause a violation by Mutual of their covenants contained in Section 6.1 of this Agreement.

(b) The reports to the Boards of any employee, officer or consultant of the Company with respect to any matters specified in Section 6.11(a) above shall be promptly communicated by the Company and/or MNH to Buyer, unless portions thereof (which shall be identified to Buyer) may not be so communicated under confidentiality agreements to which the Company or MNH is a party.

(c) Any provision of this Section 6.11 to the contrary notwithstanding, the decision of the Boards to take any action or refuse to take any action, or cause any officer, employee or independent contractor to take any action or refuse to take any action, described in Sections 6.11(a) with respect to the Mutual, the Services Agreement or the Pooling Agreement, shall be in sole discretion of the Boards.

Section 6.12  Reasonable Efforts.  The Company will use its reasonable good faith efforts to ensure that the conditions set forth in Sections 7.1 and 7.2 hereof are satisfied, insofar as such matters are within the control of the Company, and MergerCo and Buyer will use their reasonable good faith efforts to ensure that the conditions set forth in Sections 7.1 and 7.3 hereof are satisfied, insofar as such matters are within the control of MergerCo and Buyer; provided, however, that no Party shall be obligated to take any action that would alter in a material adverse manner the benefits to such Party of this Agreement, the Merger or the other transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO THE MERGER; CERTAIN EXCEPTIONS TO
CONDITIONS, REPRESENTATIONS, WARRANTIES & COVENANTS

Section 7.1  Conditions to the Obligations of Each Party.  The obligations of the Company, Buyer and MergerCo to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

(a) Company Stockholder Approval.   The Company shall have obtained the Company Stockholder Approval;

(b) HSR Act.   Any applicable waiting period (including any extension thereof) under the HSR Act and the antitrust or competition Laws of any other applicable jurisdiction relating to transactions contemplated by this Agreement (including the Merger) shall have expired or been terminated;

(c) No Injunctions or Restraints.   No provision of any applicable Law and no judgment, injunction, order or decree that makes illegal or otherwise prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect; provided, however, that prior to invoking this condition, each party shall comply with its obligations under Article VI and; provided, further, that none of the initiation, threat or existence of any legal action of any kind with respect to this Agreement or the Merger, including without limitation any action initiated, threatened, or maintained by any stockholder of the Company, whether alleging claims under any Securities Laws or state securities laws, contract or tort claims, claims for breach of fiduciary duty, or otherwise, will constitute a failure of the conditions set forth in Sections 7.1, 7.2 or 7.3 of this Agreement unless that action has resulted in the granting of an injunction (whether temporary, preliminary or permanent) which is in effect and prevents or prohibits the consummation of the Merger, and such injunction has not expired or been dissolved or vacated;

(d) Regulatory Matters.   The authorizations, consents, orders, permits or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Authority that are identified in the Company Disclosure Letter or the Buyer Disclosure Letter (other than the expiration of the applicable waiting period under the HSR Act that is addressed in Section 7.1(b) and the approval of the New York Superintendent of Banking with respect to the change of control of MFC) (“Requisite Regulatory Approvals”), shall have been filed, have occurred or have been obtained and all such Requisite Regulatory Approvals shall be in full force and effect; and

(e) Opinion of Financial Advisor.  The Company Special Committee shall have received the opinions of SFRi, LLC, dated the date hereof, and dated the Closing Date, to the effect that, based on, and subject to the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

Section 7.2  Additional Conditions to the Obligations of Buyer and Merger Co.  The obligations of Buyer and MergerCo to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver, in whole or in part) of the following further conditions:

(a) Representations and Warranties.  As of the Effective Time there shall exist no misrepresentation, breach or inaccuracy of any of the Company’s representations or warranties in this Agreement, the effect of which, individually, or in the aggregate constitutes, or could reasonably be expected to constitute, a Material Adverse Effect with respect to the Company. For purposes of this Section 7.2(a) and notwithstanding the definition of Material Adverse Effect, clauses (G) and (H) of said definition shall be disregarded (i.e., clauses (G) and (H) shall not operate to exclude the events specified in such clauses); provided however that this sentence shall not be interpreted to mean that any such event, in and of itself, constitutes a Material Adverse Effect;

(b) Performance of Obligations.

(i) The Company shall have performed in all material respects all of its covenants, agreements and obligations pursuant to this Agreement required to be performed by it prior to the Effective Time, excluding however, its obligations in Sections 6.1 and 6.11; and

(ii) There shall not have occurred a failure of the Company to perform its obligations pursuant Sections 6.1 and 6.11 which, individually, or in the aggregate constitutes, or could reasonably be expected to constitute, a Material Adverse Effect with respect to the Company.

(c) Material Adverse Effect.  There shall not have occurred any Material Adverse Effect with respect to the Company; and

(d) Notwithstanding any provision of this Agreement to the contrary, the absence of an officer, employee or consultant to perform on behalf of the Company the functions described in Section 6.11 shall not constitute, or be deemed reasonably expected to constitute, a Material Adverse Effect with respect to the Company, provided the Company shall have used commercially reasonable efforts to retain such a person.

Section 7.3  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the merger are subject to the satisfaction (or, to the extent legally permissible) of the following further conditions:

(a) Representations and Warranties.  As of the Effective Time there shall exist no misrepresentation, breach or inaccuracy of any of the representatives or warranties of the Buyer or MergerCo in this Agreement, the effect of which, individually, or in the aggregate constitutes a Material Adverse Effect with respect to either of them;

(b) Performance of Obligations.  Buyer and MergerCo shall have performed in all material respects all of its covenants, agreements and obligations hereunder required to be performed by it at or prior to the Effective Time; and

ARTICLE VIII

TERMINATION AND EXPENSES

Section 8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Company Stockholder Approval:

(a) by the mutual written consent of Buyer and the Company;

(b) by either of the Company or Buyer:

(i) if the stockholders of the Company shall have voted on this Agreement and the Merger and the votes shall not have been sufficient to constitute Company Stockholder Approval;

(ii) if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer, MergerCo or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) is not available to a party that has not fulfilled its obligations under Article VI; or

(iii) if, without any material breach by the terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before March 31, 2007 (the “Termination Date”); provided that the Termination Date will be extended until June 30, 2007 (which shall, in such event, be referred to as the “Termination Date”) if on the Termination Date (A) all of the conditions specified in Sections 7.1, 7.2 and 7.3 have been and remain satisfied except the receipt of one or more Requisite Regulatory Approvals and (B) the Company and Buyer have received reasonable indications from the applicable Governmental Authority(ies) that such Requisite Regulatory Approval(s) will be granted on or prior to June 30, 2007.

(c) by the Company:

(i) in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.4(c)(i);  provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(c)(i), the Company shall have complied with the provisions of Section 6.4(c)(i);

(ii) if MergerCo or Buyer shall have breached any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) constitutes a failure of one or more of the conditions set forth in Section 7.1 or 7.3 and (B) has not been cured within 30 days after the giving of written notice to MergerCo or Buyer; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Termination Date, and the Buyer or MergerCo is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.1(c); provided, further, that the Company’s right to terminate this Agreement under this Section 8.1(c) shall not be available if, at the time of such intended termination, the Buyer or MergerCo has the right to terminate this Agreement under Section 8.1(b) hereof;

(iii) If the Company receives reasonable indications from any Governmental Authority and such indications are confirmed to Buyer by such Governmental Authority that such Governmental Authority has denied any Requisite Regulatory Approval or will not grant any Requisite Regulatory Approval on or prior to June 30, 2007; or

(d) by Buyer:

(i) if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) constitutes a failure in one or more of the conditions set forth in Section 7.1 or 7.2 and (B) has not been cured within 30 days after the giving of written notice to the Company; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Termination Date, and the Company is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.1(d); provided, further, that the Buyer’s right to terminate this Agreement under this Section 8.1(d)(i) shall not be available if, at the time of such intended termination, the Company has the right to terminate this Agreement under Section 8.1(b) or Section 8.1(c)(ii) hereof;

(ii) if (A) the Company enters into a definitive agreement to effect a Superior Proposal, or (B) the Company Board makes a Company Change of Recommendation; or

(iii) in the event of a material breach of Section 6.4.

Section 8.2  Effect of Termination.  Subject to Section 8.4, if this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that Sections 6.3(b), 8.2, 8.3 and 8.4 and Article IX and the agreements contained in the Confidentiality Agreement (to the extent set forth therein), shall survive the termination hereof.

Section 8.3  Fees and Expenses.  Other than as specifically provided in Section 8.4 or otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated.

Section 8.4  Termination Fee.

(a) If this Agreement is terminated pursuant to:

(i) Section 8.1(b)(i) and (A) at the time of said termination there shall have been outstanding, there shall have been under consideration by the Company Board or the Company Special Committee or there shall have been publicly announced, a plan, intention or proposal (whether or not conditional) with respect to an Acquisition Proposal, which plan, intention or proposal has not been irrevocably withdrawn, (B) within eighteen (18) months after termination of this Agreement, the Company shall enter into any Contract with respect to such Acquisition Proposal (whether such Acquisition Proposal is consummated at any time thereafter) and (C) the aggregate purchase price for the Company (or its assets) pursuant to such Acquisition Proposal equals or exceeds the aggregate Merger Consideration under this Agreement;

(ii) Section 8.1(d)(i), based on a breach of this Agreement by the Company, and, in any such case, (A) at the time of such termination, there shall have been outstanding, there shall have been under consideration by the Company Board or the Company Special Committee, or there shall have been publicly announced, a plan, intention or proposal (whether or not conditional) with respect to an Acquisition Proposal, which plan, intention or proposal has not been irrevocably withdrawn, (B) within eighteen (18) months after termination of this Agreement, the Company shall enter into any Contract with respect to such Acquisition Proposal (whether such Acquisition Proposal is consummated at any time thereafter), and (C) the aggregate purchase price for the Company (or its assets) pursuant to such Acquisition Proposal exceeds the aggregate Merger Consideration under this Agreement (such excess, the “Price Improvement”); or

(iii) Section 8.1(b)(i) following a Company Change of Recommendation pursuant to Section 6.4(c)(ii), Section 8.1(c)(i), 8.1(d)(ii) or 8.1(d)(iii); then Buyer would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty and, in order to compensate Buyer for such damages the Company shall pay to Buyer as liquidated damages the aggregate amount of $2,478,228 plus actual costs and expenses incurred by Buyer and its Representatives in connection with this Agreement prior to the termination of this Agreement by wire transfer in immediately available funds to an account designated by Buyer “Termination Fee”); provided that in the case of a termination of this Agreement pursuant to Section 8.4(a)(ii), the Termination Fee shall be the lesser of such amount and the Price Improvement. The Termination Fee shall be due and payable upon termination of this Agreement, except that in the case of a Termination Fee payable pursuant to Section 8.4(a)(i) or Section 8.4(a)(ii), such Termination Fee will be due upon the execution of the Contract with respect to the relevant Acquisition Proposal. It is specifically agreed that the amount to be paid pursuant to this Section 8.4(a) represents liquidated damages and not a penalty.

(b) The Company and Buyer each hereby acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, neither the Company nor Buyer would enter into this Agreement. The payment of the Termination Fee pursuant to Section 8.4(a) shall be in lieu of any other liabilities or damages with respect to this Agreement and the transactions contemplated hereby.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Non-Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2  Amendments; No Waivers.

(a) Any provision of this Agreement (including the Company Disclosure Letter and the Buyer Disclosure Letter) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and MergerCo, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the receipt of the Company Stockholder Approval, if any such amendment or waiver shall by Law or in accordance with the rules and regulations of any relevant securities exchange or market require further approval of the stockholders of the Company or Buyer, the effectiveness of such amendment or waiver shall be subject to the necessary stockholder approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.3  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given upon receipt when delivered in person, by facsimile (receipt confirmed) or by overnight courier or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

Mr. Thomas E. Kahn
Chairman of the Board
c/o Clayton Management Company
200 N. Broadway, Suite 825
St. Louis, Missouri 63102

with a copy (which shall not constitute notice) to:

Greensfelder, Hemker & Gale PC
Equitable Building, Suite 2000
10 South Broadway
St. Louis, MO 63102
Attn.: Joseph D. Lehrer, Esq.

with a further copy (which shall not constitute notice) to:

Hodgson Russ LLP
One M&T Plaza, Suite 2000
Buffalo, New York 14203
Attn: David Stark, Esq.

If to Buyer or MergerCo:

American European Group, Inc.
444 Madison Avenue
New York, New York
Attn: Nachum Stein

with further copies (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022-2585
Attn: Robert L. Kohl, Esq.
      Evan L. Greebel, Esq.

Section 9.4  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party may assign, delegate or otherwise transfer any of its or their rights or obligations under this Agreement without the consent of the other parties hereto; provided, however, that Buyer or MergerCo may assign, delegate or otherwise transfer any of its or their rights or obligations under this agreement to an Affiliate without the consent of the other parties hereto; further provided, that, any assignment by Buyer or MergerCo to one of its or their Affiliates shall not be valid under this Agreement unless such Affiliate assumes all of Buyer or MergerCo’s obligations hereunder and such assignment shall not relieve Buyer or Merger Co. of their obligations hereunder.

Section 9.5  Governing Law.  This Agreement, including all matters of construction, validity and performance, shall be construed in accordance with and governed by the law of the State of New York (without regard to principles of conflicts or choice of laws) as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies.

Section 9.6  Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the County of New York in the State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.3 shall be deemed effective service of process on such party.

Section 9.7  Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this agreement or the transactions contemplated hereby.

Section 9.8  Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of executed copies of this Agreement by facsimile transmission shall constitute effective execution and delivery of this Agreement and signatures of the parties transmitted by facsimile shall be deemed to be originals for all purposes.

Section 9.9  Entire Agreement.  This Agreement (including the Company Disclosure Letter and the Buyer Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof and thereof.

Section 9.10  Third Party Beneficiaries.  Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a permitted successor or assign of such a party; provided, however, that the parties hereto specifically acknowledge that the provisions of Section 6.9 hereof are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, affected thereby.

Section 9.11  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.12  Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without proof of actual damages and without any requirement for the securing or posting of any bond. Such remedy shall not be deemed to be the exclusive remedy for a party’s breach of its obligations but shall be in addition to all other remedies available at law or equity.

Section 9.13  Construction; Interpretation; Disclosure Letters.

(a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term “including” shall mean “including, without limitation”, (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (iii) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Company Disclosure Letter and the Buyer Disclosure Letter) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement, unless otherwise specified, and (iv) Buyer, MergerCo and the Company will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires). Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c) Any reference to any federal, state, local or non-United States statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

[The remainder of this page is intentionally blank; the next page is the signature page.]

In witness whereof the undersigned have executed this Agreement and Plan of Merger effective as of the date first set forth above.

MERCHANTS GROUP, INC.	AMERICAN EUROPEAN GROUP, INC.

By: /s/ Thomas E. Kahn	By: /s/ Nachum Stein
Name: Thomas E. Kahn	Name: Nachum Stein
Title: Chairman	Title: CEO

AMERICAN EUROPEAN FINANCIAL, INC.
By: /s/ Nachum Stein
Name: Nachum Stein
Title:

Annex B

FAIRNESS OPINION

October 31, 2006

The Board of Directors
Merchants Group, Inc.
250 Main Street
Buffalo, NY 14240

Dear Members of the Board of Directors:

We understand that Merchants Group, Inc., a Delaware corporation (the “Company”), American European Group, Inc., a Delaware corporation (the “Buyer”), and American European Financial, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of Buyer (the “MergerCo”), intend to enter into a merger agreement (the “Merger Agreement”) pursuant to which MergerCo will be merged with and into the Company and the Company shall become a wholly-owned subsidiary of the Buyer (the “Transaction”). In connection with the Transaction, each holder of the Company’s common stock (other than the Company, the Buyer and any affiliate thereof or a holder who has perfected dissenter, appraisal or similar rights) will receive cash consideration per share in the sum of (i) $33.00 plus (ii) the product of $1.00 multiplied by the quotient obtained by dividing (A) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Company’s common stock have been declared and paid and the Closing Date (as defined in the Merger Agreement) (including the Closing Date) by (B) 365, without interest, subject to certain adjustments and provisos set forth on the Merger Agreement (the “Consideration”).

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company’s common stock of the consideration to be paid pursuant to the transaction. The opinion does not address: (i) the Company’s underlying business decision to effect the Transaction, (ii) whether any alternative transaction or transactions might produce consideration for the Company’s stockholders in an amount in excess of that contemplated in the Transaction, (iii) the accuracy of the Company’s forecasts, projections or estimates, or the reasonableness of the underlying assumptions on which such forecasts, projections and estimates have been based, (iv) the tax consequences of the Transaction to the holders of the common stock, (v) how the Company’s shareholders should vote at any stockholders’ meeting held to approve the Transaction, or (vi) any matters not set forth specifically in this opinion.

In connection with this opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed (a) the Company’s financial statements included in the Company’s annual reports to stockholders on Form 10-K for the fiscal years ended 2003, 2004 and 2005 and the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005, and March 31 and June 30, 2006 and (b) Company-prepared internal interim financial statements for the periods ended July 31, August 31 and September 30, 2006, which the Company’s management has identified as being the most current internal financial statements available;

2. reviewed the Company’s statutory annual financial statements for the years ended December 31, 2004 and 2005 and quarterly statutory financial statements for the quarters ended March 31 and June 30, 2006;

3. reviewed copies of the Services Agreement and Reinsurance Pooling Agreement each between the Merchants Insurance Company of New Hampshire, Inc. and Merchants Mutual Insurance Company and each dated January 1, 2003;

242 California Street, San Francisco, CA 94111

B-1

4. reviewed the actuarial loss reserve analysis for the Company prepared by Milliman Inc. as of December 31, 2005, various Merchants board of director materials prepared during 2006 and rating agency presentation materials;

5. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met and/or spoken telephonically with representatives of the Company’s independent accounting firm, investment bankers and counsel to discuss certain matters;

6. participated in discussions and negotiations among the representatives of the Company and Buyer and their financial and legal advisors;

7. reviewed certain forecasts and projections prepared by the Company’s management with respect to the Company for the years ended December 31, 2006 and 2007;

8. reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

9. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

10. reviewed drafts of certain documents to be delivered at the closing of the Transaction; and

11. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. We are not experts in the evaluation of the adequacy of loss reserves, and we have not made any independent evaluation of the adequacy of the loss reserves of the Company and, as a result, we have assumed that the loss reserves of the Company are adequate. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Transaction will be consummated on the terms set forth in the Merger Agreement.

SFRi, LLC has been engaged by the special committee of the Company’s board of directors as financial advisor in connection with the Transaction and to render this opinion and will receive a fee for our services which is, in substantial part, contingent on the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for our reasonable out-of-pocket expenses.

This letter and the opinion expressed herein are solely for the use and benefit of the Company’s board of directors and except as set forth below may not be quoted or referred to or used for any purpose without our prior written consent. If this opinion is required by applicable law to be included in a proxy statement or other similar statement filed with the Securities and Exchange Commission and provided to security holders of the Company in connection with the Transaction, this opinion will be reproduced in such statement in full, and any description of or reference to SFRi, LLC or summary of this opinion in such statement will be in a form reasonably acceptable to SFRi, LLC and its counsel.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Consideration to be received by the holders of the Company’s common stock in connection with the Transaction is fair, from a financial point of view, to such holders.

Sincerely,

/s/  SFRi, LLC

SFRi, LLC

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Annex C

Section 262 of The General Corporation Law of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(I) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS — FEBRUARY 1, 2007
MERCHANTS GROUP, INC.
PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints THOMAS E. KAHN and HENRY P. SEMMELHACK, and each or either of them, with full power of substitution, as proxy or proxies of the undersigned to vote all shares of Common Stock, $.01 par value, of Merchants Group, Inc. which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held on Thursday, February 1, 2007, at the offices of Hodgson Russ LLP, One M&T Plaza, Suite 2000, Buffalo, New York, at 10:00 a.m., local time, and at any adjournment thereof, and directs that the shares represented by this proxy shall be voted as indicated:

1. To adopt the Agreement and Plan of Merger, dated as of October 31, 2006, by and among Merchants Group, Inc., a Delaware corporation, American European Group, Inc., a Delaware corporation, and, American European Financial, Inc., a Delaware corporation (the “Merger Agreement”), and to approve the merger and related transactions contemplated by the Merger Agreement.

FOR     ☐            AGAINST     ☐            ABSTAIN     ☐

2. To adjourn or postpone the special meeting, if necessary, in order to solicit additional proxies in favor if there are not sufficient favorable votes at the time of the meeting to adopt the Merger Agreement and approve the merger and related transactions.

FOR     ☐            AGAINST     ☐            ABSTAIN     ☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof, including any procedural matters incident to the conduct of the Special Meeting.

The shares represented by this proxy will be voted as directed by the stockholder. The Board of Directors favors a vote FOR Proposals 1 and 2. If you fail to vote by proxy or in person, it will have the same effect as a vote against the Merger Agreement. If you return a properly signed proxy card but do not indicate how you want to vote, then your proxy will be counted as a vote “FOR” Proposals 1 and 2.

Dated _ _, 2007
(Signature)
(Signature, if held jointly)

Printed Name(s):

Please date and sign name exactly as name appears on this proxy. When shares are held as joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer, indicating title. If a partnership, please sing in partnership name by authorized person. Return this proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.